EXHIBIT 10.2

Execution Version

CREDIT AGREEMENT

dated as of September 12, 2025

among

BEACH ACQUISITION BIDCO, LLC,
as the Borrower,

BEACH ACQUISITION MIDCO, LLC,
as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

THE ISSUING BANKS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank and the Swingline Lender,

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC and MUFG BANK, LTD.,

as Joint Lead Arrangers and Bookrunners

BNP PARIBAS SECURITIES CORP., MORGAN STANLEY SENIOR FUNDING, INC.,

BANK OF CHINA, LOS ANGELES BRANCH, GOLDMAN SACHS LENDING PARTNERS LLC,

UBS SECURITIES LLC, TD SECURITIES (USA) LLC, THE BANK OF NOVA SCOTIA,

BANCO SANTANDER, S.A., NEW YORK BRANCH, CITIBANK, N.A.,

RBC CAPITAL MARKETS, LLC, ING CAPITAL LLC, HSBC SECURITIES (USA) INC.,

WELLS FARGO SECURITIES, LLC, TRUIST SECURITIES, INC., BMO CAPITAL MARKETS CORP.,

DEUTSCHE BANK SECURITIES INC., CIBC WORLD MARKETS CORP.,

U.S. BANK NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Joint Arrangers and Bookrunners

BARCLAYS BANK PLC, MUFG BANK, LTD.,

BNP PARIBAS SECURITIES CORP. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

GOLDMAN SACHS LENDING PARTNERS LLC, UBS SECURITIES LLC and

TD SECURITIES (USA) LLC,

as Documentation Agents

i

ii

iii

iv

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(c)	–	Closing Date Guaranty and Collateral Documents
Schedule 1.01(d)	–	Existing Letters of Credit
Schedule 1.01(e)	–	Agreed Security Principles
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Intellectual Property Security Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of First Lien Intercreditor Agreement
Exhibit F	–	Form of Borrower Joinder
Exhibit G	–	Form of Junior Lien Intercreditor Agreement
Exhibit H	–	Form of Interest Election Request
Exhibit I	–	Form of Loan Guaranty
Exhibit J	–	Form of Perfection Certificate
Exhibit K	–	Form of Joinder Agreement
Exhibit L	–	Form of Promissory Note
Exhibit M	–	Form of US Pledge and Security Agreement
Exhibit N	–	Form of Letter of Credit Request
Exhibit O-1	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-2	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-3	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
Exhibit O-4	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes)
Exhibit P	–	Form of Solvency Certificate
Exhibit Q	–	Form of Intercompany Note

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 12, 2025 (as amended, restated, amended and restated and otherwise modified from time to time, this “Agreement”), by and among Beach Acquisition Midco, LLC, a Delaware limited liability company (“Midco” or “Holdings”), Beach Acquisition Bidco, LLC, a Delaware limited liability company (“Bidco” or the “Borrower”), the Lenders from time to time party hereto, the Issuing Banks from time to time party hereto and JPMorgan Chase Bank, N.A. (or any designated branch offices or affiliates) (“JPMorgan”) in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities and together with its successors and assigns, the “Administrative Agent”) and as an Issuing Bank and the Swingline Lender.

RECITALS

A.       WHEREAS, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 4, 2025 (the “Acquisition Signing Date”), Beach Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), will merge with and into Skechers U.S.A., Inc., a Delaware corporation (the “Target”), with the Target as the surviving entity (the “Closing Date Acquisition”) and as a subsidiary of Beach Acquisition Co Parent, LLC (the “Buyer” );

B.       WHEREAS, to fund a portion of the consideration for the Closing Date Acquisition and the other Transactions, Borrower has requested that the Lenders extend credit under this Agreement in the form of (a) Tranche B-1 Term Loans on the Closing Date in Dollars in the aggregate principal amount of $1,555,000,000.00, (b) Tranche B-2 Term Loans on the Closing Date in Euros in the aggregate principal amount of €1,250,000,000.00, and (c) an Initial Revolving Facility with aggregate commitments of $1,600,000,000 (together, the “Facilities”);

C.        WHEREAS, in connection with the foregoing, on or prior to the Closing Date, the Sponsor, together with certain existing equity holders and members of management (including their controlled affiliates and funds managed or advised by them or their controlled affiliates) of the Target and/or other investors arranged by or designated by the Sponsor (which may include one or more of the Sponsor’s limited partners) will directly or indirectly make cash or rollover equity contributions (collectively, the “Investor Equity Contribution”) to the Buyer or a direct parent thereof, in each case, in the form of common stock, when combined with equity of members of management of, and “rollover” investors in (including any holders of Company Common Stock (as defined in the Acquisition Agreement) that make the election to receive Mixed Election Consideration (as defined in the Acquisition Agreement)) of the Target that will be retained, rolled over or converted (collectively, “Rollover Equity”) and together with all other Equity Contributions made on the Closing Date will constitute an aggregate amount not less than 40% (the “Minimum Equity Contribution Percentage”) of the Pro Forma Capitalization, and the Sponsor will beneficially own, directly or indirectly, at least a majority of the voting and economic equity interests of Holdings;

D.       WHEREAS, (a) the Sponsor may, at its election (but not in contravention of the Acquisition Agreement, including with respect to the Required Amount (as defined in the Acquisition Agreement)), reduce the Equity Contribution required to be funded on or prior to the Closing Date on account of any Dissenting Company Shares (as defined in the Acquisition Agreement) or any similar appraisal or dissenter rights of equity holders (any such settlement or resolution with respect thereto, a “Dissenting Company Share Resolution” and any payment made by Buyer or any of its affiliates in respect thereof, a “Dissenting Company Share Resolution Payment”) in an amount not to exceed the product of (x) the Dissenting Company Shares (as defined in the Acquisition Agreement), multiplied by (y) Merger Consideration (as defined in the Acquisition Agreement) (any such reduction of the Equity Contribution, a “Dissenting Shares Closing Equity Contribution Reduction”), provided that to the extent that the Equity

1

Contribution on the Closing Date is less than the Minimum Equity Contribution Percentage (prior to giving effect to any Specified Dissenting Shares Equity Commitment (as defined below)) as a result of any Dissenting Shares Closing Equity Contribution Reduction (such shortfall, the “Appraisal Equity Contribution Deficiency”), the Buyer shall deliver (or cause to be delivered by the Sponsor or Investor (as defined below)) one or more support letters or equity commitment letters (any such equity commitment letter or support letter, a “Specified Dissenting Shares Equity Commitment”) on the Closing Date to directly or indirectly fund (or cause to be funded) additional amounts to the Borrower in the form of cash common equity in an aggregate amount not less than the lesser of (x) the Dissenting Shares Closing Equity Contribution Reduction and (y) the Appraisal Equity Contribution Deficiency on or prior to the Dissenting Company Share Resolution (provided that any cash equity contribution to the Borrower after the Closing Date shall be deemed to reduce the amount of the Specified Dissenting Shares Equity Commitment (and the amount of the equity contribution required to be contributed to the Buyer in connection therewith on a dollar for dollar basis)) and (b) the Specified Dissenting Shares Equity Commitment shall be included in the Equity Contribution for purposes of calculating clause (a) above on the Closing Date; provided that the maximum obligation under the Specified Dissenting Shares Equity Commitment may be reduced from time to time to the maximum obligations that may become payable pursuant to any Dissenting Company Share Resolution as and when reduced by payment, settlement or other resolution of such claim or by a determination of the amount to be paid in respect of such claim; provided, further, that notwithstanding anything to the contrary, in the event that it is determined after the Closing Date that any shares included in the Dissenting Company Shares (as defined in the Acquisition Agreement) are not subject to valid appraisal claims and must instead be paid out by the Borrower or its Subsidiaries as part of merger consideration, (A) the Borrower or its Subsidiaries may pay out any such shares with up to $250,000,000 of cash from its balance sheet or other available sources of liquidity (with any amounts in excess of $250,000,000 coming from a draw on the Specified Dissenting Shares Equity Commitment; it being understood that only such excess need be drawn prior to the Appraisal End Date) and (B) except as set forth in preceding clause (A), the Borrower shall not be required to receive an equity contribution in respect of any amount corresponding to such payments under any Specified Dissenting Shares Equity Commitment until the earlier of (x) such time as the Target makes any Dissenting Company Share Resolution Payment in respect of a Dissenting Company Share Resolution and (y) the first date that there are no Dissenting Company Shares subject to valid appraisal claims (at which time, such corresponding amount less any amounts previously funded pursuant to clause (A), shall be paid) (such earlier time, the “Appraisal End Date”) (this paragraph, the “Dissenting Shares Equity Commitment Provision”);

E.       WHEREAS, proceeds received by the Buyer on the Closing Date from the Facilities will be used to fund, together with the proceeds of the Equity Contribution, (i) the payment of consideration pursuant to the terms and conditions of the Acquisition Agreement (the “Acquisition Consideration”) and other payments contemplated by the Buyer or its Affiliates under the Acquisition Agreement, (ii) the repayment in full of all borrowings under that certain Credit Agreement, dated as of November 21, 2019, by and among inter alios the Target, as a borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent (as amended from time to time on or prior to the Closing Date, the “Existing Credit Agreement”) and all guarantees and security interest granted in respect thereof shall be terminated or released (the “Closing Date Refinancing”), (iii) the payment of fees, expenses and premiums incurred in connection with the foregoing and transactions (including the Transactions) related thereto and (iv) working capital and general corporate purposes;

F.        WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

2

Article 1

DEFINITIONS

Section 1.01            Defined Terms. As used in this Agreement, including the introductory paragraph and the recitals above, the following terms have the meanings specified below:

“2015 Insolvency Regulation” has the meaning assigned to such term in Section 3.18.

“2025 Tax Act” means the One Big Beautiful Bill Act, H.R. 1, 119th Congress (2025) and any amended, successor or similar legislation.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“ACH” means automated clearing house transfers.

“Acquisition” means the Closing Date Acquisition and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of May 4, 2025, by and among the Target, Buyer and Merger Sub, together with the schedules and exhibits thereto.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Borrower” means any Restricted Subsidiary as may be requested by the Borrower to become an additional (and/or a co-borrower) of any Credit Facility hereunder in accordance with Section 2.25.

“Additional Commitment” means any Additional Revolving Credit Commitment or any Additional Term Commitment.

“Additional Loans” means any Additional Revolving Loans or any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitments added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitments.

“Additional Revolving Credit Facility Terms” means, with respect to any Additional Revolving Credit Commitments, (i) if such Additional Revolving Credit Commitments constitute an increase to any existing Class of Revolving Credit Commitments, the terms of such Additional Revolving Credit Commitments shall be identical to the terms applicable to such existing Class of Revolving Credit Commitments except that additional closing fees may be paid upon the initial establishment of such Additional Revolving Credit Commitments and (ii) if such Additional Revolving Credit Commitments constitute a new Class of Revolving Credit Commitments, the covenant and event of default terms of such Additional Revolving Credit Commitments, if not substantially consistent with those applicable to any then-existing Revolving Facility, shall be reasonably acceptable to the Administrative Agent (it being agreed

3

that (A) any terms which are applicable only after the then-existing Latest Revolving Credit Maturity Date, (B) any terms which are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or the agent in respect of such Additional Revolving Credit Commitments than those contained in the Loan Documents, (C) any terms that are then conformed (or added) to the Loan Documents for the benefit of other Classes of Revolving Credit Commitments or, as applicable, the Administrative Agent and (D) terms that, taken as a whole, reflect then current market terms and conditions, taken as a whole, at the time of the initial establishment of the Additional Revolving Credit Commitments (as determined by the Borrower in good faith), shall, in each case, be deemed satisfactory to the Administrative Agent).

“Additional Revolving Lender” means any lender with an Additional Revolving Credit Commitment and/or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan made under any Additional Revolving Credit Commitments.

“Additional Term Commitment” means any Term Commitment (including any delayed draw term commitment) added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Lender” means any lender with an Additional Term Commitment and/or an Additional Term Loan.

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i) and/or any term loans funded under any Additional Term Commitment.

“Adjusted Daily Simple RFR” means (a) solely with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars, (b) solely with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling, (c) solely with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to the Daily Simple RFR for Swiss Francs, (d) solely with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to the Daily Simple RFR for Canadian Dollars; provided, in each case, that the Adjusted Daily Simple RFR for the applicable Loans as so determined shall not be less than the applicable Floor.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided, that the Adjusted Term SOFR Rate for the applicable Loans as so determined shall not be less than the applicable Floor.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

4

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries or any property of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of the Borrower solely because it is an unrelated portfolio company of any Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof.

“Affiliate Transaction” means any transaction with Affiliate that would be subject to the restrictions under Section 5.16.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any subsidiary of the Borrower.

“Affiliated Lender Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-1 and/or (b) any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreed Currencies” means Dollars and each Alternate Currency.

“Agreed Security Principles” shall mean the agreed security principles set forth in Schedule 1.01(e).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.24.

“AHYDO Catch-Up Payment” shall mean for any Indebtedness, any mandatory prepayment or redemption pursuant to the terms of such Indebtedness in the minimum amount necessary to avoid the application of Code Section 163(e)(5).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such

5

day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 1.00% if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00%.

“Alternate Currency” means (i) Euros, Sterling, Canadian Dollars, Australian Dollars and Swiss Francs, (ii) in addition and solely with respect to Letters of Credit, Euros, Sterling, Canadian Dollars, Swiss Francs and Australian Dollars, (iii) in the case of Revolving Loans, Letters of Credit and Swingline Loans, each other currency that is approved in accordance with Section 1.10 and (iv) in the case of Term Loans other than the Initial Term Loans, any other currency that is agreed between the Borrower and the applicable Term Lenders to the extent the Administrative Agent reasonably determines that it is administratively feasible for the Administrative Agent to administer Term Loans denominated in such currency.

“Applicable Percentage” means, (a) with respect to any Term Lender under any Class of Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders under the applicable Class, (b) with respect to any Term Lender under any Class of Term Commitments, a percentage equal to a fraction the numerator of which is the aggregate outstanding amount of the Term Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding amount of Term Commitments of all Term Lenders under the applicable Class and (c) with respect to any Revolving Lender under any Class of Revolving Credit Commitments, a percentage equal to a fraction the numerator of which is the aggregate outstanding amount of the Revolving Credit Commitments of such Revolving Lender under the applicable Class and the denominator of which is the aggregate outstanding amount of the Revolving Credit Commitments of all Revolving Lenders under the applicable Class; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment or Term Commitment shall be disregarded for any relevant calculation. In the case of clause (c), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Pledge Agreement” means (a) with respect to the Capital Stock issued by the Borrower or any Domestic Subsidiary, the US Security Agreement (or, with respect to the Capital Stock issued by Skechers Sourcing USA, LLC, Skechers Sourcing International, LLC and Skechers Holdings Switzerland, LLC and pledged on the Closing Date, the Closing Date Pledge Agreement), (c) with respect to the Capital Stock issued by any Jersey Subsidiary that constitutes a Subsidiary Guarantor, a customary pledge and/or security agreement governed under the law of Jersey in a manner consistent with the Collateral and Guarantee Requirements as may be required to confer on the Administrative Agent security over such Capital Stock (or a joinder thereto) (a “Jersey Pledge Agreement”), (d) with respect to the Capital Stock issued by any Swiss Subsidiary that constitutes a Subsidiary Guarantor, a customary pledge and/or security agreement governed under the law of Switzerland in a manner consistent with the Collateral and Guarantee Requirements as may be required to confer on the Administrative Agent security over such Capital Stock

6

(or a joinder thereto) (a “Swiss Pledge Agreement”), in each case, subject to the Collateral and Guarantee Limitations.

“Applicable Rate” means, for any day, with respect to,

(a)                any Tranche B-1 Term Loans, the rate per annum applicable to such Tranche B-1 Term Loans set forth below under the caption “ABR Spread,” “Term Benchmark Spread” or “RFR Spread,” as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR Spread	Term Benchmark Spread	RFR Spread
Category 1 Greater than 1.75 to 1.00	2.25%	3.25%	3.25%
Category 2 Less than or equal to 1.75 to 1.00	2.00%	3.00%	3.00%

(b)                any Tranche B-2 Term Loans, the rate per annum applicable to such Tranche B-2 Term Loans set forth below under the caption “Term Benchmark Spread,” as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	Term Benchmark Spread
Category 1 Greater than 1.75 to 1.00	3.50%
Category 2 Less than or equal to 1.75 to 1.00	3.25%

(c)                any Initial Revolving Loan, the rate per annum set forth below under the caption “ABR Spread or Canadian Prime Rate Spread,” “EURIBOR Spread, Term SOFR Spread, Term CORRA Spread, SONIA Spread, SARON Spread or Term Benchmark Spread” or “RFR Spread,” as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR Spread or Canadian Prime Rate Spread	EURIBOR Spread, Term SOFR Spread, Term CORRA Spread, SONIA Spread, SARON Spread or Term Benchmark Spread	RFR Spread
Category 1 Greater than 2.25 to 1.00	2.25%	3.25%	3.25%
Category 2 Less than or equal to 2.25 to 1.00 but greater than 2.00 to 1.00	2.00%	3.00%	3.00%
Category 3 Less than or equal to 2.00 to 1.00 but greater than 1.75 to 1.00	1.75%	2.75%	2.75%
Category 4 Less than or equal to 1.75 to 1.00	1.50%	2.50%	2.50%

7

and

(d)                any Additional Revolving Loans or Additional Term Loans, the rate or rates specified in the applicable Refinancing Amendment, Incremental Amendment or Extension Amendment.

The Applicable Rate with respect to any Tranche B-1 Term Loan, Tranche B-2 Term Loan and Initial Revolving Loan (including any Swingline Loan) shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Net Leverage Ratio set forth in the Compliance Certificate in accordance with the table above; provided, that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Tranche B-1 Term Loan, Tranche B-2 Term Loan and/or any Initial Revolving Loan shall be the applicable rate per annum set forth below in Category 1 of the applicable table set forth above; provided, further that, at the election of (i) with respect to the Tranche B-1 Term Loans, the Required Class Lenders with respect to Tranche B-1 Term Loans, (ii) with respect to the Tranche B-2 Term Loans, the Required Class Lenders with respect to Tranche B-2 Term Loans or (iii) with respect to the Initial Revolving Loans (including Swingline Loans), the Required Class Lenders with respect to the Initial Revolving Facility, as applicable, if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Tranche B-1 Term Loan, Tranche B-2 Term Loan, Initial Revolving Loan or Swingline Loan shall be the rate per annum set forth in the applicable table above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable. Upon the occurrence of the first IPO after the Closing Date, the Applicable Rate with respect to any Tranche B-1 Term Loan, Tranche B-2 Term Loan and Initial Revolving Loan (including any Swingline Loan) shall be permanently reduced by 0.25% at each pricing level set forth in clauses (a) through (c) above.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitments at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Appraisal End Date” has the meaning assigned to such term in the recitals to this Agreement.

“Appraisal Equity Contribution Deficiency” has the meaning assigned to such term in the recitals to this Agreement.

“Approved Borrower Portal” has the meaning assigned to such term in Section 9.30.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

8

“Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, MUFG, BNP Paribas Securities Corp., Morgan Stanley Senior Funding, Inc., Bank of China, Los Angeles Branch (“BOC”), Goldman Sachs Lending Partners LLC, UBS AG, Stamford Branch, UBS Securities LLC, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch, The Bank of Nova Scotia, Banco Santander, S.A., New York Branch, Citi, Royal Bank of Canada, RBC Capital Markets, LLC, ING Capital LLC, HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, Truist Securities, Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., Canadian Imperial Bank of Commerce, New York Branch, CIBC World Markets Corp., U.S. Bank National Association, The Huntington National Bank, Credit Agricole Corporate and Investment Bank (“CACIB”) and Fifth Third Bank, National Association, together with their respective branches and affiliates in their respective capacities as lead arrangers and bookrunners; provided that, notwithstanding anything to the contrary herein, each of CACIB and BOC shall not constitute an Arranger or Initial Lender for any Credit Facility other than the Initial Revolving Credit Facility.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-2 and/or (b) any other form approved by the Administrative Agent and the Borrower.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Australian Dollars” shall mean the lawful currency of Australia.

“Available Amount” means, at any time, an amount (not less than zero) equal to, without duplication:

(a)                the sum of:

(i)                 the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii)               the greatest of (1) an amount equal to 50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the last Fiscal Quarter of the most recently completed Test Period (which amount in this clause (1) shall not be less than zero for any component Fiscal Quarter (and, in any case if such amount is less than zero for any component Fiscal Quarter, such amount for the applicable Fiscal Quarter shall be deemed to be zero)), (2) the Retained Excess Cash Flow Amount (which amount in this clause (2) shall not be less than zero) and (3) an amount equal to the sum of (x) 100% of Consolidated Adjusted EBITDA (determined in accordance with the last sentence of Section 1.12(b)) for the period (taken as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the last

9

Fiscal Quarter of the most recently completed Test Period (which amount under this clause (3)(x) shall not be less than zero for such period), less (y) an amount equal to 140% of Fixed Charges for the period (treated as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the last Fiscal Quarter of the most recently completed Test Period (this clause (a)(ii), the “Available Amount Growing Prong”); plus

(iii)             100% of the aggregate net cash proceeds or, in the cash of non-cash assets, the fair market value (or, with respect to a contribution of loans to the Borrower for cancellation, the purchase price thereof) (as applicable) of marketable securities or other property received by the Borrower after the Closing Date (other than net cash proceeds from Cure Amounts, Excluded Contributions or to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Capital Stock or preferred Capital Stock pursuant to Section 6.01(r)) from the issue or sale of (1) Qualified Capital Stock of the Borrower, including the redemption, repayment, repurchase, extinguishment, defeasance, retirement or other acquisition of any Qualified Capital Stock of the Borrower including any accrued and unpaid dividends or distributions thereon, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Qualified Capital Stock to any employee, director, officer, manager or consultant of the Borrower, any direct or indirect parent of the Borrower and any of the Borrower’s Restricted Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.04(a)(ii)(A) and (2) to the extent such net cash proceeds or the fair market value of marketable securities or other property are actually contributed to the Borrower, equity interests of any direct or indirect parent of the Borrower, including the purchase price of any loans or other Indebtedness contributed to the Borrower for cancellation; plus

(iv)                                   100% of the aggregate net cash proceeds or, in the case of non-cash assets, the fair market value (or, with respect to a contribution of loans to the Borrower for cancellation, the purchase price thereof) of marketable securities or other property received by the Borrower after the Closing Date (other than net cash proceeds from Cure Amounts, Excluded Contributions or to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Capital Stock or preferred Capital Stock pursuant to Section 6.01(r)) from the issue or sale of Qualified Capital Stock of the Borrower or any direct or indirect parent of the Borrower converted or exchanged from Indebtedness, Disqualified Capital Stock or preferred Capital Stock issued by the Borrower or a Restricted Subsidiary since immediately after the Closing Date; provided that this clause (iv) shall not include the proceeds from (a) Refunding Capital Stock, (b) Capital Stock or Indebtedness that has been converted or exchanged for Capital Stock of the Borrower or sold to a Restricted Subsidiary, as the case may be, (c) Disqualified Capital Stock and/or Indebtedness that has been converted or exchanged into Disqualified Capital Stock and/or other Indebtedness or (d) Available Excluded Contribution Amount and the Available RP Capacity Amount; plus

(v)                100% of the aggregate amount received in cash or, in the case of non-cash assets, the fair market value (as applicable) of marketable securities (including Cash Equivalents) or other property received by means of (x) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made after the Closing Date by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which Investments were made by the Borrower or any Restricted Subsidiary, in each case, in reliance upon this clause (a)(v) or (y) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of an Unrestricted Subsidiary; plus

10

(vi)              to the extent not already reflected as a return of capital with respect to such Investment for the purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received (or deemed to be received) by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with returns, profits and distributions, including principal repayments and interest payments of loans, in each case, received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii)            an amount equal to the sum of (A) the amount of any Investment by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary or any other Person (other than the Borrower or any Restricted Subsidiary) that has been re-designated as or has become, as applicable, a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the amount of Cash and Cash Equivalents and the fair market value of other assets of any Unrestricted Subsidiary or any other Person (other than the Borrower or any Restricted Subsidiary) that have been distributed, conveyed or otherwise transferred to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)          to the extent not already included in clause (ii) or (vii) above, the aggregate amount of any cash dividend or other cash distribution received (or deemed received) by the Holdings or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date; plus

(ix)              the amount of any Declined Proceeds received during the period from and including the day immediately following the Closing Date through and including such time; plus

(x)                the amount of any Retained Asset Sale Proceeds received during the period from and including the day immediately following the Closing Date through and including such time; plus

(xi)              the aggregate face amount of any Indebtedness of the Borrower and/or any Restricted Subsidiary incurred after the Closing Date that is cancelled, released or otherwise terminated by virtue of the incurrence or assumption by any Unrestricted Subsidiary of any such Indebtedness, including by way of “exchange” or similar transaction during the period from and including the day immediately following the Closing Date through and including such time; minus

(b)                an amount equal to the sum of (i) the amount of Restricted Payments made pursuant to Section 6.04(a)(iii)(A) plus (ii) the amount of Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) the amount of Investments made pursuant to Section 6.06(r)(i), plus (iv) 50% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 6.01(gg)(i) plus (v) 50% of the aggregate outstanding principal amount of Indebtedness secured pursuant to Section 6.02(oo) with respect to Indebtedness incurred using the Available Amount, in each case of clauses (i) - (v), during the period from and including the day immediately following the Closing Date through and including such time and after giving effect to any reallocation pursuant to Section 1.11.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets received (or deemed received) by the Borrower or any of its Restricted Subsidiaries to the extent Not Otherwise Applied after the Closing Date from:

11

(a)                contributions (or deemed contributions) of assets (including Cash and Cash Equivalents) in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary (other than any amount received from the Borrower or any Restricted Subsidiary); and

(b)                the sale or issuance of Qualified Capital Stock of the Borrower or any Restricted Subsidiary (other than to the Borrower or any Restricted Subsidiary) (an “Excluded Contribution”) (excluding any Designated Funding Commitment, contribution increasing the Available Amount or contribution increasing the amount permitted under Section 6.01(r)) from time to time; minus

(c)                an amount equal to the sum of (i) the amount of Restricted Payments made pursuant to Section 6.04(a)(iii)(B) plus (ii) the amount of Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(B) plus (iii) the outstanding amount of Investments made pursuant to Section 6.06(r)(ii) plus (iv) 100% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 6.01(r), plus (v) 100% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 6.01(r) and secured pursuant to Section 6.02(oo), in each case of clauses (i) - (v), during the period from and including the day immediately following the Closing Date through and including such time and after giving effect to any reallocation pursuant to Section 1.11.

“Available RDP Capacity Amount” means at any time of determination, the amount of Restricted Debt Payments that may be made at such time pursuant to Section 6.04(b)(iv).

“Available RDP Capacity Amount Usage” means, at any time of determination, the sum of (i) the amount of Restricted Payments made pursuant to Section 6.04(a)(iii)(C) plus (ii) the outstanding amount of Investments made pursuant to Section 6.06(r)(iv) at such time, in each case, during the period from and including the day immediately following the Closing Date through and including such time and after giving effect to any reallocation pursuant to Section 1.11.

“Available RP Capacity Amount” means, at any time of determination, the aggregate amount of Restricted Payments that may be made at such time pursuant to fixed dollar baskets under Sections 6.04 (which, for the avoidance of doubt, does not include the Available Amount). The Borrower may elect to allocate or reallocate from time to time the Available RP Capacity Amount Usage for incurring Indebtedness or Liens or the making of Investments or Restricted Debt Payments to each basket set forth above, so long as after giving effect to such allocation or reallocation, the availability under each such basket shall not be less than zero.

“Available RP Capacity Amount Usage” means, at any time of determination, without duplication, the sum of (i) the amount of Investments made pursuant to Section 6.06(r)(iii) outstanding at such time plus (ii) 100% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 6.01(gg)(ii) plus (iii) 100% of the aggregate outstanding principal amount of Indebtedness pursuant to Section 6.01(gg)(ii) and secured pursuant to Section 6.02(oo), in each case, during the period from and including the day immediately following the Closing Date through and including such time and after giving effect to any reallocation pursuant to Section 1.11. The Available RDP Capacity Amount Usage will be decreased on a dollar-for-dollar basis by the amount of any return from any Investment made in reliance on such basket.

“Available Tenor” means, as of any date of determination and with respect to the then-current Term Benchmark for any Agreed Currency, as applicable, any tenor for such Term Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period for such Term Benchmark and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

12

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following services: (1) commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, settlement arrangements, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, employee credit card programs, cash pooling services, supply chain and/or supplier financing services Cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services and Deposit Accounts and (2) any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services that is in effect on the Closing Date or entered into at any time on or after the Closing Date between the Borrower or any Restricted Subsidiary and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such arrangement is entered into and/or (b) any other Person designated by the Borrower to the Administrative Agent, in each case of this clause (b), that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations; it being understood that in the case of the foregoing clauses (a) and (b), each such provider of Banking Services shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC § 101 et seq.), as it has been, or may be, amended, from time to time.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

13

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternate Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1)        in the case of the Adjusted Term SOFR Rate, clause (a) of the Adjusted Daily Simple RFR; provided that if at any time the Borrower and the Administrative Agent determine that syndicated loans in the US market are being incurred or converted into a term rate (whether or not based on SOFR), at their option, Adjusted Daily Simple RFR Borrowings denominated in Dollars may be converted into Borrowings based on such term rate as if clause (2) below were applicable thereto even if no Benchmark Transition Event has occurred to clause (a) of the Adjusted Daily Simple RFR;

(2)        the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; or.

(3)       in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above with respect to the applicable Loans, together with the applicable Benchmark Replacement Adjustment, would be less than the applicable Floor, the sum of the Benchmark Replacement and the Benchmark Replacement Adjustment for such Loans will be deemed to be the applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “RFR

14

Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator permanently or indefinitely ceases to provide (i) with respect to any RFR, such Benchmark (or the published component used in the calculation thereof) or (ii) with respect to any Term Benchmark, all Available Tenors of such Benchmark (or the published component used in the calculation thereof);

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3)       in the case of a Term CORRA Reelection Event, the date that is thirty (30) calendar days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) with respect to any Term Benchmark, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide (i) with respect to any RFR, such Benchmark (or such component thereof) or (ii) with respect to any Term Benchmark, such Benchmark (or such component thereof) with respect to all Available Tenors, in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide (i) with respect

15

to any RFR, such Benchmark (or such component thereof) or (ii) with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide (i) with respect to any RFR, such Benchmark (or such component thereof) or (ii) with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide (i) with respect to any RFR, such Benchmark (or such component thereof) or (ii) with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that (i) with respect to any RFR, such Benchmark (or such component thereof) or (ii) with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in either case, are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Term Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means an “affiliate” (as defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

16

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall include, for the avoidance of doubt, any Successor Borrower and/or Additional Borrower, as applicable.

“Borrower Communications” means, collectively, any Committed Loan Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Joinder” means the joinder hereto by any Additional Borrower, as a new Borrower pursuant to a joinder agreement in the substantially the form of Exhibit F hereto or such other form to which the Administrative Agent may reasonably agree, among such Additional Borrower, the Borrower and the Administrative Agent.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to Loans denominated in Sterling and any interest rate settings, fundings, disbursements, settlements or payments of any such Loan in Sterling, or any other dealings in Sterling of such Loan, a Business Day shall be a day on which banks are open for business in London, (b) in relation to Loans denominated in Euros, and interest rate settings, fundings, disbursements, settlements or payments of any such Loan denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Loans denominated in Canadian Dollars and interest rate settings, fundings, disbursements, settlements or payments of any such Loan denominated in Canadian Dollars and in relation to the calculation or computation of CORRA, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada, (d) in relation to Loans denominated in Australian Dollars and interest rate settings, fundings, disbursements, settlements or payments of any such Loan denominated in Australian Dollars and in relation to the calculation or computation of the AUD Screen Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Australia, (e) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a US Government Securities Business Day and (f) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, a Business Day shall be any such day that is an RFR Business Day.

“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Buyer” means Beach Acquisition Co Parent, LLC, a Delaware limited liability company.

17

“Calculation Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as applicable.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in Cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) that would, in accordance with GAAP, are, or are required to be included as, as additions during such period to property, plant, or equipment reflected in the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries (including capital expenditures relating to license and intellectual property payments, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate amount of all software development costs and expenditures (to the extent paid in cash ) incurred by such Person during such period in respect of purchased software or internally developed software and software enhancements that have been capitalized in accordance with GAAP and recorded as such on the consolidated balance sheet of such Person.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related businesses and conducting any activities or business incidental thereto (it being understood and agreed that, without limitation, activities which are relevant or appropriate to qualify as an insurance or risk-bearing entity for tax or regulatory purposes shall be considered “activities or business incidental thereto”).

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a)(I) Dollars, Canadian Dollars, Sterling, Euros, Australian Dollars, Swiss Francs, any other Alternate Currency and the national currency

18

of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business, or (II) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the US government, (ii) issued by any agency or instrumentality of the US the obligations of which are backed by the full faith and credit of the US, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto or (iii) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof, with maturities of 36 months or less from the date of acquisition, (b) readily marketable direct obligations issued by any state of the US or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “F2” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies in each case organized under, or authorized to operate as bank under, the laws of any jurisdiction in which any subsidiary is organized or has operations and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000, (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time either S&P, Moody’s or Fitch are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Requirements of Law. “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, the lowest rate of the following three rates: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2)

19

the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, (d) Canadian Dollars, the policy rate of the Bank of Canada (or any successor thereto) as published by the Bank of Canada (or any successor thereto) from time to time and (e) any other Alternate Currency, a central bank rate selected by the Borrower and the Administrative Agent upon the inclusion of such Alternate Currency as an option for Borrowing hereunder; plus (B) the applicable Central Bank Rate Adjustment.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Alternate Currency for a maturity of one month; provided, that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period,

(b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA Rate for the five most recent RFR Business Days preceding such day for which SONIA Rate was available (excluding, from such averaging, the highest and the lowest SONIA Rate applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period,

(c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SARON Rate for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such SARON Rate applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and

(d) any other Alternate Currency, a Central Bank Rate Adjustment selected by the Administrative Agent, in consultation with the Borrower, upon the inclusion of such Alternate Currency as an option for Borrowing hereunder.

“Change in Law” means (a) the adoption of any law, treaty, rule, order or regulation after the Closing Date, (b) any change in any law, treaty, rule, order or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule, order or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation

20

thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earlier to occur of:

(a)             at any time prior to an IPO, Holdings ceasing to own, either directly or indirectly, Capital Stock representing more than 100% of the total voting power of all of the outstanding voting common stock of the Borrower (or any permitted successor thereto); and

(b)             the acquisition by any Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any IPO), directly or indirectly, of voting Capital Stock representing more than (A) 50% of the total voting power of all of the outstanding voting Capital Stock of Holdings and (B) the percentage of the total voting power of all of the outstanding voting Capital Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders.

For purposes of this definition, (1) a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement, (2) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of the relevant Person that is directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (3) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent company (or any related contractual right) unless it beneficially owns or controls 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent company having a majority of the aggregate votes on the board of directors (or equivalent governing body) of such Person’s parent company, and (4) it is understood and agreed that any transaction resulting in a Successor Borrower in accordance with the terms hereof or Successor Holdings in accordance with the terms hereof shall not give rise to a Change of Control.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein,

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B-1 Term Loans, Tranche B-2 Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i), Initial Revolving Loans, Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i), (b) any Commitment, refers to whether such Commitment

21

is a Tranche B-1 Commitment, a Tranche B-2 Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i), an Initial Revolving Credit Commitment, an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class. Loans or Commitments with identical terms, whether or not incurred at the same time or pursuant to the same provision hereunder, shall constitute the same Class of Loans or Commitments. Any Term Commitments and any Term Loans funded thereunder shall constitute separate Classes hereunder and for the avoidance of doubt, any Term Loans funded under any Term Commitments may constitute the same Class with any other Term Loans hereunder. Any Revolving Credit Commitments and the Revolving Loans funded thereunder shall constitute the same Class for purpose of this Agreement. At the election of the Borrower, any Term Loans not deemed to be “fungible” with other Term Loans for US federal income tax purposes may nevertheless constitute the same Class for purpose of this Agreement to the extent all other terms applicable such Term Loans are identical (it being understood and agreed that such Term Loans may nevertheless constitute separate tranches under the same Class and may not be treated in the same manner for tax treatment or for purposes of assignment under Section 9.05).

“Closing Date” means September 12, 2025, the date on which the conditions specified in Section 4.01 were satisfied (or waived by the Initial Lenders in accordance with Section 9.02).

“Closing Date Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Closing Date Refinancing” has the meaning assigned to such term in the recitals to this Agreement.

“Closing Date QofE” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations; provided that with respect to the assets of, or over the share capital of, any Foreign Subsidiary, “Collateral” shall be subject in all respects to the Agreed Security Principles (including the Overriding Principle (as defined in the Agreed Security Principles)). For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject, in all cases, to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including the Agreed Security Principles, the Guarantee Limitations, the Legal Reservations, the Perfection Requirements, the terms of the last paragraph of Section 4.01, the limitations set forth in Section 5.12, the definition of Excluded Subsidiary, the definition of Excluded Asset, any other application limitations and exceptions set forth in the Loan Documents and the terms of any applicable Intercreditor Agreement (collectively, together with this definition of Collateral and Guarantee Requirement, the “Collateral and Guarantee Limitations”))

22

and (y) the time periods (and extensions thereof) set forth in Section 5.12 and/or Section 5.15, as applicable, the requirement that:

(a)                on the Closing Date, the Administrative Agent shall have received (A) each applicable Collateral Document and the Loan Guaranty listed on Schedule 1.01(c), duly executed by Holdings, the Borrower and each Restricted Subsidiary party thereto as of the Closing Date (as applicable), (B) a pledge of, or security interest over, all of the Capital Stock (together, in the case of Capital Stock that is certificated, with undated stock or similar powers for each such certificate executed in blank by a Responsible Officer of the pledgor thereof), listed on Schedule 3 to the Perfection Certificate, (C) each Material Debt Instrument listed on Schedule 4 to the Perfection Certificate, endorsed (without recourse) in blank or accompanied by executed transfer form in blank by the pledgor thereof (it being agreed that each of the foregoing requirements may be satisfied by delivery of a joinder, amendment or supplement to the Perfection Certificate, Loan Guaranty and/or applicable Collateral Document);

(b)                within 120 calendar days of the Closing Date (or such later time as the Administrative Agent may reasonably agree):

(i)                 in the case of any Jersey Subsidiary existing as of the Closing Date (a “Closing Date Jersey Subsidiary”), (A) a Joinder Agreement, (B) to the extent that any Loan Document to which it is a party refers to or otherwise relies on a Perfection Certificate, such relevant schedules of the Perfection Certificate and (C) such other deliverable(s) set forth on Schedule 5.15 applicable to a Subsidiary Guarantor that is a Jersey Subsidiary in a manner consistent with the Collateral and Guarantee Limitations (the “Jersey Collateral Documents”); and

(ii)               in the case of any Swiss Subsidiary existing as of the Closing Date (a “Closing Date Swiss Subsidiary”), (A) a Joinder Agreement, (B) to the extent that any Loan Document to which it is a party refers to or otherwise relies on a Perfection Certificate, such relevant schedules of the Perfection Certificate and (C) such other deliverable(s) set forth on Schedule 5.15 applicable to a Subsidiary Guarantor that is a Swiss Subsidiary in a manner consistent with the Collateral and Guarantee Limitations (the “Swiss Collateral Documents”);

(c)                after the Closing Date, in the case of any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party after the Closing Date, the Administrative Agent shall have received:

(i)                 in the case of a Domestic Subsidiary (other than a Discretionary Guarantor) (A) a Joinder Agreement, (B) an Intellectual Property Security Agreement to the extent required by the Security Agreement, (C) a completed Perfection Certificate, (D) Uniform Commercial Code financing statements in appropriate form for filing in the applicable jurisdictions, (E) an executed joinder to each applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto or such other form to which the Administrative Agent may reasonably agree and (F) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the US Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(ii)               in the case of any Jersey Subsidiary (other than a Discretionary Guarantor), (A) a Joinder Agreement, (B) to the extent that any Loan Document to which it is a party refers to or otherwise relies on a Perfection Certificate and/or related disclosure schedules, such relevant schedules of the Perfection Certificate, (C) the applicable Jersey Collateral Documents with respect to such Jersey Subsidiary in a manner consistent with the Collateral and Guarantee

23

Limitations and (D) an Applicable Pledge Agreement with respect to any Capital Stock of any direct Restricted Subsidiary of such Jersey Subsidiary that is a Loan Party; and

(iii)             in the case of any Swiss Subsidiary (other than any Discretionary Guarantor), (A) a Joinder Agreement, (B) to the extent that any Loan Document to which it is a party refers to or otherwise relies on a Perfection Certificate and/or related disclosure schedules, such relevant schedules of the Perfection Certificate and (C) the applicable Swiss Collateral Documents with respect to such Swiss Subsidiary in a manner consistent with the Collateral and Guarantee Limitations and (D) an Applicable Pledge Agreement with respect to any Capital Stock of any direct Restricted Subsidiary of such Swiss Subsidiary that is a Loan Party;

(iv)              in the case of any subsidiary that has been designated as a Discretionary Guarantor (A) with respect to any such subsidiary that is a Domestic Subsidiary, the documents described in clause (b)(i) above and (B) with respect to any such subsidiary that is a Jersey Subsidiary, the documents described in clause (c)(ii) above, (C) with respect to any such subsidiary that is a Swiss Subsidiary, the documents described in clause (c)(iii) above, (D) with respect to any such subsidiary that is a Foreign Subsidiary (other than a Swiss Subsidiary or Jersey Subsidiary), (1) a Joinder Agreement, (2) to the extent that any Loan Document to which it is a party refers to or otherwise relies on a Perfection Certificate and/or related disclosure schedules, a completed Perfection Certificate and (3) such other documentation relating to such categories of assets (other than Excluded Assets) as the Borrower and the Administrative Agent may reasonably agree; and

(v)                within 120 calendar days of the Closing Date (or such later time as the Administrative Agent may reasonably agree), the Administrative Agent shall have received, counterparts of a mortgage with respect to the Skechers Headquarters (the “Mortgaged Property”) duly executed and delivered by the record owner of such Mortgaged Property and the other deliverable(s) set forth on Schedule 5.15.

With respect to any Loans subject to the Permitted Alternative Security Indebtedness Exception, the Borrower and the Administrative Agent shall be entitled to enter into any Loan Guaranty and Collateral Document to the extent required under the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.

Notwithstanding anything to the contrary set forth in any Loan Document, (I) no Loan Party shall be required to pledge any Capital Stock owned by it other than pursuant to an Applicable Pledge Agreement (if applicable) (other than with respect to any Discretionary Guarantor) and (II) any Foreign Guarantor party to the US Security Agreement shall be deemed to be solely party thereto with respect to Capital Stock it owns in a Domestic Subsidiary provided thereunder (as applicable) and any Intellectual Property owned by such Foreign Guarantor that is registered (or as to which an application has been filed) with the US Patent and Trademark Office and/or the US Copyright Office (collectively, the “Foreign US Security Agreement Collateral”); provided that, without limitation of any applicable Non-US Security Agreement, the “Collateral” granted under the US Security Agreement provided by any Foreign Guarantor shall be automatically deemed to be limited solely to the Foreign US Security Agreement Collateral (and shall be automatically deemed to not include any other assets of such Foreign Guarantor) (this clause (II), the “Foreign US Security Agreement Collateral Limitation”) (it being understood that the representations, warranties and covenants set forth in the US Security Agreement shall be solely limited to the applicable representations, warranties and covenants in respect of the Foreign US Security Agreement Collateral).

“Collateral Documents” means, collectively, (a) each Security Agreement, (b) each Intellectual Property Security Agreement, (c) the Mortgage, (d) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (e) the

24

Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and (f) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Net Leverage Ratio; provided, that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

First Lien Net Leverage Ratio	Commitment Fee Rate
Category 1 Greater than 2.25 to 1.00	0.50%
Category 2 Equal to or less than 2.25 to 1.00 and greater than 2.00 to 1.00	0.375%
Category 3 Equal to or less than 2.00 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Net Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, at the election of the Required Revolving Lenders, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. § 1 et seq.).

“Company Competitor” means any competitor of Holdings, any Borrower and/or any of its or their subsidiaries (including the Target and/or any of its subsidiaries).

25

“Company Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Effect” in the Acquisition Agreement (as defined in the Acquisition Agreement in effect on the Acquisition Signing Date).

“Competitor Debt Fund Affiliate” means a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that (a) is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards owning the borrower or issuer of any such loan or similar extension of credit), (b) is not managed or advised by any Person (x) that is controlling, controlled by or under common control with any Company Competitor or Affiliate (other than to the extent such Affiliate is a Competitor Debt Fund Affiliate) thereof, or (y) as to which no personnel involved with any investment in a Company Competitor or its Affiliates (other than to the extent such Affiliate is a Competitor Debt Fund Affiliate) or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower, any Borrower and/or any entity that forms part of their respective businesses (including any of their respective subsidiaries) and (c) represents in their respective marketing materials that they do not share information with their Affiliates that are Company Competitors (or any Affiliate thereof).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or such other form to which the Borrower and the Administrative Agent may reasonably agree.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a)                Consolidated Net Income for such period; plus

(b)                to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy (whether or not then received so long as such Person in good faith expects to receive such proceeds); plus

(c)                without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i)                 Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities), together with items excluded from the definition of “Consolidated Interest Expense” (other than pursuant to clause (o) thereof) and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

26

(ii)               losses or discounts on sales of receivables and related assets in connection with any Receivables Facility or Qualified Securitization Financing; plus

(iii)             Taxes paid and any provision or distribution for Taxes, including income, capital, federal, provincial, state, franchise, excise, sales, value added and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution or any payments pursuant to Section 6.04(a)(i)(B) of such Person paid or accrued during such period); plus

(iv)              (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including Capitalized Software Expenditure), customer acquisition costs and incentive payments and all internal software development costs that are expensed during such period but could have been capitalized in accordance with GAAP, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Receivables Facility; plus

(v)                any earn-out and/or other contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other Investment (whether or not consummated) which is paid or accrued during such period and, in each case, adjustments thereof; plus

(vi)              any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge in the current period, the cash payment in respect thereof in such future period shall not be added back to Consolidated Adjusted EBITDA to such extent); plus

(vii)            any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); plus

(viii)          (A) Transaction Costs, (B) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under this Agreement), including (1) any issuance and/or incurrence of Indebtedness (including any Charge that would constitute a Public Company Cost), Charges in connection with obtaining and maintaining credit ratings, any Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any acquisition or other Investment, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of

27

Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (2) in connection with any IPO (whether or not consummated), including any Charge that would constitute a Public Company Cost and/or (3) equipment leases and/or equipment financings, (C) the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement (including any purchase price adjustment) or insurance; provided that in respect of any Charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such Charge and/or (D) Public Company Costs; plus

(ix)              without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in Cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy or (ii) without duplication of any amount included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in Cash during such period (it being understood that if the amount received in Cash under any such agreement in any period exceeds the amount of any Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period); plus

(x)                (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and/or expenses (including reimbursements) pursuant to any sponsor management agreement (including prior to the Closing Date) and any payment made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and/or payments to outside directors of Holdings, any Parent Company, the Borrower or any of its Restricted Subsidiaries actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that such payment is permitted under this Agreement and (B) to the extent the relevant payment is permitted hereunder, the amount of any payment to any holder of any option in respect of the Capital Stock of the Borrower, Holdings and/or any Parent Company in lieu of a Restricted Payment, which payment is made to compensate such optionholder as if it was an equity holder at the time of the relevant Restricted Payment; plus

(xi)              any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring and/or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and entry into a new market, any Charge legal costs), any systems implementation Charge, any severance Charge, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension or post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with system design,

28

update and/or establishment, any upgrade Charge, any platform optimization Charge, any new system implementation Charge, any startup and/or expansion Charge (including administrative, overhead, staffing and related costs and expenses), any Charge in connection with new and/or expanded operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge incurred in connection with software, product and/or intellectual property development, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute and/or any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative; plus

(xii)            any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) the Transactions, any acquisition or other Investment consummated after the Closing Date, (B) the closing, consolidation, opening or reconfiguration of any facility during such period and/or (C) any restructuring Charge, (D) one-time consulting costs or expenses; plus

(xiii)          any Charge relating to entry into a new market or the sale of products in new locations (including, without limitation, start-up costs, slotting fees (including in connection with the buyout of existing merchandise), new fixture freight costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing); plus

(d)                to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period in respect of any non-cash income or gain that was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) for any previous period and not added back; plus

(e)                the full pro forma “run rate” expected cost savings, operating expense reductions, operating changes, operating improvements and synergies (including revenue and product synergies (collectively, “Run-Rate Synergies”) (net of the amount of actual amounts realized)) that are reasonably identifiable (in the good faith determination of such Person) related to (A) the Transactions, (B) any asset sale, merger or other business combination, Investment, Disposition, operating improvement, expense reduction, other Specified Transactions, restructuring, cost savings initiative and/or any other initiative (including the entry into or renegotiation of any contract and/or other arrangement (including any such contract and/or other arrangement in respect of which binding commitments have been provided)) and other revenue enhancements (each, a “Business Optimization Initiative”), in each case, consummated or implemented prior to or on the Closing Date and (C) any Business Optimization Initiative consummated or implemented after the Closing Date, in each case of sub-clauses (A), (B) and (C) above, determined in good faith by the Borrower to result from actions (or substantial steps towards the relevant action) that have been taken or expected to be taken within 36 months following the applicable Test Period (this clause (e), the “Run Rate Adjustment”); provided that the aggregate amount of Run-Rate Synergies added pursuant to this Run-Rate Adjustment, together with the aggregate amount of Specified Run-Rate Revenue Adjustments added pursuant to the Run-Rate Revenue Addback, in any Test Period shall not exceed an amount equal to 35.0% of Consolidated Adjusted EBITDA (determined after giving effect to all exclusions, addbacks and adjustments to the calculation of Consolidated Adjusted EBITDA (including, without limitation, any exclusions, addback and adjustments pursuant the calculation of

29

Consolidated Adjusted EBITDA)) for such Test Period (this proviso, the “Consolidated EBITDA Synergy Adjustment Cap”); plus

(f)                 any other add-back, positive adjustment and/or exclusion of the type reflected in (i) the Financial Model, (ii) the quality of earnings report with respect to the Target delivered to the Administrative Agent on April 30, 2025 (the “Closing Date QofE”) (provided that for purposes of this sub-clause (ii) the reference to the Closing Date QofE shall not be deemed to include items reflected as “NQ” in the Closing Date QofE), and/or (iii) any other quality of earnings report prepared accounting or other advisory firm of recognized national standing or any other accounting firm or advisor reasonably acceptable to the Administrative Agent, in each case, delivered to the Administrative Agent (including, for the avoidance of doubt, in connection with any acquisition or similar investment after the Closing Date) (this clause (f), the “QofE Adjustment”); plus

(g)                to the extent not otherwise included in calculating Consolidated Net Income, the amount of any distribution received by such Person from any Unrestricted Subsidiary; plus

(h)                subject to the Consolidated EBITDA Synergy Adjustment Cap, the full “run rate” increase to Consolidated Adjusted EBITDA (relative to the most recently ended Test Period) (collectively, “Specified Run-Rate Revenue Adjustments”) estimated in good faith by the Borrower to result from (I) (1) executed binding and effective new customer or third party contracts or otherwise valid purchase order or projects or initiatives effected, entered into, booked or committed to on or prior to the last day of the applicable Test Period, amendments to existing contracts effected, entered into or committed during the applicable Test Period calculated on a pro forma basis as though such adjustment had been realized on the first day of the applicable Test Period less any actual benefits realized therefrom during such Test Period or (2) the run-rate increase to pricing on existing valid purchase orders within such Test Period that reflects any increase in pricing estimated by the Borrower in good faith based on then current pricing and then current costs, calculated as if such pricing increase and associated costs had occurred as of the first day of the applicable Test Period and (II) any store or location opened or re-opened on or prior to the date that is 24 months prior to the end of the applicable Test Period (it being understood, without limitation, that this sub-clause (II) may be determined on the basis of the average pro forma run-rate Consolidated Adjusted EBITDA contribution for the applicable Test Period of stores that have been opened for at least 24 months); provided that any estimate of the “run rate” increase by the Borrower shall be based on its good faith estimate of the “run rate” based on similarly situated stores (this clause (h), the “Run-Rate Revenue Addback”); plus

(i)                 any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(j)                 the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus

(k)                payments by the Borrower and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and longterm liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness); plus

(l)                 to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, charges, losses or expenses to the extent paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than

30

the Borrower and the Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses, only to the extent that such amount is in fact reimbursed within one (1) year after the end of such period (with a deduction for any amount so added back to the extent not so paid or reimbursed within one (1) year); plus

(m)              any fees, costs and expenses incurred in connection with the implementation of ASC 606 (or any similar revenue recognition rules) or ASC 842 and any non-cash losses or charges resulting from the application of ASC 606 (or any similar revenue recognition rules) or ASC 842; plus

(n)                any Charge or deduction associated with any Restricted Subsidiary and attributable to any non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries deducted or excluded in determining Consolidated Net Income; minus

(o)                non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (o) for any previous period and not otherwise added back to Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; minus

(p)                the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that (A) is accounted for in a prior period, (B) was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and (C) does not otherwise reduce Consolidated Net Income for the current period.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretation, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated Adjusted EBITDA and (iii) Consolidated Adjusted EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Adjusted EBITDA and Consolidated Net Income shall refer to the Consolidated Adjusted EBITDA or Consolidated Net Income, as applicable, of the Borrower and the Restricted Subsidiaries.

“Consolidated Adjusted EBITDAR” means (without duplication), with respect to any Person on a consolidated basis for any period, the sum of: (a) the Consolidated Adjusted EBITDA of such Person for such Test Period plus (b) the Consolidated Rent Expense of such Person for such Test Period.

“Consolidated EBITDA Synergy Adjustment Cap” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

31

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral and that constitutes First Lien Debt.

“Consolidated Interest Expense” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) consolidated cash interest expense (including attributable to Finance Lease Obligations) of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities relating to Funded Debt that was amortized or accrued in a previous period; less

(3) cash interest income for such period (other than interest income on customer deposits and other restricted cash); provided that the following shall in all cases, without duplication, be excluded from Consolidated Interest Expense:

(a)      any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)      all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)      any “additional interest” owing pursuant to a registration rights agreement;

(d)      non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)      any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)      deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g)      agency or trustee fees paid to any administrative agent, collateral agent, trustee or Person acting in any similar capacity under any credit facilities or other debt instruments or documents;

(h)      costs associated with obtaining Hedge Agreements;

(i)      the accretion or accrual of discounted liabilities;

(j)      non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

32

(k)      any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition;

(l)      commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Qualified Securitization Financing;

(m)      any prepayment premium or penalty;

(n)      any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow); and

(o)      any lease, rental or other expense in connection with a Non-Finance Lease Obligation.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest deemed applicable to such Finance Lease Obligation in accordance with GAAP.

For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding the effects of:

(a)                solely for the purpose of determining Excess Cash Flow the net income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released or (ii) is imposed pursuant to this Agreement or any other Loan Documents, Permitted Debt Exchange Securities, Incremental Loans, Permitted Other Indebtedness, or any other permitted Indebtedness secured by a Lien on the Collateral that ranks on a pari passu or senior basis to the Lien on the Collateral securing the Obligations (without regard to control of remedies); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(b)                any gain or Charge attributable to any asset dispositions (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business;

(c)                (i) any Charge from any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or nonrecurring gains, losses or expenses (including all fees and expenses relating thereto) or special items and/or (ii) any Charge attributable to and/or payment of any legal settlement, fine, judgment or order (and customary related and similar items);

33

(d)                   any net gain or Charge with respect to, or in connection with, (i) any disposed, abandoned, divested and/or discontinued asset, property or operation and/or discontinued operation (other than, at the option of such Person, any gain or Charge relating to any asset, property or operation held for sale or pending the divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation outside the ordinary course of business (including any asset retirement cost) (other than, at the option of such Person, any gain or Charge relating to assets or properties held for sale or pending the divestiture or termination thereof in accordance with Section 1.11 hereof) and/or (iii) any facility that has been closed during such period;

(e)                   (i) any write-off or amortization made of any deferred financing cost and/or premium paid and (ii) any Charge attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement);

(f)                    (i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management; provided, that, in the case of clause (ii), to the extent that any such Charge is a cash charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock and (iii) any non-cash Charge incurred as a result of or in connection with any Post-Closing Equity Compensation;

(g)                   any Charge that is established, adjusted and/or incurred, as applicable, (i) that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition or other Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or other Investment in accordance with GAAP and/or (iii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP;

(h)                   (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other Investment or the amortization or write-off of any amount thereof, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, and/or any change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if such Person determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(i)                    solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such

34

Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person;

(j)                    (i) any realized or unrealized net gain and/or loss in the fair market value of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging or similar accounting standard, and/or (ii) any realized or unrealized foreign currency translation or transaction gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(k)                   any deferred Tax expense associated with any Tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(l)                    any non-cash (and, with respect to clause (ii), cash) Charge (including any implementation Charge) (other than any write-down of current assets) (including non-cash compensation expense and any amount representing any non-cash adjustment) required by the application of (i) FASB Statement No. 144, (ii) FASB Statement No. 141R, (iii) FASB Statement No. 142, and (iv) Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers;

(m)              any cash or non-cash Charge required by the application of FASB Statement No. 141R to be expensed by such Person and/or any Restricted Subsidiary during the applicable period;

(n)                any internal software development costs that are expensed during the applicable period but could have been capitalized in accordance with GAAP;

(o)                any after-tax effect of (a) extraordinary, one-time, exceptional, infrequently occurring, non-recurring or unusual gains or losses (less all fees and Charges relating thereto), losses not in the ordinary course of business, business improvement and restructuring Charges, any other Charges (including relating to the Transactions) or special items, (b) director fees and expenses, severance, recruiting, retention and relocation Charges, (c) signing, completion and stay bonuses (including management bonus pools) and related Charges, including payments made to employees or producers who are subject to non-compete agreements, stock options and other equity-based compensation Charges (including cash settled equitybased compensation), Charges incurred in connection with any strategic or cost savings initiatives, business initiatives, transition costs, contract termination Charges, Charges in connection with one-time rate changes, management transition costs and advertising costs, (d) Charges incurred in connection with curtailments or modifications to pension and post-employment employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative and one-time technology licensing and setup costs and overlapping replacement costs with respect to replacing or exiting transitional services), separation costs (including all costs associated with establishing standalone operations), consolidation and closing costs for facilities, integration costs (including any rebranding costs) and duplicative Charges (f) restructuring Charges or reserves, (g) Charges related to acquisitions and investments prior to, on or after the Closing Date and to the start-up, pre-opening, opening, closure,

35

and/or consolidation of operations, offices and facilities and contract termination costs, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), (h) business optimization costs and Charges (including relating to systems design, upgrade and implementation costs), (i) Charges incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with Intellectual Property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any Charges relating to any governmental investigation or any litigation, arbitration or other dispute (including all judgments, settlements, liabilities, obligations, liquidated damages or other damages of any kind, settlement amounts, losses, fines, costs, fees, expenses, appraisals, penalties and interest and other Charges in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Restricted Subsidiaries (including legal fees and expenses)), including in connection with any Dissenting Company Share Liabilities, (m) any exit, separation, transition and stand-alone Charges or special items associated with the separation of facilities disposed of (or to be disposed of), directly or indirectly, by the Borrower or any Restricted Subsidiary in a transaction outside the ordinary course of business (as determined in good faith by the Borrower) from the consolidated business of the Borrower and its Restricted Subsidiaries, (n) Transaction Costs, (o) write-downs of receivables initially recorded on the balance sheet prior to such Test Period (and increases in allowances for doubtful accounts for such receivables) and (p) one-time compensation Charges, in each case, shall be excluded;

(p)                accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within 24 months after the closing of any Permitted Acquisition or any other acquisition or Investment (other than any such other acquisition or Investment in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition or Investment, in each case, in accordance with GAAP, or (b) Charges, accruals and reserves as a result of adoption or modification of accounting policies, rules and standards, shall be excluded,

(q)                any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded;

(r)                 any non-cash expense, income, or loss attributable to the movement in mark to market valuation of non-U.S. currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded;

(s)                 the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period and any out-of-period adjustments;

(t)                 any net after-tax gains or losses on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed, or discontinued operations or assets shall be excluded; and

(u)                effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting, acquisition method accounting or recapitalization accounting (including adjustments required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-

36

Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) (and related pronouncements)), including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded.

Unless the context otherwise requires, any reference to the Consolidated Net Income in the Loan Documents shall mean the Consolidated Net Income of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days), as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Debt FX Hedge or other Derivative Transaction, calculated on a mark-to-market basis; provided, that “Consolidated Total Debt” shall be calculated (a) net of the Unrestricted Cash Amount and (b) excluding (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (ii) any undrawn letters of credit and/or bank guarantees, (iii) obligations under any Qualified Securitization Financing or Receivables Facility, (iv) Finance Leases, any other leases and any other Indebtedness arising under any Sale and Lease-Back Transaction, (v) purchase money Indebtedness, (vi) any Indebtedness the proceeds of which are held in Escrow but only until such proceeds are released from Escrow, (vii) the principal amount of any Indebtedness with respect to which an irrevocable deposit of necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made, (viii) any Dissenting Company Share Liabilities and (ix) obligations in respect of Banking Services.

“Consolidated Operating Lease Liabilities” means the aggregate current and long-term operating lease liabilities of the Borrower and its Restricted Subsidiaries reflected on the consolidated balance sheet of the Borrower in accordance with GAAP as of any date of determination. For the avoidance of doubt, Consolidated Operating Lease Liabilities shall solely include lease obligations classified as “operating leases” and shall not include any finance or capital leases.

“Consolidated Rent Expense” shall mean the total rental and lease expense of the Borrower and its Restricted Subsidiaries for any measurement period, determined in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contract Consideration” has the meaning assigned to such term in Section 2.11(b).

37

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA.”

“CORRA Loan” means a Loan that bears interest at a rate based on the Term CORRA Rate.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.25.

“Credit Extension” means each of (a) the making of a Revolving Loan or Swingline Loan (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.04(b) and other than the conversion of any Revolving Loan from one Type to another or the continuation of any Revolving Loan with a new Interest Period) or (b) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facilities and the Term Facilities.

“Cure Amount” has the meaning assigned to such term in Section 6.10(b).

“Cure Right” has the meaning assigned to such term in Section 6.10(b).

“Cured Default” has the meaning assigned to such term in Section 1.03(t).

“Current Assets” means, at any date, (a) all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments

38

related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables) and (b) in the event that any Receivables Facility is accounted for off-balance sheet, (i) gross receivables subject to such Receivables Facility minus (ii) collections against the amounts sold pursuant to such Receivables Facility.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) short term debts, including current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Finance Lease, (xi) the current portion of any other long term liability for Indebtedness, (xii) accrued settlement costs, (xiii) non-cash compensation costs and expenses, (xiv) deferred revenue arising from cash receipts that are earmarked for specific projects and (xv) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.

“Customary Bridge Loans” means (i) any bridge loans that are exchanged or converted into long-term Indebtedness upon its maturity, (ii) any interim facilities entered into concurrently with the receipt of committed financing for long-term Indebtedness or (iii) any long-term Indebtedness being held in escrow subject to customary escrow provisions, in each case, so long as: (A) the Weighted Average Life to Maturity of such long-term Indebtedness would satisfy the applicable Weighted Average Life to Maturity requirement and (B) the final maturity date of such long-term Indebtedness would satisfy the applicable maturity requirement, in each case above, as determined by the Borrower in good faith.

“Customary Term A Loans” means term loans that (a) have scheduled amortization of 2.50% or more per annum, (b) a final maturity date of five years or less and (c) are primarily syndicated to commercial and/or investment banks (as determined by the Borrower in good faith).

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple ESTR” means, with respect to any Swingline Loan requested in Euros for any Business Day, an interest rate per annum equal to the greater of (a) ESTR based on the published rate of ESTR as of the Business Day of such request and (b) the Floor. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice.

39

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day, (iii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), (iv) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA) and (v) with respect to a Swingline Borrowing denominated in Euros, Daily Simple ESTR. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) US Government Securities Business Days prior to (i) if such SOFR Rate Day is a US Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the applicable SOFR was not published by the SOFR Administrator for a SOFR Determination Date, then the Daily Simple SOFR for such SOFR Rate Day will be the SOFR as published in respect of the first US Government Securities Business Day preceding such SOFR Determination Date for which SOFR was published by the SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than five Business Days prior to such SOFR Determination Date. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or the Lenders.

“De Minimis Asset Sale Proceeds” means Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that do not constitute Subject Proceeds as a result of the application of the De Minimis Proceeds Threshold.

“ECF Threshold” has the meaning assigned to such term in Section 2.11(b)(i).

“De Minimis Proceeds Threshold” has the meaning assigned to such term in Section 2.11(b)(ii).

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural Person) that is a bona fide debt fund or other investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to the Sponsor) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”.

“Debtor Relief Laws” means the Bankruptcy Code of the US, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

40

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations, (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit or Swingline Loan was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund any prospective Loan and/or any participation in any then outstanding Letter of Credit or Swingline Loans; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e)(i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Person or its parent by any Governmental Authority; provided that such action does not result in or provide such Person with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party; provided that, notwithstanding anything to the contrary herein, no Revolving Lender, Issuing Bank or Swingline Lender shall constitute a Defaulting Lender by virtue of an Undisclosed Administration. In the event that the Administrative Agent determines that a Lender is a Defaulting Lender pursuant to the foregoing, such determination shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(e)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank, each Swingline Lender and each other Lender promptly following such determination.

41

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware (or any similar laws of other applicable jurisdictions, as the case may be).

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar laws of other applicable jurisdictions, as the case may be).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk, (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks and (e) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Funding Commitments” shall mean any commitment to make loans or extend credit on a revolving basis (including commitments under a revolving credit facility) or delayed draw basis to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary, or any commitment by any Person other than the Borrower or any Restricted Subsidiary to purchase Disqualified Capital Stock or preferred Capital Stock issued by the Borrower or any Restricted Subsidiary on a delayed basis, in each case, that have been specifically designated as a Designated Funding Commitment pursuant to a certificate executed by a Responsible Officer of the Borrower and delivered to the Administrative Agent, in each case, until such time as the Borrower delivers a certificate executed by an Responsible Officer of the Borrower specifically designating such Designated Funding Commitment as no longer constituting a Designated Funding Commitment for purposes of this Agreement.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

42

“Designated Operational FX Hedge” means any Hedge Agreement (a) entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower and/or any of its subsidiaries and (b) designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing delivered to the Administrative Agent.

“Determination Date” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Discretionary Guarantor” has the meaning assigned to such term in Section 5.12(c).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the Latest Maturity Date at the time such Capital Stock is issued or (c) contains any mandatory repurchase obligation (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the Latest Maturity Date shall constitute Disqualified Capital Stock); provided that any (x) Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Capital Stock upon the occurrence of any change of control, IPO or any other liquidity event or any Disposition occurring prior to the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if the documentation governing such Capital Stock provides that the issuer thereof will not redeem or repurchase any such Capital Stock pursuant to such provisions unless either (1) the relevant redemption or repurchase is permitted by the terms of this Agreement or (2) the Termination Date has occurred and (y) for purposes of clause (a) through (c) above, it is understood and agreed that if any such maturity, redemption conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the Latest Maturity Date (determined at the time such Capital Stock is issued) shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is

43

redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)                (i) any Person identified in writing to the Administrative Agent on or prior to the date hereof, (ii) any Person that is identified in writing to the Administrative Agent after the Closing Date (provided, that any Person so identified after the Closing Date must be reasonably acceptable to the Administrative Agent), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person, and (iv) any other Affiliate of any Person described in clauses (i), (ii) or (iii) above that is identified in a written notice to the Administrative Agent) (each such person, a “Disqualified Lending Institution”);

(b)                (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than a Competitor Debt Fund Affiliate, unless the Borrower has other grounds on which to withhold its consent), in each case, that is identified in writing to the Administrative Agent, (ii) any Affiliate of any Person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable on the basis of such Affiliate’s name as an Affiliate of such Person and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified in a written notice to the Administrative Agent; it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (iii); and

(c)                any Affiliate or Representative of any Arranger and/or any Initial Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital (any Person described in this clause (c), an “Excluded Party”);

provided that the written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above as a result of any additional designation, modification or deletion permitted by the foregoing shall be sent to JPMDQ_Contact@jpmorgan.com and shall not be effective until the third Business Day following receipt by the Administrative Agent, provided further that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans under the applicable Credit Facility prior to the delivery of such notice, in respect of such prior assignments and participations, but shall disqualify such person from taking any future assignments and participations.

The Borrower shall be permitted to remove any Person from the list of Disqualified Institutions; provided, that at any time after the removal of such Person, the Borrower shall be permitted to redesignate such Person a Disqualified Institution without the consent of the Administrative Agent or any other Person.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dissenting Company Share Liabilities” has the meaning assigned to such term in the definition of “Indebtedness”.

44

“Dissenting Company Shares” has the meaning assigned to such term in the Acquisition Agreement.

“Dissenting Company Share Resolution” has the meaning assigned to such term in the recitals to this Agreement.

“Dissenting Company Share Resolution Payment” has the meaning assigned to such term in the recitals to this Agreement.

“Dissenting Shares Equity Commitment Provision” has the meaning assigned to such term in the recitals to this Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Loan Party” means each Loan Party that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any existing or future direct or indirect Restricted Subsidiary of the Borrower that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b) hereto.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“ECF Deduction” has the meaning assigned to such term in Section 2.11(b).

“ECF Expenditure Look-Forward Period” has the meaning assigned to such term in Section 2.11(b).

“ECF Threshold” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country, which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country, which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country, which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

45

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent and the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins (which interest rate margins, if subject to a pricing grid, shall be determined based on the applicable pricing level in effect on such date of determination), (b) the applicable benchmark rate (disregarding the Alternate Base Rate or any rate based on a central bank rate to the extent any other benchmark rate is available for Indebtedness denominated in such currency) giving effect to any credit spread adjustments to benchmark rates and interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins, credit spread adjustments to benchmark rates and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, prepayment premium, exit fees and/or amendment fee (regardless of whether any such fee is paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the issuer of such Indebtedness generally to all relevant lenders ratably; provided, that (A) to the extent that the SOFR, Daily Simple RFR, the Published EURIBOR Rate or Published CORRA Rate or other benchmark, as applicable (with an Interest Period of three months) or Alternate Base Rate or Canadian Prime Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the SOFR, Daily Simple RFR, the Published EURIBOR Rate or Published CORRA Rate or other benchmark, as applicable (with an Interest Period of three months) or Alternate Base Rate or Canadian Prime Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield; provided further that to the extent any Indebtedness includes any “payment-in-kind” option that would permit the applicable borrower to elect to pay all or any portion of accrued interest in the form of additional Indebtedness (which option may require the borrower to pay interest at a higher rate), for purpose of calculating the Effective Yield of such Indebtedness, the Borrower shall be deemed to have elected to pay such interest in cash. With respect to any Indebtedness not issued with a uniform amount of OID or upfront fees (including as a result of a fungible increase in the amount thereof after the initial incurrence), the amount of OID and upfront fees shall be determined on a weighted average basis. Any determination by the Administrative Agent and the Borrower of the Effective Yield shall be conclusive and binding on all Lenders, and neither the Administrative Agent nor the Borrower shall have any liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person (or any holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, one or more natural persons), (ii) any Disqualified Institution or (iii) any Defaulting Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

46

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Holdings, the Borrower or any of its Restricted Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries on and after the Closing Date.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means, collectively, (i) the Cash equity contributions made by the Investors, directly or indirectly, to Holdings in the form of Qualified Capital Stock or any other Capital Stock on terms reasonably satisfactory to the Arrangers, (ii) the Cash contributions of the proceeds from the issuance of any preferred Capital Stock of one or more Parent Companies to Holdings in the form of Qualified Capital Stock or any other Capital Stock on terms reasonably satisfactory to the Arrangers, and (iii) Rollover Equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings, the Borrower or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate, notification of Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination

47

under Section 4041(c) of ERISA, or the receipt by Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate or, to the knowledge of the Borrower, any Multiemployer Plan of written notice of (i) the commencement of proceedings by the PBGC to terminate a Pension Plan, (ii) the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or (iii) the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“Escrow” has the meaning set forth in the definition of “Indebtedness”.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“ESTR Loans” means a Loan that bears interest at a rate based on Daily Simple ESTR.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, the EURIBOR Screen Rate two TARGET Days prior to the commencement of such Interest Period; provided that if the EURIBOR Rate for the applicable Loans as so determined shall not be less than the applicable Floor.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article 7.

48

“Excess Cash Flow” means, for any Calculation Period, any amount (if positive) equal to, without duplication:

(a)                Consolidated Adjusted EBITDA for such Calculation Period ((i) without giving effect to clauses (b), (d), (e), (f) (other than any such add-back, adjustment and/or exclusion constituting a Charge and not a pro forma adjustment), and/or (h) of the definition thereof and (ii) without giving pro forma effect to any Specified Transaction pursuant to Section 1.04(b), in each case, the amounts added back or otherwise included therein in reliance on which shall be deducted in determining Excess Cash Flow); plus

(b)                any foreign currency exchange gain actually realized and received in Cash in Dollars (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), net of any loss from foreign currency translation; plus

(c)                the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Calculation Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(d)                the amount, if any, which, in the determination of Consolidated Adjusted EBITDA (including any component definition used therein) for such Calculation Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business (including Dispositions constituting covered losses or taking of assets referred to in the definition of “Net Insurance/Condemnation Proceeds”) of the Borrower and/or any Restricted Subsidiary; minus

(e)                cash payments actually made in respect of the following (without duplication):

(i)                    any realized foreign currency exchange loss actually paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk);

(ii)                  any cash Charge added back or not deducted in calculating Consolidated Adjusted EBITDA or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof (other than any cash restructuring charges deducted from ECF Prepayment Amount pursuant to Section 2.11(b)(i)(E));

(iii)                the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary during such Calculation Period (including any expenditure for the payment of financing fees) to the extent that such expenditures are not expensed;

(iv)                 the aggregate amount of any extraordinary, unusual or non-recurring cash Charge (whether or not incurred in such Calculation Period) excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein);

49

(v)                   any long-term liability, excluding the current portion of any such liability (other than Indebtedness) of the Borrower and/or any Restricted Subsidiary; minus

(f)                 the aggregate principal amount of (i) any optional repayment of revolving Indebtedness (to the extent the related commitment is permanently reduced in connection with such repayment or prepayment) and/or any prepayment or repayment of any amount owing under any Receivables Facility (to the extent the related commitment is permanently reduced in connection with such repayment or prepayment), (ii) all mandatory prepayments and scheduled repayments of Indebtedness during such Calculation Period and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in Cash by the Borrower and/or any Restricted Subsidiary during such period, in each case except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness); minus

(g)                Consolidated Interest Expense actually paid or payable in Cash by the Borrower and/or any Restricted Subsidiary during such Calculation Period; minus

(h)                Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any intercompany distribution) and/or pursuant to Section 6.04(a)(i)(B) paid or payable by the Borrower and/or any Restricted Subsidiary with respect to such Calculation Period; minus

(i)                 the increase, if any, in Consolidated Working Capital from the first day to the last day of such Calculation Period (or, in the case of any Excess Cash Flow Interim Period, from the first day of such Excess Cash Flow Interim Period to the last day of the most recently ended Test Period), but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or acquisition method accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(j)                 the amount of any Tax obligation of the Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower or any Restricted Subsidiary; minus

(k)                cash payments (other than in respect of Taxes, which are governed by clause (h) above) made during such Calculation Period for any liability the accrual of which in a prior Calculation Period resulted in an increase in Excess Cash Flow in such prior period (provided that there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness with an accompanying permanent commitment reduction); minus

(l)                 cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (ii) not financed with long term funded Indebtedness (other than revolving Indebtedness); minus

(m)              amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that

50

were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income; minus

(n)                without duplication of amounts deducted from Excess Cash Flow in respect of a prior period and except to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i), at the option of the Borrower, (i) the aggregate consideration (including earn-outs) required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders entered into prior to or during such period relating to Capital Expenditures, acquisitions or Investments (other than Investments (A) in Cash and Cash Equivalents, (B) in any Loan Party or (C) made pursuant to Section 6.06(r)(i)), and/or (ii) the aggregate amount otherwise committed, planned or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments (other than Investments (A) in Cash and Cash Equivalents, (B) in any Loan Party or (C) made pursuant to Section 6.06(r)(i)) (collectively, clauses (i) and (ii), the “Scheduled Expenditures”), in each case of the foregoing clauses (i) and (ii), to be consummated or made prior to the expiry of the immediately succeeding Fiscal Year (except, in each case, to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)), or at the Borrower’s option, within the succeeding 30 months after the Excess Cash Flow Period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments, Restricted Payments or Restricted Debt Payments during such immediately succeeding Fiscal Year is less than the Scheduled Expenditures, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow for such immediately succeeding Fiscal Year; minus

(o)                an amount equal to the sum of the aggregate net non-Cash gain, income or credits included in Consolidated Adjusted EBITDA; minus

(p)                the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Interim Period” means, (a) during any Excess Cash Flow Period, any one, two or three Fiscal Quarter period (i) commencing at the end of the immediately preceding Excess Cash Flow Period and (ii) ending on the last day of the most recently ended Fiscal Quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable or, if earlier, are internally available, and (b) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the first day of the Fiscal Quarter in which the Closing Date occurs and ending on the last day of the most recently ended Fiscal Quarter for which financial statements of the type required by Sections 5.01(a) or (b), as applicable have been delivered or, if earlier, are internally available.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on or about December 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

51

“Excluded Assets” means each of the following:

(a)                any asset (including Capital Stock) the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Finance Leases and purchase money financings), (ii) violate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Finance Leases and purchase money financings), or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(b)                the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary, (iv) Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Loan Party) and/or (v) Receivables Subsidiary;

(c)                any IP Right with regard to which (and only for so long as) the granting or perfection of a security interest, or the enforcement of the creditor’s rights hereunder, would result in the invalidation, abandonment, forfeiture, or loss of such IP Right under applicable Requirements of Law, including any intent-to-use (or similar) trademark application prior to the filing and acceptance by the US Patent and Trademark Office (or similar Governmental Authority) of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar filing with respect thereto, but only to the extent, if any, and solely during the period, if any, in which the grant or perfection of a security interest therein would impair the validity or enforceability of such intent-to-use (or similar) trademark application under applicable federal law;

(d)                any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including any rule and/or regulation of any Governmental Authority), (ii) require any governmental or regulatory consent, approval, license or authorization, in each case, to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization) (in each case of clauses (d)(i) and (d)(ii), after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (d)(i) or (d)(ii) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) be reasonably likely to result in adverse tax consequences that are not de minimis (including as a result of the application of Section 956 of the Code or any similar Requirement of Law) as reasonably determined by the Borrower (and in consultation with the Administrative Agent);

52

(e)                (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected solely by the filing of a UCC-1 financing statement, any other leasehold interest, and (iii) any owned Real Estate Asset other than the Skechers Headquarters;

(f)                 the Capital Stock of (i) any Person that is not a Wholly-Owned Subsidiary of the Borrower and/or (ii) any subsidiary of any non-Wholly-Owned Subsidiary of the Borrower, in each case, except with respect to any Discretionary Guarantor;

(g)                any Margin Stock;

(h)                the Capital Stock in excess of 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of any (i) first-tier Foreign Subsidiary (other than a Foreign Guarantor) or (ii) FSHCO, in each case, directly or indirectly owned by the Borrower or its Restricted Subsidiaries and subject to the Agreed Security Principles;

(i)                 any Commercial Tort Claim;

(j)                 any Deposit Account, securities account and/or similar account (including any securities entitlement), any escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, Tax accounts (including, sales Tax accounts), any cash collateral account, any Cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement, in accordance with the UCC or other applicable law notwithstanding the relevant violation or invalidation);

(k)                assets subject to any purchase money security interest, Finance Lease obligation, sale-leaseback obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any Subsidiary of Holdings) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (k) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(l)                 Tax and Trust Funds;

(m)              any Letter-of-Credit Right that does not constitute a Supporting Obligation, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction;

(n)                motor vehicles and other assets subject to certificates of title;

(o)                any asset of a Person acquired by the Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed Indebtedness permitted by this Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged or a security interest granted over such asset to secure the Secured Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition;

53

(p)                any asset with respect to which the Borrower has in good faith determined in consultation with the Administrative Agent that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby (and the Lenders acknowledge that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the Guarantee and/or secured amount is disproportionate to the level of such fees, taxes and duties);

(q)                any governmental license or state or local franchise, charter or authorization, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby, after giving effect to the anti-assignment provisions of the UCC of any applicable jurisdiction, other than any proceeds or receivable thereof to the extent the assignment of the same is effective under the UCC of any applicable jurisdiction notwithstanding such consent or restriction;

(r)                 any assets subject to any Receivables Facility;

(s)                 on the date of, and after, an IPO where the Borrower is the publicly listed entity, 100% of the Capital Stock of the Borrower;

(t)                 in the case of any Foreign Guarantor, any assets excluded by operation of the Agreed Security Principles;

(u)                any property (and any related rights and any related assets) (A) sold or otherwise transferred in connection with a Sale and Lease-Back Transaction or (B) subject to any Lien that is permitted or otherwise not prohibited by the terms of the Loan Documents subject to a Sale and Lease-Back Transaction permitted to the extent the documents governing such Sale and Lease-Back Transaction do not permit a Lien in favor of the Administrative Agent; and

(v)                aircraft, airframes, aircraft engines, helicopters and equipment and/or other assets that are affixed to, or otherwise constitute, such aircraft, airframes, aircraft engines and/or helicopters.

“Excluded Party” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Excluded Subsidiary” means:

(a)                (x) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary and (y) each subsidiary of each such non-Wholly-Owned Subsidiary;

(b)                any Immaterial Subsidiary;

(c)                any Restricted Subsidiary (i) that is prohibited or restricted from providing the Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of the acquisition of such Restricted Subsidiary (including pursuant to assumed Indebtedness)), (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory

54

consent, approval, license or authorization) (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) to provide the Loan Guaranty (in each case, on the Closing Date or at the time of the acquisition of such Restricted Subsidiary became a subsidiary) or (iii) with respect to which the provision of the Loan Guaranty could reasonably be expected to result in adverse Tax consequences that are not de minimis to Holdings, the Borrower, any Subsidiary or Parent Company, or any direct or indirect equity holders thereof as reasonably determined by the Borrower in consultation with the Administrative Agent;

(d)                any not-for-profit subsidiary;

(e)                any Captive Insurance Subsidiary;

(f)                 any Receivables Subsidiary;

(g)                any Foreign Subsidiary (other than a Foreign Guarantor);

(h)                any (i) FSHCO and (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary (other than a Foreign Guarantor) or any FSHCO;

(i)                 any Unrestricted Subsidiary;

(j)                 (i) any Restricted Subsidiary acquired by the Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Loan Guaranty) and (ii) any subsidiary of any Restricted Subsidiary described in the immediately preceding clause (i) that is subject to any prohibition described in such clause (i);

(k)                any other Restricted Subsidiary with respect to which the burden or cost of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby as reasonably determined by the Borrower in consultation with the Administrative Agent;

(l)                 solely in the case of any Swap Obligation (which for the avoidance of doubt shall be determined after giving effect to any “keepwell, support or other agreement” (as such terms are used under the Commodity Exchange Act)), any subsidiary that is not an “eligible contract participant” as defined under the Commodity Exchange Act and the regulations thereunder;

(m)              any broker-dealer subsidiary;

(n)                any subsidiary where the provision by such subsidiary of a Loan Guaranty could reasonably be expected to conflict with the fiduciary duties of such subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for such subsidiary or any of its officers or directors or to the extent it is not within the legal capacity of such subsidiary to provide a Loan Guaranty (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or otherwise), in each case, after giving effect to applicable “whitewash” or similar procedures to the extent any such “whitewash” or similar procedure is commercially reasonable in the good faith determination of the Borrower in consultation with the Administrative Agent; provided that, subject to the Agreed

55

Security Principles and the Guarantee Limitations, the applicable subsidiary shall use its commercially reasonable efforts to structure its Loan Guaranty to avoid or address such conflicts or risks and, where such restrictions, conflicts or risks apply, the relevant Loan Guaranty will be limited to the maximum amount or the maximum scope which such subsidiary may provide giving regard to applicable law, rules and legal principles (without subjecting members of management or directors of such subsidiary to any risk or personal and/or criminal liability);

(o)                Restricted Subsidiaries that are special purpose entities, including special purpose securitization entities;

(p)                Restricted Subsidiaries holding no material assets other than such property subject to a Sale and Lease-Back Transaction;

(q)                any Foreign Subsidiary which is not required to become a Guarantor or is otherwise prohibited from becoming a Loan Guarantor or otherwise providing a Loan Guaranty as a result of the application of the Agreed Security Principles;

provided that the Borrower in its sole discretion and in accordance with the provisions of the definition of “Guarantors”, may elect to cause (A) one or more Excluded Subsidiaries organized or existing under the laws of the United States, any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent to be designated as not being Excluded Subsidiaries by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Event of Default shall have occurred and be continuing or would result therefrom and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent and (B) any Guarantor that becomes an Excluded Subsidiary (including any Excluded Subsidiary that became a Guarantor pursuant to the foregoing clause (A)) to be released from its Guarantee (the “Excluded Subsidiary Joinder Exception”). It being understood and agreed that Malta shall be deemed a reasonably acceptable jurisdiction.

“Excluded Subsidiary Joinder Exception” shall have the meaning provided in the definition of “Excluded Subsidiary.”

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof, or any Governmental Authority succeeding to any or all of its functions) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

56

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net income (however denominated) or overall gross income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) any US federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Loan or Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (d) any Tax imposed as a result of a failure by the Administrative Agent, such Lender or any Issuing Bank to comply with Section 2.17(f) and (j), (e) any withholding Tax imposed under FATCA, and (f) any Taxes of a type or are similar to those described in Section 112029 of the 2025 Tax Act.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Letters of Credit” means all letters of credit in existence on the Closing Date and listed on Schedule 1.01(d) hereto.

“Extended Revolving Credit Commitment” means new revolving credit commitments resulting from an Extension of any existing Revolving Credit Commitments pursuant to an Extension Amendment.

“Extended Term Commitments” means new term commitments resulting from an Extension of any existing Term Commitments pursuant to an Extension Amendment.

“Extended Term Loans” means new term loans resulting from an Extension of any existing Term Loans pursuant to an Extension Amendment.

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and (b) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23, and acknowledged by the Administrative Agent (it being understood and agreed that failure by the Administrative Agent to acknowledge such amendment shall not affect the effectiveness thereof).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“fair market value” means, with respect to any asset or liability, the fair market value as determined by the Borrower in good faith; provided that the delivery by the Borrower of a third party valuation report from a nationally recognized accounting, appraisal, investment banking or consulting firm or from any other firm reasonably acceptable to the Administrative Agent shall be conclusive with respect to the value of the assets or liabilities covered thereby.

57

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements, treaties or conventions implementing the foregoing, and related legislation or official administrative rules or practices with respect to any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three major US banks of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

“Fee Letter” means (a) that certain Amended & Restated Fee Letter, dated as of May 23, 2025, by and among Merger Sub and the Arrangers and (b) with respect to the administrative agency fees, that certain Fee Letter, dated as of the Closing Date, by and among the Borrower and the Administrative Agent (as applicable).

“Finance Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.04), is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Model” the model made available by the Sponsor to the Administrative Agent prior to April 21, 2025.

“Financial Incurrence Test” shall have the meaning provided in Section 1.11(b).

“First Lien Debt” means (a) the Initial Term Loans and the Initial Revolving Loans and (b) any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Liens on the Collateral securing the Initial Term Loans and the Initial Revolving Loans.

“First Lien Intercreditor Agreement” means, any intercreditor agreement substantially in the form of Exhibit E hereto, in each case, with any changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) Consolidated First Lien Debt as of the last day of the applicable Test Period and (ii) Consolidated Operating Lease Liabilities as of the last day of the applicable Test Period to (b) Consolidated Adjusted EBITDAR for the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

58

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fitch” means Fitch Ratings, Inc.

“Fixed Amounts” has the meaning assigned to such term in Section 1.11(b).

“Fixed Basket” shall have the meaning provided in Section 1.11(b).

“Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the sum of, without duplication:

(a)                Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period; and

(b)                all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock during such period.

“Fixed Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Guarantor” means each (i) Jersey Loan Party, (ii) Swiss Loan Party and (iii) any Discretionary Guarantor that is not organized in the US.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Loan Party” means each Loan Party that is not a Domestic Loan Party.

“Foreign Subsidiary” means any existing or future direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Freely Disposable Amount” shall have the meaning provided in Section 9.27(a).

“FSHCO” means any Domestic Subsidiary that has no material assets (as determined by the Borrower in good faith) other than (x) Capital Stock (including, for this purpose, any debt or other instrument treated as equity for US federal income tax purposes) in, or Indebtedness issued by of one or more direct or indirect Foreign Subsidiaries (other than a Foreign Guarantor) or other FSHCOs and (y) cash, cash equivalents and incidental assets related thereto, held on a temporary basis; provided that, for the avoidance of doubt, a Domestic Subsidiary that would otherwise qualify as a FSHCO will not fail to qualify as a FSHCO due to the temporary receipt of cash payments in respect of its Capital Stock or Indebtedness in a Foreign Subsidiary so long as such Domestic Subsidiary promptly distributes such cash; provided, further, notwithstanding anything to the contrary herein, the Borrower hereby acknowledges and agrees that none of the following Subsidiaries shall constitute FSCHCOs: (a) Skechers Holdings USA 2, LLC, (b) Skechers Holdings USA 1, LLC, (c) Skechers Sourcing USA, LLC, (d) Skechers 10% Holdings, LLC, (e) Skechers Sourcing International, LLC, or (f) Skechers Holdings Switzerland, LLC.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year

59

from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Loan Parties, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the US in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Debt Basket” has the meaning assigned to such term in Section 6.01(u).

“General Investment Basket” has the meaning assigned to such term in Section 6.06(q).

“General Restricted Debt Payment Basket” has the meaning assigned to such term in Section 6.04(b)(iv).

“General Restricted Payment Basket” has the meaning assigned to such term in Section 6.04(a)(x).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, authority, regulatory body, central bank or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof, including any applicable supranational body (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any

60

Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Limitations” has the meaning specified in the Loan Guaranty, as may be supplemented or modified from time to time in accordance with the terms hereof and thereof.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction (or any master agreement which is intended to govern multiple Derivative Transactions) between the Borrower or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof or any Successor Holdings.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date of determination, any combination of Restricted Subsidiaries of the Borrower whose contribution to Consolidated Adjusted EBITDA, of which, when taken together with the contributions to Consolidated Adjusted EBITDA of all other Restricted Subsidiaries that are Immaterial Subsidiaries, does not exceed 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

61

“Incremental Amount” has the meaning assigned to such term in Section 6.01(nn).

“Incremental Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and (b) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto, and acknowledged by the Administrative Agent (it being understood that failure by the Administrative Agent to acknowledge such amendment shall not affect the effectiveness thereof).

“Incremental Calculation Methodology” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Incremental Cap” means:

(a)                Incremental Facility and Incremental Equivalent Debt (to the extent concurrently incurred in an aggregate principal amount) up to the sum of:

(i)                 the greater of $1,468,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus the aggregate outstanding principal amount of any Incremental Facility and/or Incremental Equivalent Debt previously incurred or issued in reliance on this clause (i), including after giving effect to any reclassification of any Incremental Facility and/or Incremental Equivalent Debt as having been issued or incurred in reliance on the Incremental Incurrence-Based Component (the “Fixed Incremental Amount”); plus

(ii)               at the election of the Borrower, any unused amount available under the General Debt Basket (including for the avoidance of doubt, any reallocated amounts thereunder) (provided that the outstanding principal amount of any Indebtedness incurred in reliance on this clause (ii) shall reduce the amount available under the General Debt Basket on a dollar-for-dollar basis) (this clause (ii), the “Reallocated General Debt Basket Incremental Component”); plus

(b)                the sum of, without duplication, (I) the aggregate principal amount of (v) voluntary prepayments of Term Loans, Additional Term Loans, Incremental Loans, Incremental Equivalent Debt and any other Indebtedness (including purchases of such Term Loans, Additional Term Loans, Incremental Loans, Incremental Equivalent Debt and any other Indebtedness at or below par and payments through Dutch auction procedures or privately negotiated transactions) and payments of such Term Loans, Additional Term Loans, Incremental Loans, Incremental Equivalent Debt and any other Indebtedness utilizing Section 9.05(f) or any other analogous “yank-a-bank” provision (in each case, in the principal amount of such Term Loans, Additional Term Loans, Incremental Loans, Incremental Equivalent Debt and any other Indebtedness subject thereto) by Holdings or any of its Subsidiaries, in each case, to the extent they are secured by Liens on the Collateral, (w) permanent commitment reductions in respect of (A) Revolving Credit Commitments, (B) revolving credit commitments established in reliance on the Non-Ratio Based Incremental Basket, (C) revolving credit commitments established as Designated Funding Commitments secured by Liens on the Collateral, (D) delayed draw term loan commitments established as Designated Funding Commitments secured by Liens on the Collateral (in each case under this clause (w), other than permanent commitment reductions in respect of delayed draw term loan commitments occurring as result of drawing loans thereunder), (x) voluntary prepayments, redemptions, repurchases and buybacks (including purchases (in the principal amount of the Indebtedness subject thereto)) by Holdings or any of its Subsidiaries at or below par and payments through Dutch auction procedures or privately negotiated transactions (in the principal amount of the Indebtedness subject thereto) and payments utilizing Section 9.05(f) (or any other “yank-a-bank” provisions hereunder) (and, with respect to revolving credit commitments and unfunded delayed draw term loan commitments, permanent commitment reductions), as applicable, of Incremental Loans, Additional Loans,

62

Incremental Equivalent Debt, in each case under this clause (x), to the extent such Indebtedness was incurred in reliance on clause (a) above or this clause (b) (or clause (c) below with respect to Indebtedness or commitments described or referenced in this clause (b)) and (y) voluntary prepayments, redemptions, repurchases and buybacks (including purchases by Holdings or any of its Subsidiaries at or below par and payments through Dutch auction procedures or privately negotiated transactions) (in each case, in the principal amount of the Indebtedness subject thereto) and payments utilizing Section 9.05(f) (or any other analogous “yank-a-bank” provision) (and, with respect to revolving credit commitments and unfunded delayed draw term loan commitments, permanent commitment reductions), as applicable, of Incremental Loans, Additional Loans, Incremental Equivalent Debt and any other Indebtedness, in each case under this clause (y), that is either (A) incurred under the Non-Ratio Based Incremental Basket, (B) secured by the Collateral or (C) incurred or guaranteed by any Restricted Subsidiary of the Borrower that does not constitute a Loan Party, in the case of each of clauses (v), (w), (x) and (y) above, other than from proceeds of incurrences of long-term Indebtedness (other than (X) any Indebtedness under any revolving credit facility or any intercompany loans made to effect the underlying transaction or (Y) without duplication, any Indebtedness or commitment then being incurred in reliance on the Prepayment Incremental Basket), minus, (II) subject to the last sentence of this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.22(a) prior to such date in reliance on this clause (b), (2) the aggregate principal amount of Incremental Equivalent Debt issued or incurred (including any unused commitments obtained) pursuant to Section 6.01(z)(a) prior to such date in reliance on this clause (b); plus

(c)                the sum of (I) the aggregate principal amount of voluntary prepayments, redemptions, repurchases and buybacks (including purchases at or below par and payments through Dutch auction procedures, privately negotiated transactions and payments utilizing Section 9.05(f) or any other analogous “yank-a-bank” provision (in each case, in the principal amount of the Indebtedness subject thereto)) (or, solely with respect to revolving credit commitments, the aggregate principal amount of permanent commitment reductions effected thereunder) by Holdings or any of its Subsidiaries of any Refinancing Indebtedness, Additional Loans, refinancing Loans or Term Loan refinancing, as applicable, previously applied, directly or indirectly, to the prepayment, redemption, repurchase, buyback or permanent commitment reduction, as applicable, of any Indebtedness or revolving credit commitment, as applicable, described in clause (a) or (b) above, in each case under this clause (c), to the extent such voluntary prepayment, redemption, repurchase or buyback was not financed with the proceeds of long-term Indebtedness (other than (X) any Indebtedness under any revolving credit facility or any intercompany loans made to effect the underlying transaction or (Y) without duplication, any Indebtedness or commitment then being incurred in reliance on the Prepayment Incremental Basket) of the Borrower or the Restricted Subsidiaries, minus, (II) subject to the last sentence of this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.22(a) prior to such date in reliance on this clause (c), (2) the aggregate principal amount of Incremental Equivalent Debt issued or incurred (including any unused commitments obtained) pursuant to Section 6.01(z)(a) prior to such date in reliance on this clause (c) (this clause (c), together with clause (b) above, the “Prepayment Incremental Basket”; clauses (a), (b) and (c) of the Incremental Cap, collectively, the “Non-Ratio Based Incremental Basket”); or

(d)                an unlimited amount so long as, in the case of this clause (d), after giving effect to the relevant Incremental Facility and/or Incremental Equivalent Debt, as applicable;

63

(i)                    if such Incremental Facility and/or Incremental Equivalent Debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed the greater of (A) 2.75:1.00 and (B) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;

(ii)                  if such Incremental Facility and/or Incremental Equivalent Debt constitutes Junior Lien Debt, at the election of the Borrower, either (x) the Secured Net Leverage Ratio does not exceed the greater of (1) 3.50:1.00 and (2) the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Interest Coverage Ratio is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness; or

(iii)                if such Incremental Facility and/or Incremental Equivalent Debt is unsecured or secured by the Collateral on a junior basis to any lien on the Collateral securing any other Junior Lien Debt (any such debt, “Third Lien Debt”) or is secured by assets that do not constitute Collateral (“Unsecured/Non-Collateral Debt”), at the election of the Borrower, either (x) the Total Net Leverage Ratio does not exceed the greater of (1) 5.75:1.00 and (2) the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Interest Coverage Ratio is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness;

(iv)                 in each case described in this clause (d), calculated on a Pro Forma Basis, including the application of the proceeds thereof (this clause (d), the “Incremental Incurrence-Based Component”);

(v)                   and, in each case above, in the case of any Incremental Facility or Incremental Equivalent Debt consisting of a revolving facility or a delayed draw term loan facility then being incurred or established, the same shall be subject to Section 1.11(b); provided that:

(A)       any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion; provided, that unless the Borrower elects otherwise, so long as the MFN Provision would not be triggered by the incurrence or implementation thereof, any such Incremental Facility and/or Incremental Equivalent Debt will be automatically deemed to have been incurred under the Incremental Incurrence-Based Component, to the maximum extent permitted thereunder (and calculated as described below); and

(B)       any portion of any Incremental Facility or Incremental Equivalent Debt (and in each case, any Replacement Debt or Permitted Debt Exchange Securities or any Refinancing Indebtedness in respect thereof) that is incurred or implemented under clauses (a) through (d) of this definition will be, unless the Borrower elects otherwise, automatically reclassified as having been incurred or implemented under the applicable Incremental Incurrence-Based Component, if at any time after the initial incurrence thereof, on a Pro Forma Basis, the First Lien Net Leverage Ratio test, the Secured Net Leverage Ratio test, the Total Net Leverage Ratio test or the Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition would have been satisfied if such Incremental Facility or Incremental Equivalent Debt were incurred or implemented at such time (clauses (A) and (B) above, the “Incremental Calculation Methodology”).

In the case of any New Term Loan Commitment or Permitted Other Indebtedness established in the form of a delayed draw term loan commitment (each, an “Incremental Delayed Draw Term Loan

64

Commitment”), at the election of the Borrower in its sole discretion, for purposes of determining capacity under, and compliance with the Maximum Incremental Facilities Amount (including for purposes of incurring or establishing such Incremental Delayed Draw Term Loan Commitment (and any associated loan when such Incremental Delayed Draw Term Loan Commitment is funded)), either (A) such Incremental Loan or Permitted Other Indebtedness shall be deemed to be fully drawn at the time such Incremental Delayed Draw Term Loan Commitment becomes effective (for the avoidance of doubt, in the case of this clause (A), the actual drawing of such Incremental Delayed Draw Term Loan Commitment shall not be deemed to be an additional incurrence of Incremental Loans or Permitted Other Indebtedness for purposes of this definition of Maximum Incremental Facilities Amount) or (B) such Incremental Loan or Permitted Other Indebtedness shall be incurred as and when the applicable Incremental Loan or Permitted Other Indebtedness under such Incremental Delayed Draw Term Loan Commitment is funded in accordance with the terms of such Incremental Delayed Draw Term Loan Commitment (for the avoidance of doubt, in the case of this clause (B), such New Term Loan Commitment or Permitted Other Indebtedness in the form of an Incremental Delayed Draw Term Loan Commitment shall be deemed not to be drawn for all purposes under the Loan Documents until such Incremental Delayed Draw Term Loan Commitment is funded) (this paragraph, the “Incremental Delayed Draw Term Loan Commitment Incurrence Election Provision”).

“Incremental Commitment” means any commitment made by any lender to provide all or any portion of any Incremental Facility and/or Incremental Loan.

“Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary (subject, with respect to Incremental Equivalent Debt (other than Acquired Indebtedness that is not incurred, assumed or issued in contemplation of the applicable acquisition, Investment, merger, amalgamation or consolidation) issued, incurred or otherwise obtained by any Restricted Subsidiary that does not constitute a Loan Party, to the Non-Guarantor Debt Basket) in respect of one or more series, issuances or tranches of secured or unsecured senior notes, loans or credit facilities, secured or unsecured subordinated notes, loans or credit facilities and/or other secured or unsecured Indebtedness (which, in each case, without limitation, may be first lien or junior lien) (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise); provided, that:

(a)                the amount of Incremental Equivalent Debt incurred at each time shall be permitted under the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination);

(b)                subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity applicable to such notes or loans (other than revolving Indebtedness) is not shorter than the remaining Weighted Average Life to Maturity of the then-existing Initial Term Loans;

(c)                (i) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date with respect to such notes or loans (other than revolving Indebtedness) is no earlier than the Initial Term Loan Maturity Date and (ii) the final maturity date with respect to any revolving Indebtedness is no earlier than the Initial Revolving Facility Maturity Date, in each case of clauses (i) and (ii), determined on the date of the issuance or incurrence, as applicable, thereof;

(d)                subject to clauses (b) and (c) above, such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt;

65

(e)                the currency, pricing, interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts, the maturity and amortization schedule applicable to any Incremental Equivalent Debt, AHYDO Catch-up Payments, and any covenant or event of default terms shall be determined by the Borrower and the lender or lenders providing such Incremental Equivalent Debt;

(f)                 such Incremental Equivalent Debt will be documented pursuant to separate documentation from this Agreement; and

(g)                if such Indebtedness is (i) First Lien Debt or (ii) Junior Lien Debt, then the holders (or representative thereof) of such Indebtedness that is Junior Lien Debt, shall be party to an applicable Intercreditor Agreement or with respect to Indebtedness that is First Lien Debt that constitutes Secured Obligations under this Agreement, such Intercreditor Agreement shall be at the option of the Borrower unless otherwise required.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is executed by each of (a) Holdings, the Borrower and each other borrower thereunder (if any), (b) (solely to the extent the Administrative Agent’s consent is required to the admission as a Lender of any provider of such Incremental Facility or to the extent such amendment affects adversely in any material respect the rights, responsibilities or liabilities of the Administrative Agent) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Incurrence-Based Component” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.12(d).

“Indebtedness” as applied to any Person means, without duplication:

(a)                all indebtedness for borrowed money;

(b)                that portion of obligations with respect to Finance Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

66

(c)                all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)                any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 calendar days after becoming due and payable, (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iii) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of the incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e)                any Indebtedness of any other Person secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f)                 the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)                the Guarantee by such Person of the Indebtedness of another;

(h)                all obligations of such Person in respect of any Disqualified Capital Stock; and

(i)                 all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid principal amount of such Indebtedness and (B) the fair market value of the property encumbered thereby and (ii) the term “Indebtedness” notwithstanding the forgoing, shall exclude (A) intercompany loans and/or advances arising from cash management, Tax and accounting operations, (B) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 calendar days (inclusive of any rollover or extension of maturity) (C) contingent obligations incurred in the ordinary course of business, (D) obligations under or with respect of Receivables Facilities and Qualified Securitization Financings, (E) prepaid or deferred revenue arising in the ordinary course of business, (F) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (G) trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business, (H) any earn-out obligation until 60 calendar days after such obligation has become due and payable in cash and has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (I) customary obligations under employment agreements and deferred compensation, (J) lease obligations that do not constitute Non-Finance Lease Obligations, (K) (x) any liabilities in respect of appraisal and dissenter rights of current or former equity holders at such time and (y) any liabilities or obligations in respect of Dissenting Company Shares (including any Dissenting Company Share Resolution or Dissenting Company Share Resolution Payment) (any such liabilities under this clause (y), “Dissenting Company Share Liabilities”) and (L) obligations with respect to any company equity awards, or (M) to the extent fully and mandatorily convertible for Qualified Capital Stock of the Borrower.

67

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (1) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (2) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement) and (ii) exclude obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person. The Indebtedness of any Parent Company appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall not constitute Indebtedness of the Borrower so long as such Indebtedness is non-recourse to the Borrower or any of its Restricted Subsidiaries.

The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

Notwithstanding the foregoing, other than in connection with making an election under Section 1.12, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to represent unrestricted cash for purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Default” has the meaning assigned to such term in Section 1.03(t).

“Initial Lenders” means the Arrangers and the Affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

68

“Initial Revolving Credit Commitment” means, with respect to any Revolving Lender, the commitment of such Person to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Person assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $1,600,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Facility Maturity Date” means, September 12, 2030.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment and/or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” has the meaning assigned to such term in Section 2.01(a)(iii).

“Initial Term Commitment” means the Tranche B-1 Commitment and the Tranche B-2 Commitment, as the case may be.

“Initial Term Lender” means each Lender with an Initial Term Commitment or an outstanding Initial Term Loan, including, for the avoidance of doubt, each Tranche B-1 Term Lender and each Tranche B-2 Term Lender.

“Initial Term Loan Maturity Date” means September 12, 2032.

“Initial Term Loans” means the Tranche B-1 Term Loans and the Tranche B-2 Term Loans.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit C hereto to the extent required by this Agreement and/or the Security Agreement, in each case, together with any supplements thereto.

“Intercompany Note” means the Global Intercompany Note substantially in the form of Exhibit Q, as the same may be amended, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means

(a)                with respect to any Indebtedness that constitutes First Lien Debt, a First Lien Intercreditor Agreement;

(b)                with respect to any Indebtedness that constitutes Junior Lien Debt, a Junior Lien Intercreditor Agreement; and/or

69

(c)                with respect to any Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower and the Administrative Agent;

provided, that, notwithstanding anything to the contrary herein, the requirement to enter into or deliver any Intercreditor Agreement shall be automatically satisfied if such Intercreditor Agreement is (1) substantially on the terms set forth in Exhibit E or Exhibit G without material changes to such forms or (2) otherwise reasonably acceptable to the Borrower and the Administrative Agent, and in each case such Intercreditor Agreement has been executed by the Senior Representative of such other Indebtedness and the Borrowers and the Guarantors.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR as of the most recently ended Test Period to (b) Ratio Interest Expense for the most recently ended Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided, that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of calendar days from the Closing Date through the date of determination.

“Interest Election Request” means a request by the Borrower in the form of Exhibit H hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loan , each Scheduled Payment Date and the maturity date applicable to such ABR Loan or Canadian Prime Rate Loan, (b) with respect to any EURIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a EURIBOR Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and the Maturity Date, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) or, at the option of the Borrower and subject to the Administrative Agent’s consent, the date that is the last day of each calendar month during which the one-month anniversary of the Borrowing of such Loan occurs, and the Maturity Date, (c) with respect to any Term CORRA Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (d) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and the Maturity Date, (e) with respect to any other Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of any such Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and the Maturity Date and (f) with respect to any Swingline Loan, the earliest of the last day of the Interest Period applicable to such Borrowing, the fifth (5th) Business Day after such Swingline Loan is made and the Maturity Date.

70

“Interest Period” means with respect to (a) any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent available to all relevant affected Lenders, 12 months or a shorter period) thereafter, as the Borrower may elect, (b) any Term CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months, as the Borrower may elect, (c) any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect, or, with respect to the Closing Date, the date acceptable to the Administrative Agent as set forth in the Borrowing Request, (d) any other Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or such other period to the extent available to all relevant Lenders and acceptable to the Administrative Agent) thereafter, as the Borrower may elect and (e) any Borrowing of Swingline Loans with a rate that requires an Interest Period election, the period commencing on the date of such Borrowing and ending no later than five (5) Business Days thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition for consideration by the Borrower or any of its Restricted Subsidiaries of any of the Capital Stock of any other Person (other than any Loan Party), (b) the acquisition for consideration by the Borrower or any of its Restricted Subsidiaries by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Borrower, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for any increase or decrease in value, or any write-up, write-down or write-off with respect thereto, but giving effect to (i) any repayment of principal and/or interest in the case of any Investment in the form of a loan or other debt instrument, (ii) any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, Tax and accounting operations and (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 calendar days (inclusive of any rollover or extension of maturity).

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in

71

an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration). An Investment will be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Capital Stock or other securities.

“Investment Grade Securities” means:

(a)       securities issued or directly and fully guaranteed or insured by the United States, Canadian, Swiss or United Kingdom government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)       securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c)       debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries; and

(4)       investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investor Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date, which may include one or more of any Sponsor’s limited partners.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IP Separation and Relicense Transaction” means (a) any Disposition by the Borrower or any Restricted Subsidiary of any Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture) and/or (b) any Investment by the Borrower or any Restricted Subsidiary in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture), in each case, which Material Intellectual Property is, (i) following the consummation of such Disposition or Investment, licensed by the Borrower and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by the Borrower and/or such Restricted Subsidiary in the ordinary course of business (other than pursuant to a bona fide “transition service” or similar arrangement or in the same manner as other customers, suppliers or commercial partners

72

of the relevant transferee generally) or (ii) used to raise financing secured against such Material Intellectual Property, the proceeds of which are distributed or transferred to the Borrower and/or any Restricted Subsidiary (unless such proceeds are used to pay purchase price consideration in connection with the establishment of a bona fide operational joint venture).

“IPO” means (a) an underwritten public offering by Borrower (or its direct or indirect parent company) of equity interests in Borrower (or in its direct or indirect parent company, as the case may be) after the Closing Date (whether alone or in connection with a secondary public offering), (b) the purchase or other acquisition, directly or indirectly, by merger, consolidation or otherwise, of equity interests of the Target, Holdings or any other equityholder of the Target by any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any subsidiary thereof) or  (c) any other transaction or series of transactions that results in, or following which, any common equity interests of the Borrower or any direct or indirect equityholder of the Borrower (including any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) (or its successor by merger, amalgamation or other combination)) or any subsidiary of Holdings formed in contemplation of an IPO that Holdings will distribute to its direct or indirect equityholder in connection with such IPO being publicly listed or admitted to trading on any national or international securities exchange (or other securities exchange or regulated market so long as reasonably acceptable to the Administrative Agent); provided that, notwithstanding anything to the contrary herein, in each case of the foregoing, neither the Closing Date Acquisition and the transactions contemplated in connection therewith nor the listing solely of Capital Stock that is SEC registered after completion of the Closing Date Acquisition shall in any event qualify as an IPO; provided further the public listing of the Capital Stock of Skechers U.S.A., Inc. that remain outstanding after the Transaction without a contemporaneous transaction of the type described in clause (a) or (b) will not constitute an IPO.

“IPO Entity” means, following any IPO, the Person the Capital Stock of which is publicly traded as a result of such IPO (which may, for the avoidance of doubt, be a Person the Capital Stock of which was publicly traded prior to such IPO).

“IPO Listco” means (a) any IPO Entity or (b) any Wholly-Owned Subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transaction” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including:

(a)                formation and ownership of any IPO Shell Company;

(b)                entry into, and performance of, (i) a reorganization or similar agreement among any of the Borrower, one or more of its subsidiaries, any Parent Company and/or any IPO Shell Company that implements a transaction described in this definition of “IPO Reorganization Transaction” and any other reorganization transaction in connection with any IPO, so long as after giving effect to such agreement and the transactions contemplated thereby, in the good faith determination of the Borrower, the security interests of the Lenders in the Collateral and each Loan Guaranty, taken as a whole, would not be materially impaired and (ii) any customary underwriting agreement in connection with an IPO and any future follow-on underwritten public offering of common Capital Stock in the IPO Entity, including the provision by any IPO Entity and Holdings or the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder;

(c)                (i) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in the Borrower with such IPO Subsidiary as the survivor of such merger and holding

73

Capital Stock in Holdings and/or (ii) the dividend or other distribution by Holdings or the Borrower of Capital Stock of any IPO Shell Company or other transfer of ownership to the holder of Capital Stock of Holdings;

(d)                the issuance of the Capital Stock of any IPO Shell Company to holders of Capital Stock of Holdings in connection with any IPO Reorganization Transaction;

(e)                the making of Restricted Payments to (or Investments in) any IPO Shell Company or Holdings or any subsidiary to permit Holdings or the Borrower to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amount necessary for IPO Listco to pay, IPO-related expenses and the making of any such distribution by Holdings;

(f)                 the repurchase by IPO Listco of its Capital Stock from Holdings, the Borrower or any subsidiary;

(g)                the entry into any exchange agreement, pursuant to which holders of Capital Stock of Holdings and certain non-economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock of IPO Listco;

(h)                any issuance, dividend or distribution of the Capital Stock of any IPO Shell Company or other Disposition of ownership thereof to any IPO Shell Company and/or the direct or indirect holders of Capital Stock of Holdings; and

(i)                 any other transaction reasonably incidental to, or necessary for the consummation of, an IPO so long as after giving effect to such transaction, in the good faith determination of the Borrower, the security interests of the Lenders in the Collateral and each Loan Guaranty, taken as a whole, would not be materially impaired.

“IPO Shell Company” means, collectively, IPO Listco and each IPO Subsidiary.

“IPO Subsidiary” means any Wholly-Owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, any IPO Reorganization Transaction and any IPO.

“IRS” means the US Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(e)(ii).

“Issuing Bank” means, as the context may require, each Revolving Lender set forth on Schedule 1.01(a) designated as an “Issuing Bank” thereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate; provided that, notwithstanding anything to the contrary herein, no Issuing Bank shall be required to issue any bank guarantee or trade or documentary Letter of Credit or issue any Letter of Credit denominated in a currency that, in each case, such Issuing Bank does not generally issue on behalf of its customers, without such Issuing Bank’s written consent.

“Jersey Loan Party” means Skechers Holdings Jersey, Limited, Sketchers Holdings International, Ltd., Sketchers International, Skechers International II and any other Loan Party formed under the laws of Jersey.

74

“Jersey Subsidiary” means any wholly owned Restricted Subsidiary of the Borrower organized under the laws of Jersey that is either (x) owned by a Domestic Subsidiary (as defined below) or (y) a wholly-owned Restricted Subsidiary of the Borrower that is organized under the laws of Jersey.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit K or such other form that is reasonably satisfactory to the Administrative Agent and the Borrower, in each case, in respect of the Loan Guaranty, the US Security Agreement and any Applicable Pledge Agreement; it being understood and agreed that any Joinder Agreement executed by any Foreign Subsidiary may include such modifications as may be necessary to reflect the fact that such Foreign Subsidiary may not become party to the US Security Agreement, including changes to reflect the limitations set forth in the Collateral and Guarantee Requirements, the Perfection Requirements and/or the Agreed Security Principles unless otherwise agreed by the Borrower and the Administrative Agent.

“JPMorgan” has the meaning assigned to such term in the preamble of this Agreement.

“Judgment Currency” has the meaning assigned to such term in Section 9.24.

“Junior Lien Debt” means any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or any of their respective subsidiaries) that is or purports to be secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Initial Term Loans and the Initial Revolving Loans.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit G hereto (including any immaterial changes to such form as agreed by the Borrower in its discretion), with any material changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(i)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than any Letter of Credit that is subject to Letter of Credit Support at such time) at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means:

(i) in the case of Domestic Subsidiaries, clauses (a) and (b) below, and (ii) in all other cases:

75

(a)                the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing;

(b)                the application of applicable Debtor Relief Laws;

(c)                the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void;

(d)                the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge;

(e)                the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)                 the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)                the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created;

(h)                the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions;

(i)                 the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(j)                 the principles of private and procedural laws which affect the enforcement of a foreign court judgment; and

(k)                similar principles, rights and defenses under the laws of any relevant jurisdiction; and

(ii)       any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.

“Lender Party” has the meaning assigned to such term in Section 9.14.

“Lenders” means the Term Lenders, the Revolving Lenders and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and/or (b) any bank guarantee issued pursuant to this Agreement.

76

“Letter of Credit Commitment” means with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit in an aggregate at least equal to the product of (a) such Issuing Bank’s pro rata share of the Total Revolving Credit Commitment and (b) the Letter of Credit Sublimit. The aggregate amount of the Letter of Credit Commitments as of the Closing Date is $200,000,000.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(d)(i).

“Letter of Credit Request” means a request by the Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 substantially in the form of Exhibit N hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Borrower. In addition, if requested by the relevant Issuing Bank, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $200,000,000, subject to increase in accordance with Section 2.22(g) hereof.

“Letter of Credit Support” means, with respect to any Letter of Credit, that (a) such Letter of Credit has been Cash collateralized or otherwise backstopped in an amount equal to 100% of the face amount of such Letter of Credit, (b) a separate letter of credit has been issued in favor of the relevant Issuing Bank (or its designee) with respect to such Letter of Credit pursuant to arrangements reasonably satisfactory to such Issuing Bank and in an amount equal to 100% of the face amount of the applicable Letter of Credit issued hereunder, (c) such Letter of Credit has been deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank or (d) other arrangements reasonably acceptable to the relevant Issuing Bank with respect to such Letter of Credit.

“Lien” means with respect to any asset, any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security over any assets; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guaranty, the Collateral Documents, the Fee Letters, any Borrower Joinder, any Joinder Agreement, any Intercompany Note, any Intercreditor Agreement to which the Borrower is a party, each Refinancing Amendment, each Incremental Amendment, each Extension Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means (a) prior to an IPO, Holdings, (b) each Subsidiary Guarantor, Foreign Guarantor and each Discretionary Guarantor and (c) solely with respect to any Secured Hedging Obligations or Banking Services Obligations of any Restricted Subsidiary, the Borrower. Unless otherwise specified herein or therein, references to “Guarantor” in any Loan Document shall mean “Loan Guarantor”.

77

“Loan Guaranty” means (a) the Loan Guaranty, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 hereof (or with respect to any Indebtedness subject to the Permitted Alternative Security Indebtedness Exception, only for the benefit of such Indebtedness) and (b) with respect to any Discretionary Guarantor that is a Foreign Subsidiary, any guarantee in substantially the form of Exhibit I, as modified to reflect customary changes reasonably satisfactory to the Borrower and the Administrative Agent.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Borrower and each Loan Guarantor.

“Loans” means any Initial Term Loan, the Initial Revolving Loans, any Additional Term Loan, any Additional Revolving Loan or any Swingline Loan.

“Management Investors” means the current and former officers, directors, managers, employees, consultants and members of management of Holdings, the Borrower, any Parent Company and/or any subsidiary of the Borrower (including, on the Closing Date, those of the Target and its subsidiaries).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount, determined by the Borrower in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment; provided that if such Parent Company directly or indirectly owns less than 100% of the Capital Stock of the Borrower, the Market Capitalization shall be (x) the amount determined above divided by (y) the decimal equivalent of the percentage of the Capital Stock of the Borrower directly or indirectly owned by such Parent Company.

“Material Adverse Effect” means (a) on the Closing Date (including, for the avoidance of doubt, for purposes of any representation and warranty made as of the Closing Date), a Company Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, properties, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money owing from any Person (other than any Loan Party) which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” means any intellectual property owned by the Borrower or its Restricted Subsidiaries as of the Closing Date and the loss of which would have (as determined by the Borrower) a material and adverse effect on the business of the Borrower and its Restricted Subsidiaries (taken as a whole).

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Facility Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c)

78

with respect to any Replacement Term Loan, Additional Term Loans funded under Replacement Term Commitments or Replacement Revolving Facility, the final maturity date for such Replacement Term Loan or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Amendment, and (e) with respect to any Extended Revolving Credit Commitment, Extended Term Loans or Additional Term Loans funded under the Extended Term Commitments, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Maximum Tender Condition” has the meaning assigned to such term in Section 2.24(b).

“Merger Sub” has the definition assigned to such term in the introductory paragraph hereto.

“MFN Excluded Debt” means any Indebtedness that would otherwise constitute MFN Indebtedness but for satisfying any one of the following:

(a)                such Indebtedness is incurred or implemented in connection with any acquisition, dividend recapitalization or other Investment;

(b)                such Indebtedness is incurred or implemented in connection with the refinancing of any other Indebtedness permitted hereunder pursuant to Section 6.01; or

(c)                the aggregate outstanding principal amount of such Indebtedness incurred in reliance of this clause does not exceed the greater of $1,468,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period, determined at the time of each incurrence.

“MFN Indebtedness” means any Indebtedness incurred in reliance on Section 2.22 (other than any MFN Excluded Debt) that is:

(a)                secured by the Collateral and ranks on a pari passu with the Initial Term Loans and the Initial Revolving Loans in right of payment and with respect to security;

(b)                a broadly syndicated floating-rate cash-pay Term Loan other than Customary Term A Loans;

(c)                denominated in the same currency as the currency of Indebtedness benefiting from the MFN Provisions;

(d)                initially incurred in reliance on the Incremental Incurrence-Based Component (and not by virtue of any re-classification described in clause (C) of the proviso to the definition of “Incremental Cap”);

(e)                incurred or implemented prior to the date that is 6 months after the Closing Date; and

(f)                 scheduled to mature prior to the date that is one day after the Initial Term Loan Maturity Date.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

79

“Minimum Equity Contribution Percentage” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Minimum Tender Condition” has the meaning assigned to such term in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc.

“MUFG” Bank, N.A., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as MUFG may deem appropriate to provide the services referred to herein.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to:

(a)                any payment or proceeds in Cash and Cash Equivalents received in excess of the De Minimis Proceeds Threshold by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any asset of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any asset of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case other than any amount that is attributable to business interruption and/or lost profit; minus

(b)                the sum of the following (in each case after deducting the De Minimis Proceeds Threshold):

(i)                 any actual out-of-pocket cost and/or expense incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Restricted Subsidiary in respect thereof;

(ii)               payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and/or any First Lien Debt and/or Junior Lien Debt) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale;

(iii)             the reasonable out-of-pocket costs of putting any affected property in a safe and secure position;

(iv)              any selling costs and/or out-of-pocket expense (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any

80

intercompany distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition; it being understood that the reduction of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (iv);

(v)                any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds); and

(vi)              in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary of Holdings, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary of Holdings as a result thereof.

“Net Proceeds” means:

(a)                with respect to any Disposition (including any Prepayment Asset Sale), the proceeds received in Cash and Cash Equivalents (including Cash and Cash Equivalent proceeds subsequently received (as and when received) in respect of Non-Cash Consideration initially received), net of:

(i)                 any selling costs and/or out-of-pocket expense (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to any Tax sharing arrangement and/or any intercompany distribution) in connection with such Disposition) and any costs and expenses reasonably anticipated by the Borrower to be incurred in connection with any transition services to be provided in connection with such Disposition; it being understood that the reduction in the amount of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (i);

(ii)               amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition or in respect of pension liabilities or environmental liabilities (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Proceeds);

(iii)             the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness that constitutes First Lien Debt or Junior Lien Debt) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and payments required to be made under Hedge Agreements terminated in connection with such Disposition;

(iv)              any Cash escrow (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition;

81

(v)                in the case of any Disposition by any non-Wholly-Owned Subsidiary of the Borrower, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) that is attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary of the Borrower as a result thereof; and

(b)                with respect to any issuance or incurrence of Indebtedness, issuance of Capital Stock and/or any contribution in respect of any Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“New Store Addback” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Non-Debt Fund Affiliate” means any Sponsor and any Affiliate of such Sponsor, other than any Debt Fund Affiliate.

“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).

“Non-Finance Lease Obligation” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.04), is not and is not required to be accounted for as a finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Fixed Basket” shall have the meaning provided in Section 1.11(b).

“Non-Ratio Based Incremental Basket” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Non-US Collateral” means any Collateral granted by, or over the share capital of, a Foreign Guarantor (in each case, subject to and accordance with the Agreed Security Principles).

“Non-US Security Agreement” means (a) each security or pledge agreement executed by any Foreign Guarantor and (b) each other security or pledge agreement executed by any Foreign Guarantor pursuant to Section 5.12 in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and in a manner consistent with this Agreement.

“Not Otherwise Applied” means, with respect to the amount of any capital contribution or the proceeds of the issuance of any Qualified Capital Stock after the Closing Date, at the time of determination, (a) such amount has not and will not concurrently be included in determining the basket availability under any of (A) clauses (a)(iii) or (a)(iv) of the Available Amount, (B) the Available Excluded Contribution Amount, (C) the incurrence of any Indebtedness pursuant to Section 6.01(r) or (D) the making of Dispositions in reliance on Section 6.07(dd) and (b) such amount has not and will not be utilized as Cure Amount.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a

82

Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other similar Taxes arising solely from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding (i) any Excluded Taxes, and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

83

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, and, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq, or any similar law or regulation.

“Outstanding Amount” means (a) with respect to any Term Loan, Revolving Loan and/or Swingline Loan on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Term Loan, Revolving Loan and/or Swingline Loans, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the Dollar Equivalent of the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrower of such unreimbursed LC Disbursement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means any Person of which, together with one or more other Parent Companies, Holdings is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant/SPC Register” has the meaning assigned to such term in Section 9.05(c).

“Payment” has the meaning assigned to such term in Section 9.26(a).

“Payment Notice” has the meaning assigned to such term in Section 9.26(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Holdings, the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Perfection Requirements” means (a) with respect to any Loan Party (other than a Loan Party that is both a Discretionary Guarantor and a Foreign Subsidiary), the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the US Patent and Trademark Office and the US Copyright Office (solely as required under the

84

applicable Security Agreement), the proper recording or filing, as applicable, of Mortgages (and any corresponding UCC or equivalent fixture filing, each in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary (and agreed by the Borrower) in order to create a valid and subsisting Lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank and (b) with respect to any Loan Party that is a Foreign Subsidiary and/or Foreign Guarantor, any recording, filing, registration, notification or other action required to be taken in the US, Jersey or Switzerland or any other applicable jurisdiction, in each case of the foregoing clauses (a) and (b), to the extent required by the applicable Loan Documents and/or subject to the Agreed Security Principles.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA Rate”.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or any Restricted Subsidiary as a result of such Investment.

“Permitted Alternative Security Indebtedness Exception” means, with respect to any Indebtedness that is subject to restrictions hereunder on the scope of collateral and/or Guarantees for such Indebtedness, such Indebtedness at any time outstanding may nevertheless be secured by assets of the Borrower and its Restricted Subsidiaries not constituting Collateral and/or Guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Borrower and/or any Restricted Subsidiary, on the one hand, and any other Person, on the other hand.

“Permitted Debt Exchange” has the meaning assigned to such term in Section 2.24(a).

“Permitted Debt Exchange Offer” has the meaning assigned to such term in Section 2.24(a).

“Permitted Debt Exchange Securities” has the meaning assigned to such term in Section 2.24(a).

“Permitted Earlier Maturity Indebtedness Exception” means with respect to any Indebtedness that would otherwise be required to have a later maturity than the maturity of any other Indebtedness and/or a Weighted Average Life to Maturity that is longer than the Weighted Average Life to Maturity of any other Indebtedness, Indebtedness satisfying any of the following shall nevertheless not be required to comply with such restrictions: (a) any Indebtedness constituting Customary Bridge Loans, (b) any Indebtedness constituting Customary Term A Loans, (c) any Indebtedness incurred to finance any Permitted Acquisition or other permitted Investment and (d)(i) Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $1,468,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently

85

ended Test Period, plus, (ii) an amount not to exceed unutilized amounts pursuant to the General Debt Basket (provided that any such usage under this clause (d)(ii) shall reduce the amount available under the General Debt Basket).

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting Capital Stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Tax Restructuring” means any reorganizations, transactions and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Closing Date so long as such Permitted Tax Restructuring is not materially adverse to the Lenders or the security interests of the Administrative Agent for the benefit of the Lenders, taken as whole (including by a material portion of the assets that constitute Collateral immediately prior to the Permitted Tax Restructuring no longer constituting Collateral), or is not otherwise materially adverse to the Secured Parties. For the avoidance of doubt, a successor guarantor that is organized or existing under the laws of the jurisdiction of the predecessor company or under the laws of a jurisdiction reasonably acceptable to the Administrative Agent (and, if required by Section 2.25, such other party hereto) (such jurisdiction, “Redomiciled Jurisdiction”; it being understood that Malta shall be considered reasonably acceptable), where a pledge of shares of such entity as Collateral and Guarantee by such entity is permitted or otherwise not prohibited, shall not be deemed to be materially adverse to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by Holdings and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Planned Expenditures” has the meaning assigned to such term in Section 2.11(b).

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Closing Equity Compensation” means any payment made after the Closing Date of consideration for restricted stock units and other stock compensation of the Borrower and its Restricted Subsidiaries (including the Target) in existence on the Closing Date pursuant to the terms of the Acquisition Agreement.

“Prepayment Asset Sale” means any non-ordinary course Disposition of Collateral by the Borrower or any Restricted Subsidiary made pursuant to Section 6.07(h) or (y).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted

86

therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Priming Indebtedness” shall have the meaning provided in Section 9.02(b).

“Priming Transaction” shall have the meaning provided in Section 9.02(b).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio, any other financial ratio calculation, Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR, Specified Transactions, Consolidated Total Assets and any other determination by reference to the financial data set forth in the financial statements of the Borrower and its Restricted Subsidiaries (including any component definition thereof), that:

(a)                in the case of (i) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Borrower and/or any Restricted Subsidiary, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and/or (iii) the implementation of any Business Optimization Initiative relating to a cost-savings action or (iv) if applicable, any Specified Transaction described in clause (j) of the definition thereof, income statement items (whether positive or negative and including, any expected cost savings) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(b)                in the case of (i) any Permitted Acquisition or other Investment, (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and/or (iv) if applicable, any Specified Transaction described in clause (j) of the definition thereof, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c)                any retirement or repayment of Indebtedness by the Borrower or any of its Restricted Subsidiaries that constitutes a Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(d)                any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith that constitutes a Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower;

87

(e)                the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount of Cash or Cash Equivalents, which is addressed in clause (f) below), whether pursuant to any Specified Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Specified Transaction”, shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made;

(f)                 subject to Section 1.12, the Unrestricted Cash Amount shall be calculated as of the applicable date of determination giving pro forma effect to the consummation of any Specified Transaction consummated concurrently with the transaction giving rise to such determination, including any application of cash proceeds in connection therewith but without “netting” of any cash proceeds of any Indebtedness (provided that, notwithstanding anything to the contrary herein, the cash proceeds of any such Incremental Facility may only be netted in calculating leverage ratios if (1) the cash proceeds from such Incremental Facility will be funded to replenish or replace cash on the balance sheet of the Borrower and its Restricted Subsidiaries and not promptly applied for consummating another Specified Transaction and only during such time when such cash proceeds remain on the balance sheet of the Borrower and its Restricted Subsidiaries and (2) with notice by the Borrower in good faith to the Administrative Agent, replenish or replace cash on the balance sheet that was previously used to finance a Permitted Acquisition, other Investment or Capital Expenditure; and

(g)                each other Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.10(a) prior to the last day of the first full Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.10(a). In addition, it is agreed and understood, for the avoidance of doubt, that solely for purposes of (A) calculating actual compliance with Section 6.10(a), (B) calculating the First Lien Net Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and (C) calculating the Required Excess Cash Flow Percentage (without limiting the pro forma adjustment described in such definition), in each case, (i) the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account and (ii) the impact of Section 1.12(b) below shall be disregarded.

“Pro Forma Capitalization” means the sum of (a)(i) the aggregate gross proceeds of Loans borrowed on the Closing Date, the Senior Secured Notes issued and Unsecured PIK Notes incurred on or prior to, and released from escrow (if applicable) on, the Closing Date, minus (ii) the proceeds of any such Loans borrowed to fund any original issue discount or upfront fees as a result of any applicable “flex provisions” or any original issue discount paid in connection with the issuance of the Senior Secured Notes and Transaction Costs, minus (iii) the total amount of Unrestricted Cash Amount of the Borrower and its subsidiaries on the Closing Date after giving effect to the consummation of the Transactions minus (iv) all Revolving Loans borrowed on the Closing Date for working capital purposes and/or purchase price adjustments under the Acquisition Agreement, minus (v) all Revolving Loans borrowed on the Closing Date to refinance any revolving borrowings under the Existing Credit Agreement and to backstop or Cash collateralize any existing letter of credit, bank guarantee, surety bonds or similar instruments, plus (b) the Equity Contribution.

88

“Projections” means the financial projections, forecasts, financial estimates and other forward-looking and/or projected information of or relating to the Borrower and its subsidiaries included in the Financial Model (or a supplement thereto).

“Promissory Note” means a promissory note of one or more Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit L hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and, in each case, similar Requirements of Law under other jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.25.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Ratio Debt Starter Amount” means an amount equal to the greater of (x) $735,000,000 and (y) 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the total interest expense of such Person and its Restricted Subsidiaries on a consolidated basis with respect to any Indebtedness included in the Consolidated Total Debt and payable in Cash for such period, whether paid or

89

accrued and whether or not capitalized, giving effect to any payments made or received from interest rate Hedge Agreements, excluding for the avoidance of doubt, (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) any fee or expense associated with any Disposition, acquisition, Investment or issuance of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) any cost associated with obtaining, or breakage costs in respect of, any Hedge Agreement or other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any penalty and/or interest relating to Taxes, (G) commissions, discounts, yield and other fees and charges (including any interest expense) relating to any Receivables Facility and (H) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) interest income payable in Cash for such period.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Person in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Reallocated General Debt Basket Incremental Component” has the meaning assigned to such term in the clause (a)(ii) of the definition of “Incremental Cap”.

“Receivables Assets” has the meaning assigned to such term in the definition of “Receivables Facility”.

“Receivables Facility” means any receivables, factoring and/or securitization facility or arrangement pursuant to which the Borrower and/or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable, payables or other customary securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets (“Receivables Assets”) to either (a) a Person that is not a Restricted Subsidiary (including any subsidiary of the Borrower) or an Affiliate of the Borrower or such Restricted Subsidiaries or (b) a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its Receivables Assets to a Person that is not a Restricted Subsidiary (including any subsidiary of the Borrower) or an Affiliate of the Borrower or such Subsidiary.

“Receivables Subsidiary” means any subsidiary of the Borrower formed for the purpose of implementing, or that solely engages in activities relating to, any permitted securitization, receivables facility, receivables financing, any Receivables Facility and/or any other permitted receivables arrangement.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Adjusted EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (5) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (6) if such

90

Benchmark is the Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, (7) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting and, or (8) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, Daily Simple CORRA, Term CORRA Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and (b) each Lender that agrees to provide all or any portion of the Replacement Term Loans, Replacement Term Commitments or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto, and acknowledged by the Administrative Agent (it being understood that failure by the Administrative Agent to acknowledge such amendment shall not affect the effectiveness thereof).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulated Bank” means any insured depository institution that is regulated by foreign, federal or state banking regulators, including, without limitation, the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning assigned to such term in Section 2.11(b)(ii)(B).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Borrower or any Restricted Subsidiary in exchange for any asset transferred by the Borrower or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, shareholders, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

91

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Rate, (iv) with respect to any Borrowing denominated in Sterling or Swiss Francs or, to the extent applicable, Dollars or Canadian Dollars, the applicable Adjusted Daily Simple RFR, as applicable, (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate or (vi) with respect to any Borrowing denominated in any other Agreed Currency, the applicable Benchmark with respect to such Agreed Currency.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate or (v) with respect to any other Borrowing denominated in an Agreed Currency, such other screen rate as determined by the Administrative Agent, as applicable.

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent Refinancing Indebtedness of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Commitments” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” means, with respect to any Person, the members, partners, directors (or equivalent managers), officers, managers, agents, employees, independent auditors or other experts and advisors, including accountants, legal counsel and other advisors of such Person.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, substantially concurrently with the incurrence by any Loan Party of any broadly syndicated secured first lien term loans (including any Replacement Term Loan) (other than Customary Term A Loans) denominated in the same currency as such Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, having an Effective Yield that is less than the Effective Yield applicable to the Tranche B-1 Term Loans or Tranche B-2 Term Loans, respectively, so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect (by affecting the margin and not by virtue of any fluctuation in any floating rate) of reducing (and which does reduce) the Effective Yield applicable to the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable; provided, that in each case of clauses (a) and (b), the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification (as determined by the Borrower in good faith) was to reduce the Effective Yield applicable to such Tranche B-1 Term

92

Loans or Tranche B-2 Term Loans, as applicable; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a (1) Change of Control, (2) IPO (including via a SPAC transaction, Up-C transaction or any other transaction or series of related transactions), (3) dividend recapitalization, (4) Transformative Transaction, (5) Disposition of all or substantially all assets, (6) any transaction resulting in an increase of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, (7) with respect to any Lender to the extent that such Lender participates in a Repricing Transaction (if elected by the Borrower) or (8)any transaction that is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or any transaction that would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower in good faith), constitute a Repricing Transaction.

“Required Asset Sale Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Net Leverage Ratio is greater than 2.50:1.00, 100%, (b) if the First Lien Net Leverage Ratio is less than or equal to 2.50:1.00 and greater than 1.75:1.00, 50%, and (c) if the First Lien Net Leverage Ratio is less than or equal to 1.75:1.00, 0%, in each case, calculated (i) on a Pro Forma Basis giving effect to the applicable Dispositions or casualty events and any use of proceeds thereof, including any prepayment required by Section 2.11(b)(ii) in connection therewith; provided that, in each case, such First Lien Net Leverage Ratio, shall be determined in accordance with the terms of this Agreement and to the permitted hereunder, at the election of the Borrower, upon (x) the consummation of such Disposition, (y) the execution of the definitive agreement with respect to such Disposition and/or (z) any prepayment required by Section 2.11(b)(ii) in connection therewith.

“Required Class Lenders” means, at any time, (a) with respect to any Revolving Facility, Lenders holding Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and unused Revolving Credit Commitments under such Revolving Facility and (b) with respect to any Term Loans or Term Commitments of any Class, Lenders holding more than 50% of the sum of the Term Loans or Term Commitments under the applicable Class.

“Required Excess Cash Flow Percentage” means, as of the last day of the applicable Excess Cash Flow Period or Excess Cash Flow Interim Period, (a) if the First Lien Net Leverage Ratio is greater than 2.50:1.00, 50%, (b) if the First Lien Net Leverage Ratio is less than or equal to 2.50:1.00 and greater than 1.75:1.00, 25%, and (c) if the First Lien Net Leverage Ratio is less than or equal to 1.75:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay and any prepayments, repurchases or redemptions of the Term Loans on or prior to the date such prepayment is required to be made under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Net Leverage Ratio shall be calculated in accordance with this Agreement and to the extent otherwise permitted hereunder giving pro forma effect to any prepayments or other retirement of Consolidated First Lien Debt in existence on the last day of the applicable Test Period after such day and prior to the day on which such prepayment is required to be made.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans, Additional Revolving Loans and such unused commitments at such time.

93

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer of such Person and any other individual or similar official thereof, any executive vice president, any senior vice president, any vice president or the chief operating officer or other officer responsible for the administration of the obligations of such Person in respect of this Agreement, any member of the board of directors, any authorized signatory, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated in writing by the Borrower to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” means any Indebtedness described in clause (a) of the definition of “Indebtedness” (other than such Indebtedness among the Borrower and/or any of its subsidiaries) of the Borrower or its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount; provided that notwithstanding anything to the contrary herein, the Unsecured PIK Notes shall be deemed not to be Restricted Debt.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Obligations” has the meaning set forth in Section 9.27(a).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower or any Restricted Subsidiary, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower or any Restricted Subsidiary and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” means any Restricted Subsidiary of the Borrower.

“Retained Asset Sale Proceeds” means the amount of (a) Net Proceeds received by the Borrower and/or any Restricted Subsidiary in respect of any Prepayment Asset Sale and/or (b) any Net Insurance/Condemnation Proceeds, in each case that are not required to be applied to prepay the Term

94

Loans pursuant to Section 2.11(b)(ii) on account of the fact that the Required Asset Sale Proceeds Percentage is less than 100%.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount, not less than zero for any fiscal year and determined on a cumulative basis, equal to (a) the sum of (I) the portion of the Excess Cash Flow of the Borrower and its Restricted Subsidiaries for each Excess Cash Flow Period ending after the Closing Date and prior to such date that is not required to be applied as a mandatory prepayment under Section 2.11(b)(i) minus (II) the amount that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.11(b)(i) (but, for the avoidance of doubt, this clause (II) shall be determined after giving effect to any reduction in the Required Excess Cash Flow Percentage and all other deductions and exceptions), plus (b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended (or no Excess Cash Flow Period has then ended), an amount equal to the Retained Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries, for such Excess Cash Flow Interim Period.

“Retained Excess Cash Flow Percentage” means, with respect to any Excess Cash Flow Interim Period, (a) 100% minus (b) the Required Excess Cash Flow Percentage with respect to such Excess Cash Flow Interim Period.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Revolving Loan or Swingline Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan or Swingline Loan, (ii) each date of any continuation of such Revolving Loan or Swingline Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(c) and (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that increases the face amount thereof and (iii) the last day of each Fiscal Quarter.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing Extended Revolving Credit Commitments and any Replacement Revolving Facility.

“Revolving Facility Test Condition” means, as of any date of determination, that the aggregate Outstanding Amount of all Revolving Loans (including Swingline Loans but excluding for the avoidance of doubt, (i) undrawn Letters of Credit and (ii) the Outstanding Amount of (A) any Revolving Loan borrowed on the Closing Date to fund (1) any original issue discount or upfront fees in connection with the Initial Term Loans set forth in the Fee Letter and (2) any original issue discount in connection with the Senior Secured Notes and (B) through and including the fourth full Fiscal Quarter ending after the Closing Date, any additional Revolving Loans borrowed on the Closing Date to finance all or a portion of the Transactions and/or the payment of any Transaction Costs), as of such date exceeds an amount equal to 40% of the greater of (x) $1,600,000,000 and (y) the Total Revolving Credit Commitment as of such date.

95

“Revolving Facilities Adjustment Methodology” has the meaning assigned to such term in Section 2.22(f).

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lender” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loan and any Additional Revolving Loan.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR and (d) Canadian Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term CORRA), Daily Simple CORRA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a US Government Securities Business Day and (d) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Rollover Equity” has the meaning assigned to such term in the recitals to this Agreement.

“Run-Rate Revenue” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Run-Rate Synergies” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower and/or any Restricted Subsidiary of any real property or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third person in contemplation of such lease arrangement.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

96

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Scheduled Payment Date” means (a) other than with respect the fronting fees under Section 2.12(b) related to Letters of Credit, the last Business Day of each March, June, September and December, commencing with September 30, 2025 and (b) with respect to fronting fees under Section 2.13(b) related to Letters of Credit, 15 calendar days after the last Business Day of each March, June, September and December.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that is in effect on the Closing Date or entered into at any time on or after the Closing Date between the Borrower or any Restricted Subsidiary and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent, a Lender or an Arranger as of the Closing Date or at the time such Hedge Agreement is entered into and/or (b) any other Person designated by the Borrower to the Administrative Agent, in each case of this clause (b), for which Borrower and/or any Restricted Subsidiary agrees to provide security and that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents; it being understood that in the case of the foregoing clauses (a) and (b), each counterparty to any such Hedge Agreement shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) Consolidated Secured Debt as of the last day of the applicable Test Period and (ii) Consolidated Operating Lease Liabilities as of the last day of the applicable Test Period to (b) Consolidated Adjusted EBITDAR as of the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders, the Issuing Banks and the Swingline Lender, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations and (e) any beneficiary of any indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in clause (a) in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

97

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security” means a fungible financial instrument that holds some monetary value, such as representing (a) an ownership interest in a publicly-traded company or rights to such ownership, or (b) a creditor relationship with a Governmental Authority or company.

“Security Agreement” means the US Security Agreement, each Non-US Security Agreement, each Applicable Pledge Agreement and each other pledge and/or any other pledge and/or security agreements with respect to other deliverables relating thereto from time to time, among any Loan Party as a grantor and the Administrative Agent for the benefit of the Secured Parties in a manner consistent with this Agreement.

“Senior Secured Notes” means €1,000,000,000 in aggregate principal amount of the Borrower’s 5.250% senior secured notes due 2032 issued pursuant to the Senior Secured Notes Indenture on July 14, 2025.

“Senior Secured Note Documents” shall mean each of the Senior Secured Notes Indentures, the Senior Secured Notes, the Escrow Agreements (as defined in the Senior Secured Notes Indenture), each series of Note Documents (as defined in the Senior Secured Notes Indenture) and any other document, guarantee, agreement or letter entered into in connection therewith.

“Senior Secured Notes Indenture” means the indenture, dated as of July 14, 2025, between Borrower, as issuer, and U.S. Bank Trust Company, National Association, the trustee and notes collateral agent referred to therein, pursuant to which the applicable series of Senior Secured Notes were issued, as such indenture may be further amended or supplemented from time to time.

98

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.18 if the references to “Restricted Subsidiaries” in Section 5.18 were read to refer to such Person.

“Skechers Headquarters” means that certain property located at 228 Manhattan Beach Blvd., Manhattan Beach, CA 90266.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, the Sterling Overnight Index Average published by the Bank of England (or any successor administrator thereof) for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day; provided that the applicable SONIA Rate with respect to the applicable Loans as so determined shall not be less than the applicable Floor.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or on behalf of, the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Initial Lenders in their capacity as such, but only to the extent that Merger Sub (or its Affiliates) has the right to terminate its (or such Affiliate’s) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Dissenting Shares Equity Commitment” has the meaning assigned to such term in the recitals to this Agreement.

“Specified Event of Default” means any Event of Default under Section 7.01(a), (f) or (g).

“Specified Representations” means the representations and warranties set forth in Section 3.01 (as it relates to organizational existence of the Loan Parties), Section 3.02 (as it relates to the due authorization,

99

execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), solely as it relates to the use of proceeds in violation thereof) and Section 3.16, Section 3.17(a)(ii), Section 3.17(b)(i), Section 3.17(b)(ii) (solely as it relates to the use of proceeds in violation thereof) and Section 3.17(c)(ii) (solely as it relates to the use of proceeds in violation of FCPA)).

“Specified Run-Rate Revenue Adjustments” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Specified Transaction” shall mean, with respect to any period,

(a)                any Investment or other transaction that results in a Person becoming a Restricted Subsidiary,

(b)                any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary,

(c)                any Permitted Acquisition,

(d)                any Disposition (or issuance or sale of Capital Stock of any Restricted Subsidiary) that results in a Restricted Subsidiary ceasing to be a Subsidiary,

(e)                any Investment in, acquisition of, or disposition of (or issuance or sale of Capital Stock of any Restricted Subsidiary), assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, a Person, including the Specified Asset Sale,

(f)                 any Restricted Payment that by the terms of this Agreement requires a Financial Incurrence Test to be calculated on a Pro Forma Basis,

(g)                any borrowing of any New Term Loan or Permitted Other Indebtedness, or establishment of any Incremental Revolving Credit Commitment or New Loan Commitment,

(h)                prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility for working capital purposes),

(i)                 payment in respect of Indebtedness, or any other event that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, and

(j)                 solely for the purposes of determining the applicable balance of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (including for purposes of calculating any Financial Incurrence Test), the receipt by the Borrower of any cash or Cash Equivalents from the issue or sale of Capital Stock of the Borrower or in connection with cash equity contributed to the capital of the Borrower (in each case, other than Cure Amounts or proceeds of sales of Capital Stock to the Borrower or any of its Subsidiaries);

(k)                the implementation of any Business Optimization Initiative; and

100

(l)                 any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Sponsor” means, collectively, 3G Capital Partners LP, together with its affiliates, limited partners and associated funds managed or advised by it and its controlled affiliates.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increase in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subject Disposition” has the meaning assigned to such term in Section 6.07(h)(i).

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(i).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each Restricted Subsidiary of the Borrower (other than any such subsidiary that is an Excluded Subsidiary) and each Discretionary Guarantor, if any, party to the Loan Guaranty as of the Closing Date and (b) thereafter and, in each case subject to and in accordance with Section 5.12 and the definition of “Collateral and Guarantee Requirements” and the

101

Agreed Security Principles (i) each Jersey Subsidiary, (ii) each Swiss Subsidiary, (iii) each other subsidiary of the Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement (including any such subsidiary designated as a Discretionary Guarantor pursuant to Section 5.12(c) and/or any Successor Borrower, Additional Borrower and/or successor Guarantor), in each case, other than any Excluded Subsidiary (except with respect to any Discretionary Guarantor) and subject to and in accordance with Section 5.12, the definition of “Collateral and Guarantee Requirements” and the Agreed Security Principles, each subsidiary of the Borrower organized under the laws of any other Approved Jurisdictions that becomes an Additional Revolving Borrower or Additional Term Borrower hereunder, in each case, until such time as the relevant subsidiary is released from its obligations under its Loan Guaranty in accordance with the terms and provisions hereof; provided, that each Borrower that is a Restricted Subsidiary shall only constitute a Subsidiary Guarantor in respect of the Obligations of each other Borrower.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.09(b).

“Supported QFC” has the meaning assigned to such term in Section 9.25.

“Supporting Obligation” has the meaning set forth in Article 9 of the UCC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall equal to its Applicable Revolving Credit Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loans” has the meaning assigned to such term in Section 2.04.

102

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Franc” means the lawful currency of Switzerland.

“Swiss Loan Party” means Skechers S.à.r.l and each other Loan Party formed under the applicable laws of Switzerland, which is organized under the laws of Switzerland or, if different, is considered to be a tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Subsidiary” means any wholly owned Restricted Subsidiary of the Borrower organized under the laws of Switzerland that is owned by (w) Borrower, (x) a Domestic Subsidiary of Borrower, or (y) a Jersey Subsidiary (or any combination of the foregoing).

“Swiss Withholding Tax” means the tax imposed based on the Swiss Withholding Tax Act as amended from time to time together with the related ordinances, regulations and guidelines.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Target” has the meaning assigned to such term in the recitals to this Agreement.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Tax and Trust Funds” means Cash, Cash Equivalents or other assets comprised solely of (a) funds used for payroll and payroll Taxes and other payments to or for the benefit of employees of the Borrower and/or any of its Restricted Subsidiaries, (b) all Taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another Person which is not a Loan Party in the ordinary course of business.

“Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Term CORRA Rate or other Benchmark that is a term rate.

“Term Commitment” means any Initial Term Commitment and any Additional Term Commitment.

“Term CORRA” or “Term CORRA Rate” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor

103

comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then the Term CORRA Rate will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided that if the Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term CORRA Administrator” means Candela Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) the Term CORRA Rate has been recommended for use by the Relevant Governmental Body, (b) the administration of the Term CORRA Rate is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not the Term CORRA Rate.

“Term CORRA Reference Rate” means a forward-looking term rate based on CORRA.

“Term Facility” means any Class of Term Loans or Term Commitments provided to the Borrower from time to time.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and Additional Term Loans.

“Term Loan Standstill” has the meaning assigned to such term in Section 7.01(d).

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term

104

SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean (i) for purposes of determining actual compliance with Section 6.10(a) (but not Pro Forma Compliance with such Section 6.10(a)), the Applicable Rate, the Commitment Fee Rate, Required Asset Sale Proceeds Percentage and the Required Excess Cash Flow Percentage, the four consecutive fiscal quarters of the Borrower then last ended and for which the financial statements described in Section 5.01(a) or (b), as applicable, shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of the financial statements as described in Section 5.01(a) or (b), as applicable, the most recent period of four fiscal quarters at the end of which financial statements are available), and (ii) for all other purposes of the Loan Documents, at the election of the Borrower, either, (x) the four consecutive fiscal quarters of the Borrower then last ended and for which the financial statements described in Section 5.01(a) or (b), as applicable, shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of financial statements as described in Section 5.01(a) or (b), as applicable, the most recent period of four fiscal quarters at the end of which financial statements are available) or (y) the four consecutive fiscal quarters of the Borrower then last ended and for which the financial statements described in Section 5.01(a) or (b), as applicable, are internally available (determined in good faith by the Borrower); provided that, with respect to this clause (ii), at the option of the Borrower, such tests or conditions may instead be determined based on the most recent trailing 12 month period as to which financial statements of the Borrower are internally available as of such date of determination.

“Third Lien Debt” has the meaning assigned to such term in clause (e)(iii) of the definition of “Incremental Cap”.

“Threshold Amount” means, at any time of determination, the greater of $440,000,000 and 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) Consolidated Total Debt outstanding as of the last day of the applicable Test Period and (ii) Consolidated Operating Lease Liabilities as of the last day of the applicable Test Period to (b) Consolidated Adjusted EBITDAR for the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time.

“Tranche B-1 Commitment” means, with respect to any Term Lender, the commitment of such Term Lender to make Tranche B-1 Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Person pursuant to Section 9.05 and (c) increased from time to time pursuant to an Additional Term Commitment. The aggregate amount of the Tranche B-1 Commitments as of the Closing Date is $1,555,000,000.00.

“Tranche B-1 Term Lender” means any Lender with a Tranche B-1 Commitment or an outstanding Tranche B-1 Term Loan.

105

“Tranche B-1 Term Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Tranche B-2 Commitment” means, with respect to any Term Lender, the commitment of such Term Lender to make Tranche B-2 Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Person pursuant to Section 9.05 and (c) increased from time to time pursuant to an Additional Term Commitment. The aggregate amount of the Tranche B-2 Commitments as of the Closing Date is €1,250,000,000.00.

“Tranche B-2 Term Lender” means any Lender with a Tranche B-2 Commitment or an outstanding Tranche B-2 Term Loan.

“Tranche B-2 Term Loans” has the meaning assigned to such term in Section 2.01(a)(ii).

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees and any pre-closing hedging costs) payable or otherwise borne by the Borrower, any Parent Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the transactions contemplated by the Acquisition Agreement, including the Closing Date Acquisition, (c) the Closing Date Refinancing, (d) the Equity Contribution, (e) the issuance of the Senior Secured Notes and the execution and delivery of the applicable documents, including the release from escrow on the Closing Date, (f) the payment of the Transaction Costs, (g) the payment(s) in respect of Dissenting Company Shares in accordance with the applicable Dissenting Company Share Resolution Payment, (h) the issuance of the Unsecured PIK Notes and the execution and delivery of applicable documents, including the release from escrow on the Closing Date, and (i) any transactions consummated in connection therewith.

“Transformative Transaction” shall mean any merger, acquisition, Disposition, dissolution, consolidation or Investment (or series of related transactions) by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, (ii) is for a purchase price (in the case of an acquisition or Investment) or sale price (in the case of Disposition) in an amount in excess of the lesser of $440,000,000 and 30% of Consolidated Adjusted EBITDA (on a Pro Forma Basis) for the most recently ended Test Period or (iii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, in each case, as determined by the Borrower acting in good faith; provided, however, notwithstanding anything to the contrary, the fact that Target has registered common stock but is not publicly listed and will otherwise not trigger any IPO related terms.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the US federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term

106

SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Daily Simple RFR, Term CORRA Rate, the AUD Screen Rate or the Alternate Base Rate.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“underpayment” has the meaning assigned to such term in Section 7.01(a).

“underpayment notice date” has the meaning assigned to such term in Section 7.01(a).

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities and/or other permitted secured Indebtedness (which may also include Cash and Cash Equivalents securing other First Lien Debt or Junior Lien Debt or any letter of credit or similar instrument) to the extent such other secured Indebtedness is of equal or higher priority than the Indebtedness included in the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio calculation, in each case whether or not held in a pledged account and, if such determination is made for any date other than a date with respect to which balance sheet statements required to be delivered pursuant to Section 5.01 are available, as determined by the Borrower in good faith based on bank account statements and other information available to the Borrower; provided that notwithstanding the foregoing, Cash that is subject to an escrow arrangement, earn-out, purchase price holdback or similar restriction shall not count towards the Unrestricted Cash Amount.

“Unrestricted Escrow Subsidiary” has the meaning assigned to such term in Section 1.15.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and (b) each subsidiary of any Person described in the preceding clause (a).

“Unsecured/Non-Collateral Debt” has the meaning assigned to such term in clause (e)(iii) of the definition of “Incremental Cap”.

107

“Unsecured PIK Documents” shall mean the Unsecured PIK Notes Indenture, the Unsecured PIK Notes, the Escrow Agreement (as defined in the Unsecured PIK Notes Indenture), each Note Document (as defined in the Unsecured PIK Notes Indenture) and any other document, guarantee, agreement or letter from time to time entered into in connection therewith.

“Unsecured PIK Notes” means $2,200,000,000 in aggregate principal amount of Borrower’s 10.000% / 10.750% senior PIK toggle notes due 2033 issued pursuant to the Unsecured PIK Notes Indenture.

“Unsecured PIK Notes Indenture” means the indenture, dated as of July 14, 2025, between Borrower, as the issuer, and U.S. Bank Trust Company, National Association, as trustee referred to therein, pursuant to which the Unsecured PIK Notes were issued, as such indenture may be further amended or supplemented from time to time.

“US” or “U.S.” means the United States of America.

“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Security Agreement” means, collectively, the Pledge and Security Agreements and any similar pledge and/or security agreement, substantially in the form of Exhibit M or such other form acceptable to the Borrower and the Administrative Agent, entered into from time to time by any Loan Party and the Administrative Agent for the benefit of the Secured Parties, in each case, with respect to security interests granted on assets specified therein that are governed by the laws of the US.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.25.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Cap” has the meaning assigned to such term in Section 9.02(e)(v).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

108

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche B-1 Term Loan” or an “Initial Revolving Loan”) or by Type (e.g., an “RFR Loan” or a “Term Benchmark Loan”) or by Class and Type (e.g., an “RFR Initial Revolving Loan” or a “Term Benchmark Tranche B-1 Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., an “RFR Borrowing” or a “Term Benchmark Borrowing”) or by Class and Type (e.g., an “RFR Revolving Borrowing” or a “Term Benchmark Term Loan Borrowing”).

Section 1.03            Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)                Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)                The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)                The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)                The words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof.

(f)                 Any definition of or reference to any agreement, instrument, report, notice, financial statements or other document herein or in any Loan Document (including any reference to any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

109

(g)                Any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

(h)                Any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, including as debtor and debtor-in-possession and any receiver, receiver and manager, interim receiver, monitor, examinership or trustee, as the case may be, in any insolvency, examinership or liquidation proceeding.

(i)                 All references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document.

(j)                 In the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

(k)                The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(l)                 The words “maturity” and “final maturity” (or similar terms) means the stated final maturity of any Indebtedness and the acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof.

(m)              The word “knowledge” or “awareness” (or similar terms) means the actual knowledge of a natural Person and the “knowledge” of Holdings, the Borrower or any subsidiary thereof means the actual knowledge of the chief executive officer, chief financial officer, president, treasurer or any other officer supervising the financial or legal affairs of the applicable Person.

(n)                All references to “Indebtedness” in any Loan Document shall include, as the context may require, commitments to provide such Indebtedness (other than, for the avoidance of doubt, in calculating Consolidated Total Debt); provided that, without limiting the effect of Section 1.10(c) in any respect, any commitment documented under any commitment letter or other agreement and obtained in connection with, and the funding or effectiveness of which is conditioned upon the consummation of, any acquisition, Disposition, prepayment or repayment of any Indebtedness, any IPO or any other transaction shall not constitute an incurrence of Indebtedness for purposes of this Agreement and the other Loan Documents unless and until such transaction is consummated and such commitment is established (and/or any loan under such commitment is funded) under any effective definitive documentation.

(o)                For purposes of any amount herein expressed as a percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, “Consolidated Adjusted EBITDA,” “Consolidated Adjusted EBITDAR” or “Consolidated Total Assets”, unless the context otherwise requires, shall be deemed to refer to Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets of the Borrower and its Restricted Subsidiaries.

(p)                Any Responsible Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as any Responsible Officer on behalf of the applicable Loan Party and not in any individual capacity.

110

(q)                Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Agreement and the other Loan Documents (and each division of any limited liability company, limited partnership or trust that is a Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(r)                 Any reference herein to the board of directors or similar governing body of the Borrower, or any parent company thereof, that is formed as a limited partnership shall, to the extent applicable, be deemed to refer to the general partner thereof (or the governing body with respect to the general partner thereof in connection with acting as the general partner of such limited partnership).

(s)                 All references to “in the ordinary course of business” of the Borrower or any Restricted Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Restricted Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Restricted Subsidiaries in the US or any other jurisdiction in which the Borrower or any Restricted Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the US or any other jurisdiction in which the Borrower or any Restricted Subsidiary does business, as applicable.

(t)                 With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured (if applicable) or waived. If any Default or Event of Default occurs due to (a) the failure by any Loan Party or other Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or other Restricted Subsidiary takes such action or receives a retroactive extension or (b) the taking of any action by any Loan Party or other Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (i) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. Notwithstanding anything to the contrary in this clause (t), an Event of Default (the “Initial Default”) may not be cured pursuant to this clause (t):

(i)                 if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

111

(ii)               (b) in the case of an Event of Default under Section 7.01(k) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured,

(iii)             (c) in the case of an Event of Default under 7.01(e) arising due to the failure to perform or observe Section 5.05 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, or

(iv)              (d) in the case of an Initial Default for which (i) the Borrower failed to promptly give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 5.01(e) of this Agreement and (ii) the Borrower had actual knowledge of such failure to promptly give such notice.

(u)                Any reference herein or in any other Loan Documents to the ranking of Liens shall be determined without regard to control of remedies.

(v)                Any reference herein to the board of directors or similar governing body of the Borrower, or any parent company thereof, that is formed as a limited partnership shall, to the extent applicable, be deemed to refer to the general partner thereof (or the governing body with respect to the general partner thereof in connection with acting as the general partner of such limited partnership).

(w)              Any fiscal month, fiscal quarter or fiscal year identified or set forth in the Loan Documents by reference to the last day thereof (including by reference to the last day of the corresponding calendar month, quarter or fiscal year) shall be deemed to refer to the applicable fiscal month, quarter or fiscal year ending on or about such date.

Section 1.04            Accounting Terms; GAAP.

(a)                All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice has been withdrawn or such provision has been amended in accordance herewith; provided, further, that the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or

112

effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” means international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b)                Notwithstanding anything in this Agreement to the contrary, unless the Borrower has notified the Administrative Agent in writing that this clause (b) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period pursuant to Section 5.01, the determination of whether a lease is a Finance Lease or a Non-Finance Lease Obligation, shall, in each case, be determined with giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 5.01 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

(c)                Where any term of any Loan Document refers to maintaining appropriate reserves in accordance with GAAP or any similar phrase, such requirement may, in respect of a Foreign Subsidiary, be satisfied by maintaining appropriate reserves in accordance with generally accepted accounting principles in its jurisdiction of organization (including without limitation IFRS) to the extent that such Foreign Subsidiary maintains individual books and records in accordance with such generally accepted accounting principles other than GAAP.

Section 1.05            Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06            Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07            Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08            Currency Equivalents Generally.

(a)                The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan, Swingline Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

(b)                For purposes of any determination under Article 1, Article 5, Article 6 (other than Section 6.10(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to any Affiliate Transaction, the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a

113

“specified transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitment unutilized thereunder and (z) any additional amount permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.10(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.10(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.10(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.10(a), the First Lien Net Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(c)                Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

114

Section 1.09            Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans or other Indebtedness with Additional Loans or loans incurred under a new credit facility hereunder, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10            Alternate Currencies.

(a)                The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternate Currency”; provided, that the relevant requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each applicable Issuing Bank.

(b)                Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of any Credit Extension to be made in the applicable Alternate Currency (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each applicable Issuing Bank thereof. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans) and each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans, the issuance of Letters of Credit or the makers of Swingline Loans, as the case may be, in such requested currency.

(c)                Any failure by any Revolving Lender, the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender, Issuing Bank, as the case may be, to permit Revolving Loans to be made, Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in the requested currency, the Administrative Agent shall so notify the Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans, if the Administrative Agent and each applicable Issuing Bank consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuance. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower. The Borrower and the Administrative Agent may agree to and implement conforming changes to this Agreement and/or any other Loan Document with respect to Borrowings and Loans in such Alternate Currency.

Section 1.11            Certain Basket Usages.

115

(a)                For purposes of determining compliance with the covenants set forth in Section 5.16 and Article 6, in the event that any Lien, Investment, Indebtedness, Disqualified Capital Stock or preferred Capital Stock, Disposition or other sale or transfer of assets, Restricted Payment, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) meets the criteria of one, or more than one, of the applicable Baskets of the applicable covenants categories of transactions or items permitted pursuant to any clause of such Sections 5.16, 6.01 (except that the Obligations shall only be deemed to be incurred in reliance on Section 6.01(a)), 6.02 (except that any Lien granted under the Collateral Documents shall only be deemed to be granted in reliance on Section 6.02(oo) in respect of Section 6.01(a)), 6.04, 6.06 and 6.07, (including within any sub-clauses, sub-categories or sub-items under this Agreement) then permitted pursuant to Section 5.16 or Article 6, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such Baskets of such covenant (including within any subclauses, sub-categories or sub-items under this Agreement) at the time of such transaction or incurrence thereof or at any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time, and the Borrower may, in its sole discretion, classify and reclassify and, from time to time, later divide, sequence, classify or reclassify, such Lien, Investment, Indebtedness, Disqualified Capital Stock or preferred Capital Stock, Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) among such applicable Baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement), as applicable, in any manner not expressly prohibited by this Agreement (and, for the avoidance of doubt, will only be required to include such transaction or incurrence in such of the applicable Baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement) as determined by Borrower at such time). For the avoidance of doubt, without limitation, any amount re-allocated by the Borrower among the General Investment Basket, the General Restricted Payments Basket, the General Restricted Debt Payments Basket and/or the General Debt Basket, in each case to the extent permitted, may be subsequently re-allocated by the Borrower among such applicable Baskets in accordance therewith.

(b)                Notwithstanding anything in this Agreement to the contrary, unless the Borrower elects otherwise in its sole discretion, (I) with respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a Basket (any such Basket, a “Fixed Basket”) of this Agreement (including Revolving Loans and, to the extent established or incurred under the Non-Ratio Based Incremental Basket, Additional Commitments, Incremental Loans and Incremental Equivalent Debt) that does not require compliance with a Financial Incurrence Test (any such amounts, including for the avoidance of doubt, any grower component based on Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, the “Fixed Amounts”) or, without limiting any requirement set forth hereunder with respect to the netting of cash proceeds of any Indebtedness in determining compliance with the applicable Financial Incurrence Test, any transaction utilizing any Unrestricted Cash Amount and Cash Equivalents, in each case under this clause (x), substantially concurrently with (or as part of a single transaction or a series of related transactions with) (y) any amounts incurred or transactions entered into (or consummated) in reliance on a Basket (any such Basket, a “Non-Fixed Basket”) of this Agreement (including Indebtedness incurred or established under the Incremental Incurrence-Based Component) that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the Secured Net Leverage Ratio and the First Lien Net Leverage Ratio) (any such financial ratio or test, a “Financial Incurrence Test”), it is understood and agreed that (I) all Fixed Amounts (or any other amounts incurred under a Fixed Basket) or any utilization of any such Unrestricted Cash Amounts and Cash Equivalents shall be disregarded in the calculation of any Financial Incurrence Test applicable to any Non-Fixed Basket that is utilized substantially concurrent with or after the utilization of such Fixed Basket, (II) any Indebtedness incurred to fund original issue discount, upfront fees, accrued interest, premium and transaction expenses concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a Non-Fixed Basket shall be disregarded in the calculation of each Financial Incurrence Test applicable to any Non-Fixed Basket and (III) any Revolving Loans (or borrowings under

116

any other revolving credit facility of the Borrower or its Restricted Subsidiaries) for working capital purposes, capital expenditures or investments shall be disregarded in the calculation of any Financial Incurrence Test; provided that notwithstanding anything else provided herein, any amounts incurred or transactions entered into (or consummated) in reliance on a Basket of this Agreement that is expressly limited by a fixed-dollar limitation (including any grower component based on a percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets) and that includes, as a condition to incurring (or consummating) applicable amounts or transactions, in reliance on such Basket limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test shall constitute a “Fixed Amount” hereunder.

(c)                If any Lien, Investment, Indebtedness, Disqualified Capital Stock or preferred Capital Stock, Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, prepayment or redemption of Indebtedness or other transaction or action is incurred, issued or consummated in reliance on a Basket measured by reference to a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, and any such Lien, Investment, Indebtedness, Disqualified Capital Stock or preferred Capital Stock, Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, prepayment or redemption of Indebtedness or other transaction or action would subsequently exceed the applicable percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, as applicable, under such Basket if calculated based on the Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, as applicable, on a later date (including the date of any refinancing), such percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, as applicable, will be deemed not to be exceeded; provided that, in the case of refinancing any Indebtedness, Disqualified Capital Stock or preferred Capital Stock (and any related Lien) in reliance on this clause (c), the principal amount of such refinancing Indebtedness, Disqualified Capital Stock or preferred Capital Stock does not exceed the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Capital Stock or preferred Capital Stock, plus the amount of any unused commitments thereunder, plus accrued interest, fees, expenses, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Capital Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Capital Stock or preferred Capital Stock and the incurrence or issuance of such refinancing Indebtedness, Disqualified Capital Stock or preferred Capital Stock.

Section 1.12            Certain Calculations and Tests.

(a)                Notwithstanding anything to the contrary herein, but subject to the provisions below, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Fixed Charges, Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA (other than for purposes of calculating Excess Cash Flow)) contained in this Agreement that are calculated with respect to any Test Period during which any Specified Transaction occurs shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Specified Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and/or Cash Equivalents), as of the last day of such Test Period). In calculating

117

such financial ratio or test, all Specified Transactions and the use of proceeds thereof consummated concurrently with the transaction giving rise to such calculation shall be given pro forma effect pursuant to the terms above, except as expressly provided in the definition of “Pro Forma Basis” with respect to incurrences of first-lien Incremental Facilities. It is agreed and understood, for the avoidance of doubt, and notwithstanding anything to the contrary herein, including in Section 1.12(b) below, that solely for purposes of (A) calculating actual compliance with Section 6.10(a), (B) calculating the First Lien Net Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and (C) calculating the Required Excess Cash Flow Percentage (without limiting the pro forma adjustment described in such definition), in each case, (i) the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account and (ii) the impact of Section 1.12(b) below shall be disregarded.

(b)                Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies (including cost, revenue and product margin synergies) resulting from, or related to, any Specified Transaction (including the Transactions and, for the avoidance of doubt, any applicable actions or transactions occurring prior to the Closing Date) that are projected by the Borrower in good faith to result from actions either taken, or with respect to which substantial steps have been taken or are expected to be taken, in each case under this clause (b), calculated (1) net of the amount of actual benefits realized prior to, or during, such period from such actions and (2) on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and for the entirety of such period; provided, that (x) it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action or transaction either taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given Pro Forma Effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests and (y) no amounts shall be added pursuant to this clause (b) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period. With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect. Notwithstanding anything to the contrary in this Agreement, when calculating Consolidated Adjusted EBITDA on a Pro Forma Basis solely for purposes of clause (3) of the Available Amount Growing Prong, at the election of the Borrower, Specified Transactions occurring after the Closing Date shall not be given pro forma effect.

(c)                Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test or any Interest Coverage Ratio test) and/or any threshold or cap expressed as a percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) the making and/or accuracy of any representation and/or warranty or (iv) compliance with availability under any basket (including any basket expressed as a percentage of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets), in each case, a condition to (A) the consummation of any transaction in

118

connection with any acquisition or other Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of): (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirement of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Requirements of Law) or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case of the foregoing clauses (1) through (3), after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed, the Restricted Payment has been declared or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any other Specified Transaction that the Borrower has elected to treat in accordance with this clause (c). If the Borrower has made the election above, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following such election and prior to the earlier of (i) the date on which such transaction is consummated or (ii) the date that such transaction is abandoned, terminated or expires without consummation thereof, any such ratio, basket or financial metric shall be calculated on a Pro Forma Basis assuming such transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. If financial statements for one or more subsequent Fiscal Quarters shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, the ratios, tests or baskets on the date of such redetermination shall thereafter govern. In calculating the Interest Coverage Ratio test for purpose of this calculation, the Borrower shall be entitled to use an assumed interest rate based on the then-available documentation as determined in good faith and without giving effect to any “pricing flex” term that may be included in any committed financing. The amount of Unrestricted Cash Amount shall be estimated by the Borrower in good faith based on the information then available to the Borrower.

(d)                For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (b) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation, or after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

119

(e)                The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(f)                 (A) The payment of any interest in the form of additional Indebtedness will be deemed to be permitted incurrence of Indebtedness for purposes of Section 6.01 and (B) the increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will be deemed to be a permitted Lien for purposes of Section 6.02.

(g)                With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect. Any calculation by the Borrower may be based on the financial statements delivered pursuant to Section 5.01 whether or not such financial statements constitute the financial statements of the Borrower and its Restricted Subsidiaries so long as the differences are immaterial.

(h)                Subject to Section 1.12(b), with respect to any Designated Funding Commitment (to the extent loans funded under such Designated Funding Commitment would constitute Indebtedness, in each case, that is subject to Section 6.01), except for purposes of (x) determining the “Applicable Rate” and “Commitment Fee Rate,” (y) Section 6.10 (other than for the purpose of determining pro forma compliance with Section 6.10) and (z) determining the First Lien Net Leverage Ratio for purposes of Section 2.11(b), in each case, the incurrence or issuance of such Indebtedness (and any Lien in connection therewith) by the Borrower or any Restricted Subsidiary provided for under such Designated Funding Commitment shall be deemed to occur (on a Pro Forma Basis after giving effect to the incurrence or issuance of the entire committed amount thereof (but without netting any cash proceeds thereof)) for purposes of then establishing such Designated Funding Commitment on the date of designation of such commitment as a Designated Funding Commitment and, from and after such designation, so long as such incurrence or issuance is permitted under this Agreement on the date of such designation, Holdings and/or its applicable Restricted Subsidiaries may incur or issue such Indebtedness (including any borrowing, re-borrowing and issuance of letters of credit thereunder) (and any Lien in connection therewith), Disqualified Capital Stock or preferred Capital Stock up to the committed amount thereof so designated under such Designated Funding Commitment without further compliance with, or determination of availability under, any Financial Incurrence Test, Fixed Amount or other Basket under this Agreement; provided that, for the avoidance of doubt, (i) the Borrower may revoke any such designation as a Designated Funding Commitment in accordance with the definition thereof at any time and from time to time and (ii) if any such commitments are drawn, such Indebtedness shall be deemed to be outstanding for purposes of testing any Financial Incurrence Test (other than a Financial Incurrence Test with respect to the permissibility of the incurrence of such Indebtedness under Section 6.01 and Section 6.02 to the extent such Designated Funding Commitments were previously incurred under Section 6.01 and/or Section 6.02).

(i)                 Notwithstanding anything to the contrary in this Section 1.12 or under GAAP, with respect to any Restricted Subsidiary or assets or operations of the Borrower or any Restricted Subsidiary in respect of which an agreement for the disposition thereof has been entered into, at the election of the Borrower (in its sole discretion), no pro forma effect shall be given to any discontinued operations with respect thereto (and the Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDAR, Consolidated Net Income, Consolidated Total Assets, Consolidated Interest Expense and Indebtedness attributable to any such Subsidiary or assets or operations shall not be excluded under this Agreement) until such Subsidiary or

120

assets or operations are actually disposed of; provided that if the Consolidated Net Income, Consolidated Adjusted EBITDA and/or Consolidated Adjusted EBITDAR attributable to any such discontinued operation is less than zero, the Borrower shall be entitled to exclude the Consolidated Net Income, Consolidated Adjusted EBITDA and/or Consolidated Adjusted EBITDAR attributable thereto for any purpose under this Agreement when such discontinued operation constitutes a “discontinued operation” under GAAP.

Section 1.13            Certain Determinations.

(a)                For the avoidance of doubt, in connection with any incurrence of Indebtedness under Section 2.22, “Required Lenders”, “Required Class Lenders” and “Required Revolving Lenders” shall be calculated on a Pro Forma Basis in accordance with Section 1.04, Section 2.22 and the definition of “Incremental Cap”; provided that any waiver, amendment or modification obtained on such basis (i) will become operative substantially contemporaneously with the incurrence of such Indebtedness and (ii) shall not affect the rights or duties under this Agreement of any Lender holding any Loan and/or Commitment under any then-outstanding Class in a manner that does not affect the rights or duties of the Lenders in respect of the Indebtedness incurred in reliance on Section 2.22 in connection with the relevant amendment.

(b)                With respect to any determination under the terms of this Agreement that is vested in the Borrower, the Borrower shall have a right, in its sole discretion (but not any obligation), to deliver notice of such determination to the Administrative Agent, together with a reasonably detailed description thereof, which notice shall be conclusive evidence that such determination satisfied the applicable standard under this Agreement or the relevant other Loan Document unless, within five Business Days following receipt of notice of such determination (and the related description) from the Borrower, the Required Lenders deliver a written objection to such determination to the Borrower, which written objection states, with specificity, the basis upon which the Required Lenders object to such determination.

(c)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, after delivery of any Compliance Certificate pursuant to Section 5.01(c), it is subsequently determined that the First Lien Net Leverage Ratio set forth in such Compliance Certificate is inaccurate for any reason and the result of such inaccuracy is that the Lenders received any amount of interest or any fee for any relevant period based on an Applicable Rate or Commitment Fee Rate that is greater than or less than the amount that would have applied if the First Lien Net Leverage Ratio set forth in such Compliance Certificate had been accurately reported, then, for all purposes under this Agreement, the Applicable Rate and the Commitment Fee Rate for each day during the relevant period shall be revised to be based upon the accurately determined First Lien Net Leverage Ratio and, in such event, any shortfall in the amount of any applicable interest payment shall be due and payable within ten Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy. In the event that any inaccuracy in the calculation of the First Lien Net Leverage Ratio resulted in a shortfall in the amount of any required interest payment, no Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid in accordance with the preceding sentence within the period described in the preceding sentence. If, in connection with any mandatory prepayment under Section 2.11(b)(i) or (ii), the applicable Required Excess Cash Flow Percentage or the Required Asset Sale Proceeds Percentage is calculated inaccurately and such inaccuracy resulted in a shortfall in the amount of such mandatory prepayment, such shortfall shall be made within ten Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy. No Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid in accordance with the preceding sentence within the period described in the preceding sentence.

121

(d)                Any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or any similar expression) shall be made by the Borrower in good faith.

(e)                It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Section 5.16 and/or Article 6 may include items or activities that are not restricted by the relevant provision.

Section 1.14            Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

Section 1.15            Escrow Funding. Any Indebtedness permitted to be incurred under this Agreement (including any Incremental Facilities) may be incurred, at the option of the Borrower, by a newly created and newly designated Unrestricted Subsidiary (an “Unrestricted Escrow Subsidiary”) (i) with no assets other than the cash proceeds of such incurred Indebtedness plus any cash and Cash Equivalents contributed to such Unrestricted Escrow Subsidiary as deposit of interest expenses and fees, additional cash collateral or for other purposes and/or (ii) which receives committed financing, and such Unrestricted Escrow Subsidiary shall, in each case, be subject to passivity restrictions reasonably satisfactory to the Administrative Agent. Such Unrestricted Escrow Subsidiary shall be permitted to merge with and into the Borrower or any of the Restricted Subsidiaries with the Borrower or such Restricted Subsidiary surviving the merger and assuming all obligations of the Unrestricted Escrow Subsidiary. So long as such Indebtedness would have been permitted to be incurred directly by the Borrower or any Restricted Subsidiary upon the incurrence of such Indebtedness by the Unrestricted Escrow Subsidiary in the case of clause (i) or upon the receipt of the applicable committed financing in the case of clause (ii) or, at the option of the Borrower, pursuant to Section 1.12(b), upon the merger of such Unrestricted Escrow Subsidiary with the Borrower or any Restricted Subsidiary, the assumption of such Indebtedness by the Borrower and the applicable Restricted Subsidiary shall be deemed to be permitted under Section 6.01 at such time and such merger shall be deemed to be permitted under Section 6.07, regardless of whether or not any Default or Event of Default shall have occurred and be continuing at such time.

Section 1.16            Agreed Security Principles. Each Loan Guaranty, each Collateral Document, the determination of Collateral and assets that constitute Excluded Assets of any Foreign Guarantor and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Foreign Guarantor shall be subject in all respects to the Agreed Security Principles and the Guarantee Limitations.

Section 1.17            Jersey Terms. In each Loan Document, where it relates to a Jersey Subsidiary or a Person that has tangible immovable property in Jersey, a reference to:

(a)                a composition, compromise, assignment or arrangement with any creditor, winding up, bankruptcy, liquidation, administration, dissolution or insolvency includes, without limitation, bankruptcy (as that term is defined in Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law;

122

(b)                a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) law 1991, or any other person performing the same function of each of the foregoing;

(c)                Lien or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(d)                any similar, equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any Person or any of its assets (or the making of such declaration).

Section 1.18            Dissenting Share Equity Commitment Fundings. Notwithstanding anything to the contrary herein, the Dissenting Shares Equity Commitment Funding shall not increase any basket under this Agreement or be deemed to be a Cure Amount.

Section 1.19            Interest Rates: Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternate Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article 2

THE CREDITS

Section 2.01            Commitments.

(a)                Subject to the terms and conditions set forth herein, (i) each Tranche B-1 Term Lender severally, and not jointly, agrees to make term loans (the “Tranche B-1 Term Loans”) to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Tranche B-1 Commitment, (ii) each Tranche B-2 Term Lender several, and not jointly, agrees to make term loans (the “Tranche B-2 Term

123

Loans”) to the Borrower on the Closing Date in Euros in a principal amount not to exceed its Tranche B-2 Commitment and (iii) each Initial Revolving Lender severally, and not jointly, agrees to make revolving loans (the “Initial Revolving Loans”) to the Borrower in Dollars or any Alternate Currency as requested by the Borrower, at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Facility Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided, that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, Initial Revolving Loans may be borrowed, paid, repaid and reborrowed. Amounts paid or prepaid in respect of any Initial Term Loans may not be reborrowed.

(b)                Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment, or Incremental Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Amendment.

Section 2.02            Loans and Borrowings.

(a)                Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b)                Subject to Section 2.14, each Borrowing shall be comprised entirely of (i) in the case of any (x) Revolving Borrowing denominated in Dollars, ABR Loans, Term Benchmark Loans or RFR Loans and (y) Term Loan Borrowing denominated in Dollars, ABR Loans or Term Benchmark Loans (or, if the Administrative Agent reasonably determines that the Term SOFR Rate is unavailable, but subject to Section 2.14(g), RFR Loans), as the Borrower may request in accordance herewith, (ii) in the case of any Borrowing denominated in Euros, Term Benchmark Loans, (iii) in the case of any Borrowing denominated in Sterling, RFR Loans, (iv) in the case of any Borrowing denominated in Canadian Dollars, Term CORRA Loans or RFR Loans and (v) in the case of any Borrowing denominated in any Alternate Currency (other than Euros and Sterling), the type of Borrowings as determined by the Borrower and the Administrative Agent upon making such Alternate Currency available for Borrowing. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any Taxes than that to which the applicable Lender was entitled on the date on which such Loan was made.

124

(c)                Any Borrowing shall comprise an aggregate principal amount that is an integral multiple of (i) in the case of an Adjusted Term SOFR Rate Borrowing or Daily Simple SOFR Rate Borrowing, $100,000 and not less than $1,000,000, (ii) in the case of a EURIBOR Rate Borrowing, €100,000 and not less than €1,000,000, (iii) in the case of a SONIA Rate Borrowing, £100,000 and not less than £1,000,000 or (iv) in the case of a Borrowing denominated in any Alternate Currency (other than Euros and Sterling), the multiples and minimum amounts to be selected by the Borrower and the Administrative Agent upon making such Alternate Currency available for Borrowing. Each ABR Borrowing when made shall be in a minimum principal amount of $250,000 and in an integral multiple of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Borrowings of more than one Type and Class may be outstanding at the same time; provided further that (x) there shall not at any time be more than a total of 15 different Interest Periods in effect for Adjusted Term SOFR Rate Borrowings or EURIBOR Rate Borrowings respectively at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time) and (y) there shall not at any time be more than a total of 15 different Interest Payment Dates in effect for Daily Simple SOFR Rate Borrowings or SONIA Rate Borrowings respectively at any time outstanding (or such greater number of different Interest Payment Dates as the Administrative Agent may agree from time to time) and, in each case of clauses (x) and (y), such number shall be increased by 3 in connection with the establishment of each new Class of Loans or Commitments pursuant to an Extension Amendment, an Incremental Amendment or a Refinancing Amendment.

(d)                Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03            Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other in the same currency, each election of a new Interest Payment Date for an RFR Borrowing and each continuation of Term Benchmark Loans with a new Interest Period shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by (A) telephone (other than in the case of Tranche B-2 Term Loans) or (B) a Borrowing Request or an Interest Election Request, as applicable; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request or an Interest Election Request appropriately completed and signed by a Responsible Officer of the Borrower, as applicable (provided that any notice in respect of any Borrowing to be made (x) on the Closing Date may be conditioned on the closing of the Closing Date Acquisition, (y) in connection with any acquisition, investment or repayment, refinancing or redemption of Indebtedness or any other transaction may be conditioned on the closing of such acquisition, investment, repayment, refinancing, redemption or such other transaction). Each such notice must be in the form of a Borrowing Request or an Interest Election Request, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower or by telephone (and promptly confirmed by delivery of a Borrowing Request or an Interest Election Request, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower) and must be received by the Administrative Agent (by hand delivery or other electronic transmission (including “.pdf” or “.tif”)) not later than:

(i) in the case of the making of a Term Benchmark Borrowing, the conversion into a Term Benchmark Borrowing or the continuation of a Term Benchmark Borrowing, in each case, denominated in Dollars, not later than 11:00 a.m. New York City time, three Business Days before the date of the proposed Borrowing, conversion or continuation (or in the case of the making of such Term Benchmark Borrowing on the Closing Date, one Business Day before the date of the proposed Borrowing);

125

(ii) in the case of an RFR Borrowing or the election of a new Interest Payment Date for an RFR Borrowing, in each case, denominated in Dollars, not later than 11:00 a.m. New York City time, three RFR Business Days before the date of the proposed Borrowing or election;

(iii) in the case of a Term Benchmark Borrowing, the conversion of a Term Benchmark Borrowing or the continuation of a Term Benchmark Borrowing, in each case, denominated in an applicable Alternate Currency, not later than 12:00 p.m. New York City time, three Business Days before the date of the proposed Borrowing, conversion or continuation (or in the case of the making of the Term Benchmark Borrowing denominated in Euros on the Closing Date, one Business Day before the date of the proposed Borrowing);

(iv) in the case of an RFR Borrowing or the election of a new Interest Payment Date for an RFR Borrowing, in each case, denominated in an applicable Alternate Currency, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of the proposed Borrowing or election; and

(v) in the case of an ABR Borrowing or the conversion of any Term Benchmark Borrowing into an ABR Borrowing, not later than 11:00 a.m. New York City time, on the date of the proposed Borrowing or conversion.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (if denominated in Dollars), RFR Borrowing (if denominated in Sterling) and Term Benchmark Rate Borrowing (if denominated in Euro). If no Interest Period is specified with respect to any Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Interest Payment Date is specified with respect to any RFR Borrowing, the Borrower shall be deemed to have selected an Interest Payment Date of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04            Swingline Loans.

(a)                Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make swingline loans (“Swingline Loans”) to the Borrower in Dollars, Euros, Sterling and Canadian Dollars from time to time on and after the Closing Date and until the Latest Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not to exceed $200,000,000; provided that (i) the Swingline Lender shall not be required to make any Swingline Loan to refinance any outstanding Swingline Loan, (ii) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment and (iii) there shall be a maximum of one Swingline Loan per currency outstanding at any one time. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, any Swingline Loan may be in an aggregate amount that is (1) equal to the entire unused balance of the aggregate unused Revolving Credit Commitments or (2) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, not later than 1:00 p.m. (New York City time) on the day of a proposed Swingline Loan in the case of Swingline Loans to be made available to the Borrower in Dollars (or 11:00 a.m. London time in the case of Swingline Loans denominated in Euros or Sterling). The requested Swingline Loans shall

126

bear interest based on the Alternate Base Rate (if denominated in Dollars), Daily Simple ESTR Borrowings (if denominated in Euros) or SONIA Borrowings (if denominated in Sterling). The Swingline Lender shall make each Swingline Loan available to the Borrower on the same Business Day no later than 4:00 p.m. New Yok City time in the case of Swingline Loans requested by the Borrower, by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b)                The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to purchase a participation on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by effecting a wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter any payment in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent, and any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to each Revolving Lender that has made its payment pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that if and to the extent such payment is required to be funded to the Borrower for any reason, such payment shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(c)                If any Revolving Lender fails to make available to the Administrative Agent (for the account of the Swingline Lender) any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (c) shall be conclusive absent manifest error.

127

Section 2.05            Letters of Credit.

(a)                General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Credit Maturity Date, upon the request of the Borrower, to issue Letters of Credit (subject, in the case of Commercial Letters of Credit or bank guarantees, to the consent of the applicable Issuing Bank), in each case, in Dollars or any Alternate Currency, issued on sight basis only (with respect to any standby Letter of Credit in the form of a letter of credit) for the account of the Borrower and/or any of its subsidiaries (provided that the Borrower will be the applicant) and to amend or renew any Letter of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor any draft under any Letter of Credit; provided that no Issuing Bank shall be required to issue any Letter of Credit if the Stated Amount of such Letter of Credit, taken together with the aggregate Stated Amount of all other then-outstanding Letters of Credit then issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment, and (ii) each Revolving Lender severally agrees to participate in each Letter of Credit as provided in Section 2.05(c); provided that no Issuing Bank shall be required to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority with jurisdiction over such Issuing Bank shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (y) the issuance of such Letter of Credit would violate one or more policies to such Issuing Bank now or hereafter applicable to similarly situated borrowers under comparable credit facilities and letters of credit generally. All Existing Letters of Credit shall be deemed to be issued hereunder in the name of the Borrower for the benefit of the Borrower or subsidiary of the Borrower in whose name such Existing Letter of Credit is outstanding immediately prior to the Closing Date and shall constitute Letters of Credit subject to the terms hereof.

(i)                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(b)(i)) the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank or Issuing Banks selected by the Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit may be issued, amended, extended or renewed unless (and with respect to clause (i) and (ii) below, upon the issuance, amendment, extension or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit, and (ii) (A) the aggregate amount of the Initial Revolving Credit Exposure shall not exceed the aggregate amount of the Initial Revolving Credit Commitments then in effect, (B) the aggregate amount of the Additional Revolving Credit

128

Exposure attributable to any Class of Additional Revolving Credit Commitments does not exceed the aggregate amount of the Additional Revolving Credit Commitments of such Class then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date (1) does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date or (2) is subject to Letter of Credit Support.

(b)                Expiration Date.

(i)                 No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided, that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless such Letter of Credit is subject to Letter of Credit Support).

(ii)               No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 calendar days after the issuance thereof and (B) the date that is five (5) Business Days prior to the Latest Revolving Credit Maturity Date, unless such Letter of Credit is subject to Letter of Credit Support.

(c)                Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in an Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (d) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)                Reimbursement.

(i)                 If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. two Business Days (or if the Borrower receives notice of such LC Disbursement after 11:00 a.m., two Business Days after the date of receipt of such notice) immediately following the date on which the Borrower receives notice of such LC Disbursement under paragraph (f) of this Section; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or

129

2.04 that (A) in the case of a Letter of Credit denominated in Dollars, such payment be financed with an ABR Revolving Loan Borrowing or a Swingline Loan in an equivalent amount, (B) in the case of a Letter of Credit denominated in an Alternate Currency, such payment be converted into an equivalent amount of an ABR Revolving Loan Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of such Alternate Currency (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”), and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Borrowing (it being understood and agreed that the Borrower may also request a Swingline Loan to reimburse such LC Disbursement in accordance with Section 2.04, subject, in the case of any such Swingline Loan, to the satisfaction of the applicable conditions set forth in Section 4.02). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)               If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(d) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (ii) shall be conclusive absent manifest error.

(e)                Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to the Borrower or any Subsidiary or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or

130

transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to any document presented which appears on its face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such document without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such document if such document is not in strict compliance with the terms of such Letter of Credit.

(f)                 Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by electronic means or by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(g)                Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to ABR Initial Revolving Loans (in respect of any Letter of Credit issued in an Alternate Currency, expressed in the Dollar Equivalent thereof); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(h)                Replacement or Resignation of an Issuing Bank; Designation of New Issuing Banks. Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, unless otherwise agreed by the replaced Issuing Bank, the Borrower shall pay all unpaid fees accrued prior to such date for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a

131

party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i)                 The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender in respect of its Letter of Credit Commitment (the amount of which Letter of Credit Commitment shall be specified in the agreement pursuant to which such Revolving Lender becomes an Issuing Bank), and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender; provided, that for the avoidance of doubt, it is understood and agreed that the Letter of Credit Commitments of the other Issuing Banks shall not be reduced or otherwise be affected by the appointment of any additional Revolving Lender as an Issuing Bank pursuant to this paragraph (i).

(ii)               Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon thirty days’ prior written notice to the Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank; provided that the effectiveness of such resignation shall be conditioned on and subject to the appointment of a replacement Issuing Bank reasonably satisfactory to the Borrower who agrees to assume the entire Letter of Credit Commitment of the resigning Issuing Bank, and no such resignation shall become effective unless and until such replacement Issuing Bank has accepted such appointment and agreed to provide such Letter of Credit Commitment on terms acceptable to the Borrower; provided, further, that it is understood and agreed that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation of any Issuing Bank, the Borrower shall be entitled, but shall not be obligated, to appoint another Revolving Lender that is willing, in its sole discretion to accept such appointment in writing as successor Issuing Bank in respect of such resigning Issuing Bank; it being understood that the resignation of any such Issuing Bank shall not be effective in the event of a failure to appoint any such successor Issuing Bank and/or a failure of any Revolving Lender to accept such appointment as Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(i)                 Cash Collateralization.

(i)                 If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day following the date on which the Borrower receives notice from the Administrative Agent (at the direction of the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this paragraph (i), the Borrower shall deposit (or shall cause to be deposited), in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of

132

any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

(ii)               Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (i). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly (but in no event later than three Business Days) after such Event of Default has been cured or waived.

(j)                 Existing Letter of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

Section 2.06            [Reserved].

Section 2.07            Funding of Borrowings.

(a)                Each Lender shall make each Loan to be made by it hereunder not later than (i) in the case of any Borrowing of ABR Loans (other than Swingline Loans) requested on the date of such Borrowing, 1:00 p.m. or (ii) in each other case, 11:00 a.m., in each case of the foregoing clauses (i) and (ii), on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(d) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate

133

(or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08            Type; Interest Elections.

(a)                Each Borrowing shall initially be of the Type and Agreed Currency specified in the applicable Borrowing Request and, (x) in the case of any Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (y) in the case of any RFR Borrowing, shall have an initial Interest Payment Date as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type in the same Agreed Currency and (x) in the case of any Term Benchmark Borrowing, may elect Interest Periods therefor and (y) in the case of any RFR Borrowing, may elect Interest Payment Dates therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages of the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)                To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent in accordance with Section 2.03.

(c)                Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                  the Agreed Currency and principal amount of any Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)              whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Term Benchmark Borrowing or an RFR Borrowing;

(iv)              if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

134

(v)                if the resulting Borrowing is an RFR Borrowing, the applicable Interest Payment Date to be applicable thereto after giving effect to such election, which shall be a duration contemplated by the definition of the term “Interest Payment Date”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original currency with an Interest Period that is one month at the end of such Interest Period.

Section 2.09            Termination and Reduction of Commitments.

(a)                Unless previously terminated, (i) the Tranche B-1 Commitments on the Closing Date shall automatically terminate upon the making of the Tranche B-1 Term Loans on the Closing Date, (ii) the Tranche B-2 Commitments on the Closing Date shall automatically terminate upon the making of the Tranche B-2 Term Loans on the Closing Date and (iii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Facility Maturity Date. Any Additional Commitments shall be terminated pursuant to the terms of the Extension Amendment, Incremental Amendment or Refinancing Amendment establishing such Additional Commitments.

(b)                Upon delivery of the notice required by Section 2.09(c), (A) the Borrower may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans and/or the provision of Letter of Credit Support with respect to any outstanding Letter of Credit, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitments, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable and (B) the Borrower may at any time terminate or from time to time reduce, the Term Commitments of any Class.

(c)                The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment of any Class or Term Commitment of any Class under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders or Term Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment

135

or Term Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction. Upon any reduction of any Term Commitment, the Term Commitment of each Term Lender of the relevant Class shall be reduced by such Term Lender’s Applicable Percentage of the amount of such reduction.

Section 2.10            Repayment of Loans; Evidence of Debt.

(a)                (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of (x) the Tranche B-1 Term Loans in Dollars and (y) the Tranche B-2 Term Loans in Euros, in each case, to the Administrative Agent for the account of each Term Lender (A) on each Scheduled Payment Date prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in the case of clause (x), in an amount equal to 0.25% of the original principal amount of the Tranche B-1 Term Loans outstanding on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases and assignments in accordance with Section 9.05(g) or increased in connection with the incurrence of Additional Term Loans of the same Class as such Term Loans or upon the reestablishment of or increase in the amortization of the Term Loans of such Class), and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, outstanding on such date, together, in each case, in the same currency as initially borrowed and with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)               The Borrower shall repay the Additional Term Loans of any Class made to it in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Amendment or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or repurchases in accordance with Section 9.05(g) or increased in connection with the incurrence of Additional Term Loans of the same Class as such Term Loans or upon the reestablishment of or increase in the amortization of the Term Loans of such Class).

(b)                (i) The Borrower hereby unconditionally promises to pay in the same currency as the Revolving Loans are originally made (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Facility Maturity Date, (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto and (C) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the Latest Revolving Credit Maturity Date.

(ii)               On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit (or alternatively, with respect to any outstanding Letter of Credit, provide Letter of Credit Support with respect thereto), in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class does not exceed the Revolving Credit Commitments of such other Class then in effect, (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (C) make payment in full of all accrued and unpaid fees and all

136

reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e)                The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement, (ii) in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern and (iii) in the event of any inconsistency between the Register and any other accounts maintained by the Administrative Agent, the Register shall govern absent manifest error.

(f)                 Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute and deliver an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11            Prepayment of Loans.

(a)                Optional Prepayments.

(i)                 Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject in the case of Borrowings of Initial Term Loans only, to Section 2.12(e)). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)               Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class and/or any Borrowing of Swingline Loans, in whole or in part without premium or penalty; provided that (A) after the establishment of any Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall

137

be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable and (B) no Borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii)             The Borrower shall notify the Administrative Agent (and the Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) (i) in the case of any prepayment of any Term Benchmark Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, (ii) in the case of any prepayment of any RFR Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, (iii) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m., on the date of prepayment or (iv) in the case of any prepayment of any Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) and shall be in multiples set forth in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans pursuant to this Section 2.11(a) shall be applied to the Class or Classes of Term Loans specified by the Borrower in the applicable prepayment notice and shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)                Mandatory Prepayments.

(i)                 No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on or about December 31, 2026, the Borrower shall prepay (or cause to be prepaid) the outstanding principal amount of Initial Term Loans, Additional Term Loans, Senior Secured Notes or Refinancing Indebtedness with respect thereto then subject to ratable prepayment requirements (the “Subject Loans”) in accordance with clause (vi) of this Section 2.11(b) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (x) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (y) in each case below, at the option of the Borrower (to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) (each an “ECF Deduction”):

(A)              the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement (including without limitation by way of a “yank”) of any First Lien Debt or any other Indebtedness (and in the case of any such First Lien Debt constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments) during such Excess Cash Flow Period or, at the option of the Borrower, after the end of such Excess Cash Flow Period and prior to the date that the applicable prepayment is due, in each case, (x) to the extent such prepayment,

138

repurchase, redemption or other retirement is at a discount, the amount of prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness below par and (y) excluding any such optional prepayment, repurchase, redemption or other retirement made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i)(A) in any prior Fiscal Year of the Borrower;

(B)              repaid borrowings of Initial Revolving Loans made on the Closing Date to account for any amounts initially drawn to fund Transaction Costs (including, for the avoidance of doubt, any cost incurred in connection with the issuance of any Senior Secured Notes);

(C)              the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement of any Initial Revolving Loans, Additional Revolving Loans and revolving loans under any other revolving facility that is secured on a pari passu basis with the Initial Revolving Loans during such Excess Cash Flow Period or, at the option of the Borrower, after the end of such Excess Cash Flow Period and prior to the date that the applicable prepayment is due, in each case, (x) to the extent such prepayment, repurchase, redemption or retirement is accompanied by a permanent reduction of the Initial Revolving Credit Commitments, Additional Revolving Credit Commitments or other revolving credit commitments, as applicable and (y) excluding any such prepayment, repurchase, redemption or retirement made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i)(C) in any prior Fiscal Year;

(D)              without duplication of amounts deducted pursuant to clause (F) below in prior Excess Cash Flow Periods, the amount of any Capital Expenditure, Permitted Acquisition, Capitalized Software Expenditures, acquisitions of intellectual property, payment of long-term obligations, earn-outs (including notes converted from any earn-out), Investment, Restricted Payment, payments in respect of company equity awards and restricted stock units, permitted tax distributions, seller notes, and long term obligations and expenditures not constituting indebtedness. Prepayments of indebtedness, cash restructuring charges excluded from the calculation of Consolidated Net Income, and/or Restricted Debt Payment made during such Excess Cash Flow Period or, at the option of the Borrower, after such Excess Cash Flow Period but prior to the date that the applicable prepayment is due, in each case, excluding any such amount that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i)(D) in any prior Fiscal Year;

(E)               any amount applied during such Excess Cash Flow Period or, at the option of the Borrower, after such Excess Cash Flow Period and prior to the date that the applicable prepayment is due, any cash restructuring Charges added back in the calculation of Consolidated Net Income for such Excess Cash Flow Period, excluding any such amount that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i)(E) in any prior Fiscal Year;

(F)               without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding agreements, commitments or letters of intent (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the

139

foregoing clauses (1) and (2), relating to cash expenditures described in clause (D) above, in each case, to be consummated or made, as applicable, during the period of 30 consecutive fiscal months of the Borrower following the end of such Excess Cash Flow Period (the “ECF Expenditure Look-Forward Period”) (with reversal for subsequent periods in the event cash is not actually so used within the ECF Look-Forward Period), in each case, except to the extent financed with the proceeds of other long-term Funded Debt of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid with a permanent revolving commitment reductions (if relevant) and other than intercompany loans made to effect the underlying transaction); provided that any ECF Deductions with respect to any Excess Cash Flow Period under this clause (F) that is not so utilized during the applicable ECF Expenditure Look-Forward Period to make expenditures of the type set forth in this clause (F) shall be added to Excess Cash Flow in the Excess Cash Flow Period in which the ECF Expenditure Look- Forward Period ends with respect thereto (or, at the option of the Borrower, any Excess Cash Flow Period ending on or prior to the end of the ECF Expenditure Look-Forward Period and after the Excess Cash Flow Period in which the ECF Deduction under this clause (F) was taken);

provided, that:

(I)       a prepayment of the principal amount of Term Loans pursuant to this Section 2.11(b)(i) in respect of any Excess Cash Flow Period shall only be required if the amount by which the ECF Payment Amount for such Excess Cash Flow Period exceeds the greater of (x) $370,000,000 and (y) 25% of Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period (such threshold, the “ECF Threshold”) (any ECF Payment Amounts at or below the ECF Threshold for the applicable Excess Cash Flow Period from and after the Closing Date, the “Retained ECF Payments”) and only amount in excess of the ECF Threshold shall be used to prepay the Term Loans; provided that (x) if the ECF Threshold is greater than the ECF Payment Amount for any Excess Cash Flow Period, such difference may be carried forward by the Borrower to increase the ECF Threshold for subsequent Excess Cash Flow Periods and (y) at the option of the Borrower, the Borrower may increase the ECF Threshold for any Excess Cash Flow Period by all or a portion of the ECF Threshold from the immediately succeeding Excess Cash Flow Period so long as the ECF Threshold for such immediately succeeding Excess Cash Flow Period shall be reduced dollar for dollar;

(II)       if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary of the Borrower) is also required to redeem, prepay, purchase or offer to purchase any First Lien Debt, including for the avoidance of doubt any Refinancing Indebtedness, Incremental Equivalent Debt or other Indebtedness permitted by this Agreement (in each such case, to the extent secured on a pari passu basis with the Initial Term Loans) (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply (or cause to be applied) such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time) (it being understood and agreed that, for the avoidance of doubt, such Other Applicable Indebtedness required to be so prepaid or offered to be so repurchased shall be deemed to have been applied to purchase or redeem such

140

Other Applicable Indebtedness (whether or not the holders of such Additional Debt accept such offer to purchase or redeem)); provided, that (X) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount that is required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly and (Y) to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans and any relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in the first proviso of this clause (II)) in accordance with the terms hereof; it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by this clause (Y), the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness; and

(III)        at the option of the Borrower, to the extent that the foregoing ECF Deductions pursuant to clauses (A) through (F) exceed the amount of the ECF Payment Amount otherwise due pursuant to this Section 2.11(b)(i) (any such excess ECF Deduction amount, an “ECF Deduction Overage”) for the applicable Excess Cash Flow Period, such ECF Deduction Overage may be applied to any subsequent Excess Cash Flow Period to reduce the ECF Payment Amount for such subsequent Excess Cash Flow Period.

(ii)               No later than the tenth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds in an aggregate amount in excess of an amount equal to the greater of $370,000,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year (the “De Minimis Proceeds Threshold”) (it being understood that the Borrower may elect which portion of the Net Proceeds or Net Insurance/Condemnation Proceeds shall be deemed to be reduced by the De Minimis Proceeds Threshold), the Borrower shall offer to prepay the outstanding principal amount of, and accrued interest on, the Subject Loans in accordance with clause (vi) below in an amount not less than an amount equal to the Required Asset Sale Proceeds Percentage of an amount equal to (x) the cumulative amount of Net Proceeds in respect of any Prepayment Asset Sale and Net Insurance/Condemnation Proceeds received in such Fiscal Year minus (y) the De Minimis Proceeds Threshold in effect for such Fiscal Year (such amount, the “Subject Proceeds”); provided, that

(A)              it is understood that (1) only the amount in excess of the De Minimis Proceeds Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.11(b)(ii), (2) if the amount of any prepayment that would have been required pursuant to this Section 2.11(b)(ii) (without giving effect to the De Minimis Proceeds Threshold) for any Fiscal Year is less than the De Minimis Proceeds Threshold for such Fiscal Year (or no amount of prepayment would be required pursuant to this Section 2.11(b)(ii) for any Fiscal Year), an amount equal to (x) the De Minimis Proceeds

141

Threshold for such Fiscal Year minus (y) the amount of the prepayment that would have been required but for the De Minimis Proceeds Threshold pursuant to this Section 2.11(b)(ii) for such Fiscal Year (or if no amount of prepayment would be required pursuant to this Section 2.11(b)(ii) for any Fiscal Year, an amount equal to zero) shall be applied to increase the De Minimis Proceeds Threshold in the immediately succeeding Fiscal Year (which, for the avoidance of doubt, may then be carried forward to any succeeding Fiscal Year, to the extent unutilized) and (3) the De Minimis Proceeds Threshold available for future Fiscal Year or Fiscal Years during the term of this Agreement may also be utilized to increase the De Minimis Proceeds Threshold in any Fiscal Year; provided that any such utilization shall reduce the available De Minimis Proceeds Threshold for such future Fiscal Year or Fiscal Years, as applicable;

(B)              with respect to the Subject Proceeds, the Borrower may elect, prior to the date such prepayment is required to be made (and the Borrower shall be deemed to have made such election unless it elects otherwise), to reinvest the Subject Proceeds (other than the Subject Proceeds resulting from Disposition consummated under Section 6.07(h)(i)(A)) in the business of the Borrower and/or any Restricted Subsidiary, including the making of acquisitions or other Investments (other than an investment in Cash or Cash Equivalents), Capital Expenditure and acquisition of working capital assets of the Borrower and its subsidiaries, then the Borrower shall not be required to make a mandatory prepayment under this clause (ii), so long as (1) such Subject Proceeds are so reinvested within 24 months following receipt thereof (or such shorter period that Borrower may elect at any time prior to the expiration of such 24-month period) (as extended pursuant to clause (2) below with respect to commitments made during the initial period, the “Reinvestment Period”), or (2) the Borrower or any subsidiary has committed to so reinvest such Subject Proceeds during such 24-month period and the applicable Subject Proceeds are so reinvested within 6 months after the expiration of such 24-month period; provided that any cash payment by the Borrower or its applicable subsidiaries that would qualify as an investment (other than an investment in Cash or Cash Equivalents) pursuant to the terms above made (x) within 180 calendar days prior to the receipt of such Net Proceeds from any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds or (y) solely in the case of Net Proceeds from any Prepayment Asset Sale, after the date on which the definitive agreement for the applicable Disposition was executed (but prior to the date on which the Borrower and/or any subsidiary receives the Net Proceeds in respect of such Prepayment Asset Sale) may, at the election of the Borrower, be deemed to constitute a reinvestment of the applicable Subject Proceeds from such Prepayment Asset Sale or Net Insurance/Condemnation Proceeds in compliance with, and in satisfaction of the obligations under, this clause (B); it being understood that (x) the Borrower shall be permitted to use any Subject Proceeds during the Reinvestment Period to make any payment, including repayment of Indebtedness, to the extent not otherwise prohibited hereunder so long as any such payment not constituting reinvestment in the business of the Borrower and its subsidiaries would not reduce the amount of the Subject Proceeds subject to reinvestment under this clause (B) and (y) if the Subject Proceeds have not been so reinvested prior to the expiration of the Reinvestment Period, then the remainder of such Subject Proceeds shall be deemed to be “received” on the first Business Days after the expiration of the Reinvestment Period, and the Borrower shall prepay the Subject Loans in compliance with this Section 2.11(b)(ii) (without giving effect to the De Minimis Proceeds Threshold, the Required Asset Sale Proceeds Percentage and this clause (B) but giving effect to any reallocation of basket usages by the Borrower pursuant to Section 1.11 on or prior to the date thereof); and

142

(C)              if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to repay or repurchase any Other Applicable Indebtedness (or offer to repurchase such Other Applicable Indebtedness), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof and any relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in this clause (C)); it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by clause (2) above, the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness.

(iii)             (x) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply (or cause to be applied) an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans in accordance with clause (vi) below and (y) in the event that the Borrower or any of its Restricted Subsidiaries incurs (A) Refinancing Indebtedness (including Replacement Debt) to refinance all or a portion of any Class of Loans, the Net Proceeds of such Refinancing Indebtedness shall be applied to repay such Class of Loans being refinanced, (B) Incremental Loans incurred in reliance on clause (b) of the definition of “Incremental Cap” to refinance all or a portion of any Class of Loans pursuant to Section 2.22, the Net Proceeds of such Incremental Loans shall be applied to repay such Class of Loans being refinanced, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c), the Net Proceeds of such Replacement Term Loans shall be applied to repay such Class of Loans being refinanced, (D) Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap”, the Net Proceeds of such Incremental Equivalent Debt shall be applied to repay such Class of Loans being refinanced and/or (E) Refinancing Indebtedness incurred to finance the termination, prepayment or cancellation of any Loans or Commitments pursuant to Section 2.19(b), Section 9.05(f) or Section 9.05(g)(i), the Net Proceeds of such Refinancing Indebtedness shall be applied to reduce the applicable Loans or Commitments that are the subject thereof.

143

(iv)              Notwithstanding anything in this Section 2.11(b) to the contrary:

(A)              to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, if the repatriation and/or other transfer to the Borrower of any such amount would be, in the good faith determination of the Borrower, prohibited, restricted or delayed under any Requirement of Law (including for the avoidance of doubt, any Requirement of Law relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on “upstreaming” and/or “cross-streaming” of Cash intra-group and Requirements of Law relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of the Borrower and/or any of its Restricted Subsidiaries), would conflict with the fiduciary and/or statutory duties of such Foreign Subsidiary’s directors (or equivalent Persons) or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary, then, at the election of the Borrower, the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above and may use such amounts to prepay Indebtedness of its Foreign Subsidiaries or reinvest such amounts in the Foreign Subsidiaries,

(B)              the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, if the distribution and/or other transfer to the Borrower of such Excess Cash Flow or Subject Proceeds would, in the good faith determination of the Borrower, be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such joint venture;

(C)              the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party, in each case, if the Borrower determines in good faith that the distribution to the Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under an agreement permitted pursuant to Section 6.05 by which such Foreign Subsidiary is bound governing any Indebtedness; and

(D)              to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party, in each case, if the Borrower determines in good faith (in consultation with the Administrative Agent) that the repatriation (or other intercompany distribution or transfer) to the Borrower, directly or indirectly, from such Foreign Subsidiary as a distribution or dividend (or other intercompany transfer) of such Excess Cash Flow or Subject Proceeds could reasonably be expected to result in adverse Tax consequences (including any withholding Tax) that are not de minimis being incurred by Holdings, the Borrower, any Parent Company, or any direct or indirect equityholders thereof or any Restricted Subsidiary of the Borrower, then at the election of the Borrower, the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would

144

otherwise be required to be paid pursuant to Section 2.11(b)(i) or (ii) and may use such amounts to prepay Indebtedness of its Foreign Subsidiaries or reinvest such amounts in the Foreign Subsidiaries;

(v)                Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.11(b)(i) or (ii), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”); provided that in the event that any Term Lender elects to decline (or otherwise waives) receipt of such Declined Proceeds, the remaining amount thereof may be retained by the Borrower. If any Lender fails to deliver a written notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi)              Except (1) as set forth in clause (iii)(y) above or (2) otherwise contemplated by this Agreement or provided in, or intended with respect to, any Refinancing Amendment, any Incremental Amendment, any Extension Amendment or any Replacement Debt (provided, that such Refinancing Amendment, Incremental Amendment or Extension Amendment may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of any prepayment of Term Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement), in each case effectuated or issued in a manner consistent with this Agreement, each prepayment of Term Loans pursuant to Section 2.11(b) shall be allocated to prepay any Class of Term Loans as directed by the Borrower or, in the absence of such direction, to each Class of Term Loans then outstanding that is pari passu with the Initial Term Loans in right of payment and with respect to security. With respect to each relevant Class of Term Loans, any accepted prepayment under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Term Loans of such Class in direct order of maturity), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. Within the same Class of Term Loans, the amount of such mandatory prepayment shall be applied to the then outstanding Term Loans that are ABR Loans, Term Benchmark Loans and RFR Loans at the election of the Borrower. To the extent any Term Loans in the form of Junior Lien Debt or unsecured Indebtedness exist at any time, such Term Loans shall not receive such prepayment (other than with Net Proceeds of any Refinancing Indebtedness in respect of such Term Loans) other than with any proceeds declined by the Lenders holding Term Loans that are pari passu in right of payment and with respect to security with the Initial Term Loans.

(vii)            In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Swingline Loan and/or LC Exposure) the aggregate Revolving Credit Exposure of any Class exceeds an amount equal to 105% of the Total Revolving Credit Commitment of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure (in each case, taking the Dollar Equivalent of any amount denominated in an Alternate Currency), in an aggregate amount sufficient to reduce such aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed 100% of the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Loans

145

and/or Swingline Loans in accordance with Section 2.11(a)(ii) and/or (II) with respect to any excess LC Exposure, provide Letter of Credit Support with respect thereto.

(B)              Each prepayment of any Revolving Loan Borrowing under this Section 2.11(b)(vii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii)          The amount required to be prepaid under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 (which may, at the election of the Borrower, be netted in the calculation of the applicable prepayment amount and in the event such election is made, the amount of such prepayment of principal and the amount of such accrued interest shall be as determined by the Borrower in good faith) and (B) in the case of prepayments of Initial Term Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(e), but shall otherwise be without premium or penalty.

Section 2.12            Fees.

(a)                The Borrower agrees to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Revolving Credit Commitments on the actual daily amount of the unused Initial Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Initial Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on each Scheduled Payment Date for the quarterly period then most recently ended (or, in the case of the first such payment made after the Closing Date, for the period from the Closing Date to such date), and on the date on which the Initial Revolving Credit Commitments terminate. For purposes of calculating the commitment fee payable pursuant to this Section 2.12(a), the Initial Revolving Credit Commitment shall be deemed to have been used to the extent of (i) the outstanding principal amount of the Initial Revolving Loans and (ii) the LC Exposure attributable to the Initial Revolving Credit Commitment. The Borrower agrees to pay commitments fees in respect of any Additional Term Commitments or Additional Revolving Credit Commitments pursuant to the terms of the applicable Extension Amendment, Incremental Amendment or Refinancing Amendment establishing such Additional Term Commitments or Additional Revolving Credit Commitments, as applicable.

(b)                The Borrower agrees to pay (i) to the Administrative Agent for the account of each Initial Revolving Lender, a participation fee with respect to its participation, in any outstanding Letter of Credit that is not subject to Letter of Credit Support, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Initial Revolving Loans that are Adjusted Term SOFR Rate Loans on the daily face amount of the portion of such Lender’s LC Exposure that is attributable to its Initial Revolving Credit Commitment (excluding any portion thereof that is attributable to any unreimbursed LC Disbursement), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Initial Revolving Lender’s Initial Revolving Credit Commitment terminates and the date on which such Initial Revolving Lender ceases to have any LC Exposure attributable to its Initial Revolving Credit Commitment and, (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit that is not subject to Letter of Credit Support issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates and (C) the Termination Date, computed at a rate agreed by such Issuing Bank and the Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or the processing of any drawing thereunder. The Borrower agrees to pay participation fees with respect to any

146

Additional Revolving Credit Commitments pursuant to the terms of the applicable Extension Amendment, Incremental Amendment or Refinancing Amendment establishing such Additional Revolving Credit Commitments. Participation fees under the Initial Revolving Facility and fronting fees shall accrue to but excluding each Scheduled Payment Date and be payable in arrears for the quarterly period then most recently ended (or, in the case of the payment made on the first such date after the Closing Date, for the period from the Closing Date to such date) on each Scheduled Payment Date; provided, that all such fees shall be payable on the date on which the Initial Revolving Credit Commitments terminate, and any such fees accruing after the date on which the Initial Revolving Credit Commitments terminate and prior to the Termination Date shall be payable on demand. Any other fee payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 calendar days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)                The Borrower agrees to pay to the Administrative Agent, for its own account, the administration fee described in the Fee Letter.

(d)                All fees payable hereunder shall be paid on the date due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstance except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e)                In the event that, on or prior to the date that is six months after the Closing Date, the Borrower (A) prepays, repays, refinances, substitutes or replaces any Tranche B-1 Term Loan or Tranche B-2 Term Loan, as applicable, in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B-1 Term Lenders or Tranche B-2 Term Lenders, as applicable, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the Closing Date, all or any portion of the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, held by any Tranche B-1 Term Lender or Tranche B-2 Term Lender, as applicable, are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(v) as a result of, or in connection with, such Tranche B-1 Term Lender or Tranche B-2 Term Lender, as applicable, not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (B) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction. For the avoidance of doubt, (i) a Repricing Transaction with respect to the Tranche B-1 Term Loans will not result in any premium payable pursuant to this Section 2.12(e) applying to Tranche B-2 Term Loans and (ii) a Repricing Transaction with respect to the Tranche B-2 Term Loans will not result in any premium payable pursuant to this Section 2.12(e) applying to Tranche B-1 Term Loans.

(f)                 Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

147

Section 2.13            Interest.

(a)                The Tranche B-1 Term Loans and the Initial Revolving Loans, in each case, comprising each ABR Borrowing (including Swingline Loans denominated in Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                The Tranche B-1 Term Loans and the Initial Revolving Loans, in each case, comprising each Adjusted Term SOFR Rate Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                The Tranche B-1 Term Loans and the Initial Revolving Loans, in each case, comprising each RFR Borrowing shall bear interest at the Adjusted Daily Simple RFR for such Borrowing plus the Applicable Rate.

(d)                The Tranche B-2 Term Loans and the Initial Revolving Loans, in each case, comprising each EURIBOR Rate Borrowing shall bear interest at the EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)                Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Loan, any LC Disbursement or any fees payable by the Borrower hereunder is not, in each case, paid when due, whether at stated maturity, upon acceleration or otherwise, after giving effect to any grace period set forth hereunder, the relevant overdue amount shall, at the direction of the Required Lenders, bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any fees, 2.00% plus the rate applicable to Initial Revolving Loans that are ABR Loans, as provided in paragraph (a) of this Section 2.13; provided, that no amount shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(f)                 Accrued interest on each Term Loan, Revolving Loan and Swingline Loan shall be payable in arrears on each Interest Payment Date for such Term Loan, Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Loan, (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class and (iii) in the case of any Swingline Loan, upon termination of all of the Revolving Credit Commitments, as applicable; provided that (A) interest accrued pursuant to paragraph (e) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan or Revolving Loan shall be payable on the effective date of such conversion.

(g)                All interest hereunder shall be computed on the basis of a year of 360 days, except that (i)(x) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (y) the Daily Simple RFR, Daily Simple ESTR, SONIA Rate, Term CORRA, in each case shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest on Loans denominated in Australian Dollars shall be computed on the basis of a year of 365 days (irrespective of leap years), in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A determination of the applicable Alternate Base Rate, Adjusted

148

Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, EURIBOR Rate, EURIBOR Screen Rate, AUD Screen Rate, Term CORRA Rate, Adjusted Daily Simple RFR, Daily Simple ESTR or Daily Simple SOFR by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14            Alternate Rate of Interest.

(a)                Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14 below, if:

(i)                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining (or the Administrative Agent otherwise determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to) to the Term SOFR Rate, Term CORRA Rate, the AUD Screen Rate, the EURIBOR Rate, or the applicable Adjusted Daily Simple RFR (including because the Relevant Screen Rate is not available or published on a current basis), as applicable, for the applicable Interest Period or (B) on any day, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple RFR for the applicable Agreed Currency for such day; or

(ii)               the Administrative Agent is advised by the Required Class Lenders with respect to the Tranche B-2 Term Loans or the Required Class Lenders with respect to the Initial Revolving Credit Commitments that (A) prior to the commencement of any Interest Period for a EURIBOR Rate Borrowing, the Adjusted EURIBOR Rate, Adjusted Term SOFR Rate or the Term CORRA Rate or such other Term Benchmark Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their EURIBOR Rate Borrowings (or its EURIBOR Rate Borrowings) included in such Borrowing and for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable and at the election of the Borrower, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternate Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term

149

Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, at the election of the Borrower, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternate Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately.

(b)                Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice.

150

For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(c)                Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)                The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive (subject to the consultation right of the Borrower, as applicable) and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)                Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, the Term CORRA Rate or the AUD Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)                 Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternate Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with

151

respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternate Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternate Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternate Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately.

(g)                If, pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the Administrative Agent agrees to allow the Borrower to elect from time to time between the Adjusted Term SOFR Rate and the Adjusted Daily Simple RFR for Borrowings of the applicable Additional Term Loans, the Borrower and the Administrative Agent may, at the request of the Borrower, amend this Agreement to include such option without the consent of any Lender or any other party.

Section 2.15            Increased Costs.

(a)                If any Change in Law:

(i)                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Revolving Lender or Issuing Bank;

(ii)               subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             imposes on any Revolving Lender or Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by any Lender or any Letter of Credit or participation therein;

152

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 calendar days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay (or cause to be paid) to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)                If any Revolving Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Revolving Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity or capital adequacy), then within 30 calendar days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay (or cause to be paid) to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such relevant amounts to similarly situated borrowers under comparable syndicated credit facilities in connection with any request for payment, which certificate shall be conclusive absent manifest error.

(d)                Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate any Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 calendar days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16            [Reserved].

153

Section 2.17            Taxes.

(a)                Payments Free of Taxes. Any payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and (i) if such Tax is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                Payment of Other Taxes. In addition, the Loan Parties shall, without duplication of other amounts payable by a Loan Party under this Section, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c)                Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within 30 calendar days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(g)) at the expense of the Loan Parties, so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Loan Parties or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and certifying that such Lender or the Administrative Agent, as applicable, is generally requiring reimbursement for the relevant amount from similarly situated borrowers under comparable syndicated credit facilities. Notwithstanding anything to the contrary contained in this Section 2.17, the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower (in accordance with the preceding sentence) of such possible indemnification claim within 180 calendar days of incurring the specific Tax assessment giving rise to such indemnification claim.

(d)                Indemnification by the Lenders. Without limiting or expanding the other provisions of Section 2.17, each Lender shall severally indemnify the Administrative Agent, within 10 calendar days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without

154

limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant/SPC Register and (iii) any Excluded Taxes attributable to such Lender (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                Evidence of Payments. As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)                 Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to US federal withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing,

(A)              each Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding;

(B)              each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such

155

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the US is a party, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, US federal withholding Tax;

(2)                two executed copies of IRS Form W-8ECI (or any successor forms);

(3)                in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(4)                to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Tax Compliance Certificate substantially in the form of Exhibit O-2, Exhibit O-3 or Exhibit O-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit O-3 on behalf of each such direct or indirect partner(s);

(C)              each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to any Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements

156

of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for US federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect (including any specific documentation required above in this Section 2.17(f)), it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(g)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in Cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to the applicable indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place the indemnified party in a less favorable net after-Tax position than the position that the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Definition of “Lender”. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank and the Swingline Lender.

(j)                 Certain Documentation. On or before the date on which the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (i) if the Administrative Agent is a US Person, two executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from US federal backup withholding or (ii) if the

157

Administrative Agent is not a US Person, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a US branch and may be treated as a US person for purposes of applicable US federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.17(j), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Section 2.18            Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)                Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due. Each such payment shall be made in immediately available funds (or such other form of consideration as the relevant Lender may agree), without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and/or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.23 and/or 9.05(f) and/or any other express provision of this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar or Euro amount. All payments hereunder shall be made in Dollar or the relevant Alternate Currency, as applicable (or such other form of consideration as the relevant recipient may agree). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                Subject in all respects to the provisions of any applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent and all other payments received on account of the Secured Obligations by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied:

(i)                 first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document,

158

(ii)               second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements constituting Secured Obligations then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrower,

(iii)             third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above,

(iv)              fourth, as provided in any applicable Intercreditor Agreement, and

(v)                fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct;

provided that with respect to any Secured Obligations in respect of Indebtedness subject to the Permitted Alternative Security Indebtedness Exception, any amounts received on account of the Guarantee and/or Collateral provided solely for the benefit of such Indebtedness shall be applied solely to satisfy such Secured Obligations in the order above after all other amounts received have been applied.

(c)                If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any Loan of any Class or any participation in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participation is purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any Loan to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.19, 2.22, 2.23, 2.24, 9.02(c) and/or Section 9.05. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchase or repayment. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests,

159

demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)                Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment (or caused such payment to be made), then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amount thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19            Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.15, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender, (iv) any Lender elects not to participate in any Extension or Permitted Debt Exchange, in each case, open to all Lenders of any Class or (v) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender”, “each Term Lender”, “each Lender of any Class”, “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lender, Required Revolving Lender, Required Class Lender or the consent of Lenders holding Loans or Commitments of such Class or lesser or greater group representing more than 50% of the sum of the total Loans or Commitments of such Class or lesser or greater group at such time has been obtained, as applicable, any Lender is a non-consenting Lender, then, in each case of clauses (i) – (v), the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect such termination and repayment,

160

the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class and/or Swingline Loans (and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that, in each case of clauses (i) – (v), at the election of the Borrower, each such prepayment, termination, assignment or delegation may be applicable to only one or more Classes of Loans or Commitments that are, (x) in the case of clauses (i) – (iii), being impacted by the applicable clause and (y) in the case of clauses (iv) – (v), the subject thereof, provided further that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements or Swingline Loans, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments that are being repaid, terminated, assigned or delegated, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or any payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender, the use of a new lending office or otherwise, the circumstances entitling the Borrower to require such repayment, termination assignment or delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(v) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(e), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(e).

Section 2.20            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term Benchmark Rate, or to determine or charge interest rates based upon Term Benchmark Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans or such other RFR Loans to the applicable Term Benchmark Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining ABR Loans or RFR Loans the interest rate on which is determined by reference to Term SOFR Rate component of the ABR or other Term Benchmark Rate component of an RFR, the interest

161

rate on which ABR Loans or RFR Loan of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to Term SOFR Rate component of the ABR or the applicable Term Benchmark Rate component of an RFR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Loans, as applicable, and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, with respect to a Loan denominated in Dollars, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR Rate component of the ABR with respect to any ABR Loans or other Term Benchmark Rate component of an RFR with respect to any RFR Loans, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to Term SOFR Rate component thereof and the RFR without reference to Term Benchmark Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the applicable Term Benchmark Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a)                Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) or any other provision providing for the payment of fees on account of such Defaulting Lender holding any unfunded Commitment and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provision of this Agreement or any other Loan Document.

(b)                The Loans, the Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Class Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which (i) increases the Commitment of such Defaulting Lender hereunder, (ii) reduces the principal amount of any amount owing to such Defaulting Lender or (iii) affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)                Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amount made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amount owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amount owing by such Defaulting Lender to any applicable Issuing Bank and/or the Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable

162

Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amount owing to the non-Defaulting Lenders, Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amount owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of, or LC Exposure owed to, such Defaulting Lender. Any payment, prepayment or other amount paid or payable to any Defaulting Lender that are applied (or held) to pay any amount owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                If any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)                 the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Facilities (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class; it being understood and agreed that, subject to Section 9.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against any Defaulting Lender arising from such Lender’s having become a Defaulting Lender, including any claim of any Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligation of such Defaulting Lender to fund any participation in any Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or the Swingline Lender with respect to such LC Exposure and/or Swingline Exposure and any obligation to fund any participation therein. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following

163

(A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Exposure and/or LC Exposure among the non-Defaulting Lenders described in clause (i) above);

(iii)             if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the applicable Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv)              if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)                So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless the Swingline Lender or the relevant Issuing Banks, as applicable, are reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Revolving Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interest in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)                 In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Person to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure and the Swingline Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Person’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders (other than the Swingline Loans) or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Person to be a Defaulting Lender, (x) no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Person’s having been a Defaulting Lender.

Section 2.22            Incremental Credit Extensions.

(a)                The Borrower or any other Subsidiary Guarantor may, at any time, on one or more occasions pursuant to an Incremental Amendment (x) add one or more new Classes of term loans (including incremental delayed draw term loan facilities) or term commitments (including incremental delayed draw term loan facilities) and/or increase the principal amount of Term Loans of any Class or the amount of Term Commitments of any existing Class by requesting new term loans (including incremental delayed draw

164

term loan facilities) or new commitments (including any delayed draw commitments) to provide such term loans (any such new Class or increase, an “Incremental Term Facility” and any such loan, an “Incremental Term Loan”) and/or (y) add one or more new Classes of revolving credit commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, the “Incremental Loans”) in a principal amount for each incurrence permitted under the then-available Incremental Cap; provided, that:

(i)                 no Incremental Commitment in respect of any Incremental Facility may be in an amount that is less than $5,000,000 (with respect to any Incremental Facility denominated in Dollars), €5,000,000 (with respect to any Incremental Term Facility denominated in Euros) and any minimum amount to be agreed with the Borrower and the Administrative Agent (with respect to any Incremental Facility denominated in any Alternate Currency (other than Euros)) (or such lesser amount to which the Administrative Agent may reasonably agree); provided that Incremental Commitment may be in an amount that is less than such amount to the extent such amount represents the entire amount permitted to be incurred under then-available Incremental Cap;

(ii)               except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii)             no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan;

(iv)              subject to compliance with the other terms herein, the currency, subject to clause (v) below, pricing (including any “MFN” or other pricing term), interest rate margins, benchmark options, rate floors, fees, premiums (including any prepayment premium), OID, funding discounts and, subject to clauses (vi), (vii) and (viii) below, the maturity and amortization schedule applicable to any Incremental Facility, the covenants, event of default and other terms shall be determined by the Borrower and the lenders providing such Incremental Facility; provided that any Incremental Revolving Facility shall be subject to the Additional Revolving Credit Facility Terms;

(v)                in the case of any Incremental Term Loans that constitutes MFN Indebtedness and denominated in Dollars, the then applicable interest rate margin thereof (it being understood that for purposes of this clause (v) “interest rate margin” shall be deemed to solely include the applicable margin in excess of each applicable index rate and shall not, for the avoidance of doubt, include any index rate, index rate floor, original issue discount, upfront fees or any other fees (including, without limitation, arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent fees or amendment fees)) of such Incremental Term Loans may not be more than 0.75% higher than the interest rate margin applicable to the Tranche B-1 Term Loans or Tranche B-2 Term Loans, as applicable, unless the Applicable Rate with respect to (1) in the case of such Incremental Term Loans denominated in Dollars, the Tranche B-1 Term Loans or (2) in the case of such Incremental Term Loans denominated in Euros, the Tranche B-2 Term Loans is adjusted, in each case, to be equal to the then applicable interest rate margin in respect of such (1) in the case of any Incremental Term

165

Loans denominated in Dollars, the Tranche B-1 Term Loans and (2) in the case of any Incremental Term Loans denominated in Euros, the Tranche B-2 Term Loans, as applicable, is not more than 0.75% per annum less than the interest rate margin with respect to such applicable Incremental Term Loans denominated in the same currency; it being understood and agreed that (x) the provisions above shall only be applicable to the Tranche B-1 Term Loans to the extent that any Incremental Term Loans are denominated in Dollars and (y) the provisions above shall only be applicable to the Tranche B-2 Term Loans to the extent that any Incremental Term Loans are denominated in Euros (this clause (v), the “MFN Provision”);

(vi)              (A) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date with respect to any Incremental Term Loan shall be no earlier than the Initial Term Loan Maturity Date and (B) no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Initial Revolving Facility Maturity Date, it being understood and agreed for the avoidance of doubt that any undrawn commitment in respect of any Incremental Term Facility and/or any Incremental Revolving Facility may terminate at such time as the Borrower and the lenders providing the relevant Incremental Facility may agree;

(vii)            Subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity of any Incremental Term Loan (other than Customary Bridge Loans) shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Initial Term Loans;

(viii)          subject to clauses (vi) and (vii) above, any Incremental Term Loan may otherwise have an amortization schedule as determined by the Borrower and the lenders providing the applicable Incremental Term Facility;

(ix)              subject to clause (v) above, to the extent applicable, any fee payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

(x)                (A) any Incremental Term Facility or Incremental Revolving Facility that is junior to any then-existing Class of Term Loans or Revolving Loans in right of payment or security shall be subject to an Intercreditor Agreement and (B) subject to the Permitted Alternative Security Indebtedness Exception, no Incremental Facility may be (x) guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor unless such Restricted Subsidiary is added as a Subsidiary Guarantor substantially concurrently with the incurrence of such Indebtedness (it being understood and agreed that the obligations of any Person with respect to any escrow arrangement into which the proceeds of any Incremental Term Facility are deposited shall not constitute a guarantee by any Restricted Subsidiary that is not a Loan Party) or (y) secured by any asset of the Borrower and its Restricted Subsidiaries that does not constitute Collateral unless such asset is added to the Collateral substantially concurrently with the incurrence of such Indebtedness; it being understood that any Incremental Term Facility that is funded into Escrow pursuant to customary escrow arrangements (in the good faith determination of the Borrower) may be secured by the applicable funds, any additional cash to be utilized for the payment of interest and fees payable before the termination of the Escrow and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow;

(xi)              any Incremental Term Loan may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

166

(xii)            the proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes (including Capital Expenditures, acquisitions and other Investments, working capital and or purchase price adjustments, Restricted Payments and Restricted Debt Payments and related fees and expenses) and any other use not prohibited by this Agreement; and

(xiii)          on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans (including any Borrowing under any Incremental Term Facility consisting of delayed draw commitments), and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiii) may (1) result in new Incremental Term Loans in the form of Term Benchmark Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Adjusted Term SOFR Rate Loans or EURIBOR Rate Loans of the relevant Class and which end on the last day of such Interest Period and (2) result in new Incremental Term Loans in the form of RFR Loans having Interest Payment Dates ending on the existing Interest Payment Dates for outstanding RFR Term Loans of the relevant Class.

(b)                Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender not already constituting an existing Lender being called an “Incremental Lender”); provided, that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of the applicable Term Loans or Revolving Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c)                Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of the relevant Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d)                As conditions precedent to the effectiveness of any Incremental Amendment:

(i)                 the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it may reasonably require from such Incremental Lender; and

(ii)               all other conditions imposed by the Lenders and Incremental Lenders party to such Incremental Amendment shall be satisfied or waived by such Lenders and Incremental Lenders.

167

(e)                Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, the conditions to the availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Borrower.

(f)                 Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22 (this clause (f), the “Revolving Facilities Adjustment Methodology”):

(i)                 if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of such participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (1) participations hereunder in Letters of Credit and (2) participations hereunder in Swingline Loans shall, in each case of the foregoing clauses (1) and (2), be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment of such Class pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)               if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, then (A) the borrowing of Revolving Loan with respect to any such Incremental Revolving Facility shall be made on a pro rata basis or greater than pro rata basis (but not less than pro rata basis) with all other Revolving Facilities in existence prior to the effective date thereof, (B) any repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required on the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (D) below)) of Revolving Loans with respect to any such Incremental Revolving Facility after the effective date thereof shall be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Facilities in existence prior to the effective date thereof, (C) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (D) any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under such Incremental Revolving Facility after the effective date thereof shall be made with respect to such Incremental Revolving Facility on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Facilities in existence prior to the effective date thereof; provided that the Borrower shall be entitled to permanently terminate any Class of Revolving Credit Commitments in full and repaying all Revolving Loans thereunder without terminating any other Classes of Revolving Credit Commitments; provided, further that subclauses (A), (B) and (D) of

168

this clause (f)(ii) shall only apply to any Incremental Revolving Facility that is pari passu with the Initial Revolving Facility in right of payment and security.

(g)                On the date of effectiveness of any Incremental Revolving Facility, the Letter of Credit Sublimit and/or maximum amount Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant Issuing Bank and/or the Swingline Lender, as applicable; it being understood and agreed that the Borrower and any Lender providing any Incremental Revolving Facility may agree that such Lender will provide a portion of the Letter of Credit Sublimit in excess of its Applicable Percentage thereof.

(h)                The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (without the consent of any Lender (other than any Lender providing the applicable Incremental Facility)), acknowledge any Incremental Amendment and/or enter into any amendment to any other Loan Document as may be necessary, appropriate or advisable in order to establish any Incremental Loan or Incremental Commitment including (i) technical amendments as may be necessary, appropriate or advisable in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Incremental Loan or Incremental Commitment, in each case on terms consistent with this Section 2.22, (ii) if the Borrower and the Administrative Agent so agree, an extension of the period of time during which the fee payable in respect of the Initial Term Loans pursuant to Section 2.12(e) applies and/or (iii) any other amendment contemplated by Section 9.02(d)(ii).

This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23            Extensions of Loans and Commitments.

(a)                Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis to Lenders of such Class (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender of such Class, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of any Term Loans) (each, an “Extension”); it being understood that (i) any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, (ii) any Extended Term Commitments shall constitute a separate Class of Term Commitments from which they were converted and (iii) any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted (for the avoidance of doubt, any Extended Term Loans may constitute the same Class as any other then-existing Class of Term Loans, any Extended Term Commitments may constitute the same Class as any other then-existing Class of Term Commitments and any Extended Revolving Credit Commitments may constitute the same Class as any other then-existing Class of Revolving Credit Commitments), so long as the following terms are satisfied:

(i)                 except as set forth below, the terms of the Extended Term Loans, Extended Term Commitments and Extended Revolving Credit Commitments shall be determined by the Borrower and any Lender who agrees to the applicable Extension and shall be set forth in the relevant Extension Offer; provided that any Extended Revolving Credit Commitments shall be subject to the Additional Revolving Credit Facility Terms;

169

(ii)               to the extent more than one Revolving Facility exists after giving effect to any such Extension, the Revolving Facilities shall be subject to adjustments pursuant to the Revolving Facilities Adjustment Methodology as if each reference to “Incremental Revolving Facility” therein were a reference to Extended Revolving Credit Commitments established pursuant to such Extension;

(iii)             subject to the Permitted Earlier Maturity Indebtedness Exception, (x) any Extended Term Loans shall have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Term Loans subject to the Extension Offer and (y) the Additional Term Loans funded under the Extended Term Commitments shall have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Term Loans that would be funded under the Term Commitments subject to the Extension Offer;

(iv)              no Extended Revolving Credit Commitments may have a final maturity date (or require scheduled amortization or mandatory commitment reductions) prior to the final maturity date of the Revolving Credit Commitments subject to the Extension Offer;

(v)                any Extended Term Loans and any Additional Term Loans to be funded under the applicable Extended Term Commitments may be pari passu with or junior to any then-existing Class of Term Loans in right of payment, may be pari passu with or junior to such Class of Term Loans with respect to the Collateral, may be unsecured or not secured by any Collateral; provided that any Extended Term Loans or any Additional Term Loans funded under the applicable Extended Term Commitments that are junior to any then-existing Class of Term Loans or Revolving Loans in right of payment or security shall be subject to an Intercreditor Agreement; provided, further, that no such Lien securing any Extended Term Loans and any Additional Term Loans to be funded under the applicable Extended Term Commitments shall be senior in priority as compared to the Lien securing the Indebtedness subject to the Extension Offer;

(vi)              any Extended Revolving Credit Commitments may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to any then-existing Revolving Credit Commitment with respect to the Collateral, may be unsecured or may not be secured by any Collateral; provided, that any Extended Revolving Credit Commitments that are junior to the then-existing Class of Term Loans or Revolving Loans in right of payment or security shall be subject to an Intercreditor Agreement; provided, further, that no such Lien securing any Extended Revolving Credit Commitments or any obligations in respect thereof shall be senior in priority as compared to the Lien securing the Indebtedness subject to the Extension Offer;

(vii)            subject to the Permitted Alternative Security Indebtedness Exception, Extended Term Loans, Additional Term Loans to be funded under the applicable Extended Term Commitments and Extended Revolving Credit Commitments shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor unless such Restricted Subsidiary is added as a Subsidiary Guarantor substantially concurrently with the incurrence thereof and shall not be secured by any asset of the Borrower and its Restricted Subsidiaries that is not Collateral unless such asset is added to the Collateral substantially concurrently with the incurrence of such Indebtedness;

(viii)          any Extended Term Loans and any Additional Term Loans to be funded under any Extended Term Commitments may participate (A) in any voluntary prepayment of Term

170

Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(ix)              if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(x)                unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000 with respect to any Extension denominated in Dollars, €5,000,000 with respect to any Extension denominated in Euros and any minimum amount agreed between the Borrower and the Administrative Agent with respect to any Alternate Currency (other than Euros);

(xi)              any applicable Minimum Extension Condition must be satisfied or waived by the Borrower; and

(xii)            no Extension of any Revolving Facility shall be effective as to the obligations of the Swingline Lender to make any Swingline Loan or any Issuing Bank with respect to Letters of Credit without the consent of the Swingline Lender or such Issuing Bank, as applicable (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to the Swingline Lender or such Issuing Bank, as applicable, without giving effect to such Extension).

(b)                (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(x) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees, AHYDO Catch-up Payments, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)                Except as set forth above, no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes in respect of Loans or Commitments so extended and such technical amendments as

171

may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.23.

(d)                In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24            Permitted Debt Exchanges.

(a)                        Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders with outstanding Term Loans of a particular Class on a pro rata basis based on their respective aggregate principal amounts of outstanding Term Loans under such Class (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “US person” (as defined in Rule 902 under the Securities Act)), the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) and/or Capital Stock (such Indebtedness and/or Capital Stock, “Permitted Debt Exchange Securities” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)                        except as set forth below, the terms of the Permitted Debt Exchange Securities shall be determined by the Borrower and any Lender who accepts the Permitted Debt Exchange Offer;

(ii)                        the aggregate principal amount (which, in the case of Qualified Capital Stock, shall be disregarded in such calculation) of such Permitted Debt Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii)                        subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date of such Permitted Debt Exchange Securities constituting Indebtedness is not earlier than the Maturity Date for the Class or Classes of Term Loans being exchanged and the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(iv)                        any Permitted Debt Exchange Securities constituting Indebtedness may be pari passu with or junior to any then-existing Class of Term Loans in right of payment, may be pari passu with or junior to such Class of Term Loans with respect to the Collateral, may be unsecured or not secured by any Collateral; provided that any Permitted Debt Exchange Securities constituting Indebtedness that are junior to any then-existing Class of Term Loan in right of payment or that are secured shall be subject to an Intercreditor Agreement; provided, further, that no such Lien securing any Permitted Debt Exchange Securities constituting Indebtedness shall be senior in priority as compared to the Lien securing the Indebtedness being exchanged;

172

(v)                        subject to the Permitted Alternative Security Indebtedness Exception, Permitted Debt Exchange Securities constituting Indebtedness shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor unless such Restricted Subsidiary is joined as a Subsidiary Guarantor substantially concurrently with the incurrence of such Indebtedness and shall not be secured by any asset of the Borrower and its Restricted Subsidiaries unless such asset is added to the Collateral substantially concurrently with the incurrence of such Indebtedness;

(vi)                        all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(vii)                        if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(viii)                        any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower; and

(ix)                        no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)                        With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.24, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt

173

Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Permitted Debt Exchanges) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Permitted Debt Exchange or any other transaction contemplated by this Section.

(c)                        In connection with any Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Permitted Debt Exchange), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

(d)                        The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 2.25            Additional Borrowers.

(a)                The Borrower may, at any time and from time to time, designate any Subsidiary Guarantor (except for a Swiss Loan Party) to be an Additional Borrower; provided, that (i) to the extent such Subsidiary Guarantor is organized in a jurisdiction other than the US, such designation shall be subject to (A) the reasonable consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (B) to the extent such Additional Borrower is designated as such with respect to a Revolving Facility, the reasonable consent of each Revolving Lender under such Revolving Facility (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the Borrower shall provide (or caused to be provided) (x) notice of such designation to the Administrative Agent at least 10 Business Days prior to such designation (or such shorter period as the Administrative Agent may reasonably agree) and (y) such documentation as may be reasonably requested by the Administrative Agent at the time of such designation and consistent with the documentation delivered under Section 4.01(m) and Section 4.01(n) with respect to such Person (and modified as appropriate for the jurisdiction of organization of the applicable Restricted Subsidiary). From and after such designation and the reasonable consent of the Administrative Agent, (and if applicable, such reasonable consent of the applicable Revolving Lenders), such Subsidiary Guarantor shall become a “Borrower” under the applicable Credit Facility for all purposes of this Agreement and the other Loan Documents and will have the right to directly request Loans in accordance with Article 2 hereof until the relevant Maturity Date of such Credit Facility. The Borrower and the Administrative Agent shall be authorized to amend this Agreement and the other Loan Documents to reflect the existence of more than one borrower hereunder and thereunder.

(b)                The Borrower may, for accounting, tax or other purposes, designate any portion of any Loan under a Credit Facility with one or more Additional Borrowers to be incurred by the Borrower or one

174

or more of such Additional Borrowers; provided that this Section 2.25(b) shall in no way limit the obligations of such Additional Borrower under the Loan Guaranty.

(c)                At any time and from time to time, an Additional Borrower may resign as a borrower under any applicable Credit Facility, so long as after such resignation, the Borrower or any other Additional Borrower remain a borrower under such Credit Facility or concurrently with such resignation, all Loans under such Credit Facility shall be repaid in full and all Commitments thereunder shall be terminated.

(d)                The Borrower and each Additional Borrower shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense, setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of any other Borrower’s liability hereunder, in bankruptcy or in any other instance, other than if the Termination Date occurs, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral therefor or Guarantee thereof or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligations of each Borrower and may be enforced against each Borrower separately, whether or not enforcement of separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower.

Article 3

REPRESENTATIONS AND WARRANTIES

Holdings and the Borrower hereby: (i) on the Closing Date, make the Specified Representations and the Specified Acquisition Agreement Representations to the Lenders, the Issuing Banks and the Administrative Agent and (ii) after the Closing Date and to the extent required under Section 4.02 hereof, represent and warrant to the Lenders, the Issuing Banks and the Administrative Agent that (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law and subject to the Agreed Security Principles, the Legal Reservations and the Perfection Requirements, as applicable):

Section 3.01            Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized or incorporated and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization or incorporation, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted, (c) if applicable, such Foreign Guarantor has its center of main interest in the jurisdiction of its incorporation and (d) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (ii), in each case, with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02            Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party (a) are within such Loan Party’s corporate or other organizational power and (b) have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of

175

such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations and Perfection Requirements.

Section 3.03            Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party of its obligations thereunder (a) do not require any consent or approval of, permit, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made or be in full force and effect pursuant to Agreed Security Principles (in respect of the Foreign Subsidiaries and Foreign Security Documents)), (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, permits, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04            Financial Condition; No Material Adverse Effect.

(a)                The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, and/or (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and/or (z) except as may be necessary to reflect any differing entities and/or organizational structure prior to giving effect to the Transactions.

(b)                Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing.

Section 3.05            Properties.

(a)                As of the Closing Date, Schedule 3.05 sets forth a true, correct and complete list of all Real Estate Assets (or each set of such assets that collectively comprise one operating property) that are owned in fee simple by any Loan Party, including, for each such owned Real Estate Asset, the street address, the identity of the record owner and whether such Real Estate Asset is owned in fee, subject to an encumbrance in favor of a mortgagee and its

(b)                The Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to, or valid leasehold interests in, all of their respective Real Estate Assets (including the Mortgaged Properties) and have good and valid title to their personal property and assets, including the Collateral, in each case, except (i) for minor defects in title that do not materially interfere with their ability to conduct their business or to utilize such properties and assets for their intended purposes, (ii) free and clear of all Liens except for any Lien permitted under Section 6.02 hereof, or (iii) where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                The Borrower and its Restricted Subsidiaries own or otherwise have a valid license or right to use all rights in patents, trademarks, copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) that are reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of the

176

Borrower, any infringement, violation or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement, violation or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06            Litigation and Environmental Matters.

(a)                There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of its Restricted Subsidiaries is subject to, or has received notice of, any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of Holdings, the Borrower or any of its Restricted Subsidiaries and (ii) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c)                Neither Holdings, the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07            Compliance with Laws. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property (except, with respect to the Foreign Subsidiaries, to the extent not required to be obtained or made or be in full force and effect pursuant to the Agreed Security Principles), except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08            Investment Company Status. No Domestic Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09            Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all material corporate income tax returns and reports required to have been filed and has paid or caused to be paid all corporate income tax required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) corporate income tax that are not required to be paid in accordance with Section 5.03, (b) corporate income tax (or any requirement to file corporate income tax returns with respect thereto) that are being contested in good faith by appropriate proceedings, (c) corporate income taxes for which an extension for filing or the payment of corporate income tax returns has been granted by the applicable tax authorities or (d) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

177

Section 3.10            ERISA.

(a)                Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)                No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11            Disclosure.

(a)                As of the Closing Date, with respect to information relating to Holdings, the Borrower and, to the knowledge of the Borrower, the Target and its subsidiaries, all written information (other than the Projections, forecasts, financial estimates, other forward-looking information and/or projected information, information of a general economic or industry-specific nature and/or any third party report and/or memorandum (but not the written information (other than Projections, forecasts, financial estimates, other forward looking information and/or projected information and/or general economic or industry-specific information) on which such third party report and/or memorandum was based, if such written information was provided to any Initial Lender by Holdings, the Borrower and/or any of their respective Representatives, and is otherwise subject to this Section 3.11(a))) concerning Holdings and its subsidiaries that was prepared by or on behalf of Holdings, the Borrower or its subsidiaries or their respective representatives and made available to any Initial Lender, any Arranger or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)                As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ from projected results and that such differences may be material).

Section 3.12            Solvency. As of the Closing Date, after giving effect to the Transactions that occur on the Closing Date and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (iii) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this Section 3.12, (A) it is assumed that the Indebtedness and other obligations under the Credit Facilities will come due at their respective maturities and (B) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

178

Section 3.13            Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) with respect to each Loan Party on the Closing Date, (i) a correct and complete list of the name of each such Loan Party and the ownership interest therein held by Holdings or its applicable subsidiary, and (ii) the type of entity of such Loan Party and (b) to the knowledge of the Borrower, (i) a correct and complete list of the name of each subsidiary of Holdings on the Closing Date (other than those identified in the preceding clause (a)) and the ownership interest therein held by Holdings or its applicable subsidiary, and (ii) the type of entity of such subsidiary.

Section 3.14            Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the Guarantee Limitations, the Agreed Security Principles and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effect of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in the Capital Stock held by any Loan Party in any Person organized under the laws of any jurisdiction other than the jurisdiction in which such Loan Party is organized or incorporated, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under the Requirements of Law of any jurisdiction other than the jurisdiction in which such Loan Party is organized or incorporated, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date.

Section 3.15            Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened.

Section 3.16            Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17            Sanctions; PATRIOT ACT and FCPA.

(a)                (i) None of Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of any of the foregoing is the subject of any sanctions administered by the US government (including the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) and the US State Department), the United Nations, the European Union or any EEA Member Country, Switzerland or the United Kingdom (collectively, “Sanctions”); and (ii) the Borrower will not directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person in violation of applicable Sanctions or for the purpose of financing the activities of any Person, or in any country, region or territory,

179

that is, at the time of such financing, the subject of any Sanctions, except to the extent permitted for a Person required to comply with Sanctions.

(b)                To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the USA PATRIOT Act, (ii) any other applicable anti-terrorism law and any anti-money laundering law, and (iii) all applicable Sanctions.

(c)                (i) Neither Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent (solely to the extent acting in its capacity as an agent for Holdings, the Borrower or any of their subsidiaries) or employee of Holdings, the Borrower or any Restricted Subsidiary, has in the last five years taken any action, directly or, to the knowledge of the Borrower, indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or other applicable anticorruption or anti-bribery laws in the jurisdictions where Holdings, Borrower, or any of its Restricted Subsidiaries have operations (collectively, “Anti-Corruption Laws”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the Anti-Corruption Laws; and (ii) the Borrower has not directly or, to the knowledge of the Borrower, indirectly, used the proceeds of the Loans or Letters of Credit or otherwise made available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the Anti-Corruption Laws.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any such representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization or incorporation.

Section 3.18            Center of Main Interests and Establishment. To the extent that The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, as amended or, starting from 26 June 2017, The Council of the European Union Regulation (EC) No. 848/2015 of 20 May 2015 on Insolvency Proceedings (recast) (the “2015 Insolvency Regulation”) is applicable to it, and as far as it is aware, each Loan Party’s center of main interest (as that term is used in Article 3(1) of each of the Regulation and the 2015 Insolvency Regulation) is situated in its jurisdiction of incorporation (or, in the case of a Loan Party formed under the laws of Jersey, its jurisdiction of incorporation or establishment or the United Kingdom).

Section 3.19            Outbound Investment Rules. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a US Person or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the

180

Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article 4

CONDITIONS

Section 4.01            Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date, shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Initial Lenders in accordance with Section 9.02):

(a)                Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from the Borrower and each other Loan Party, to the extent party thereto, (i) a counterpart signed by the Borrower or such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of this Agreement and (ii) a Borrowing Request as required by Section 2.03.

(b)                Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, (i) a customary written opinion of Kirkland & Ellis LLP, in its capacity as special counsel for the Loan Parties and (ii) a customary written opinion of Hunton Andrews Kurth LLP, in its capacity as special Virginia law counsel for the Loan Parties, each dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c)                Financial Statements. The Administrative Agent shall have received:

(i)                 (A) the unaudited consolidated balance sheets of the Target and its subsidiaries for each of the first three fiscal quarters of each fiscal year ending after December 31, 2023 and the related consolidated statements of earnings, comprehensive income and equity for each such fiscal quarter and consolidated statements of cash flows for the year to date period ending on such fiscal quarter end, in each case, to the extent such fiscal quarter ended at least 45 calendar days prior to the Closing Date and (B) the audited consolidated balance sheets of the Target and its subsidiaries for each fiscal year ending after December 31, 2022 and the related consolidated statements of earnings, comprehensive income and equity of cash flows for each such fiscal year, in each case, to the extent such fiscal year ended at least 90 calendar days prior to the Closing Date; it being understood, in each case of clauses (A) and (B), the filing of such financial statements on form 10-K and/or form 10-Q within such time periods by the Target will satisfy the requirements of this clause (c)(i).

(d)                Secretary’s Certificate and Good Standing Certificates of Loan Parties. The Administrative Agent (or its counsel) shall have received:

(i)                 a certificate of each Loan Party on the Closing Date, dated the Closing Date and executed by a Responsible Officer, which shall:

(A)              certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the

181

Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B)              identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Loan Party on the Closing Date that is authorized to sign the Loan Documents to which it is a party on the Closing Date, as applicable, and

(C)              certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of each Loan Party on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such Loan Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), and

(ii)               a good standing certificate (or equivalent), dated as of a recent date for each Loan Party that is a Loan Party on the Closing Date from the relevant office of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction of organization of such Loan Party).

(e)                Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof on and as of the Closing Date and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided, that (A) in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof will be the definition of “Company Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f)                 Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received on or before the Closing Date:

(i)                 all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters (as defined in the Commitment Letter); and

(ii)               all expenses required to be paid by the Buyer or Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel required to be paid), which amounts may be offset against the proceeds of the Loans.

(g)                Closing Date Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Closing Date Refinancing shall be effectuated.

(h)                Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution (as such amount may be modified as described in the recitals hereto) will be made in an amount that represents not less than the Minimum Equity Contribution Percentage of the Pro Forma Capitalization (and, for the avoidance of doubt, subject to amounts withheld

182

on the Closing Date for potential future settlement or resolution of Dissenting Company Shares in accordance with the Dissenting Shares Equity Commitment Provision).

(i)                 Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit P from a Responsible Officer of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j)                 Filings Registrations and Recordings. Subject to the final paragraph of this Section 4.01 and except as may otherwise be agreed by the Administrative Agent, the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” shall be satisfied.

(k)                Acquisition. Substantially concurrently with the initial funding of the Loans hereunder, the Closing Date Acquisition has been consummated, or substantially concurrently with the funding of the Loans hereunder, shall be consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment or waivers that is materially adverse to the interests of the Initial Lenders in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(l)                 Material Adverse Effect. After the date of the Acquisition Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

(m)              USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)                Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower to the extent reasonably requested by it at least ten (10) Business Days in advance of the Closing Date.

(o)                Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying the satisfaction of the conditions precedent set forth in Sections 4.01(h) and (l).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder or issuing a Letter of Credit on the Closing Date, the Administrative Agent, each Lender and each Issuing Bank, as applicable, shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such Issuing Bank, as the case may be.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than, to the extent required herein or in the other Loan Documents, (a) the creation and perfection of a Lien on Collateral that is of the type that may be perfected by the filing of a Form UCC-1 financing statement under the UCC and (b) a pledge of the Capital Stock of the Borrower and any Subsidiary Guarantor that is not an Immaterial Subsidiary with respect to which a Lien may be perfected on the Closing Date by the

183

delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate) (other than, in the case of the Target and/or any subsidiary of the Target, with respect to any such certificate that has not been delivered to the Borrower, Sponsor or their respective Affiliates at least two Business Days prior to the Closing Date, to the extent the Borrower has used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within 90 calendar days after the Closing Date (or such later date as the Administrative Agent may reasonably agree))) in each case, after the Borrower’s use of commercially reasonably efforts to do so without undue burden or expense, then in each case, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the applicable Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 calendar days after the Closing Date (or such later date as the Administrative Agent may reasonably agree).

Section 4.02            Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender and each Issuing Bank to make any Credit Extension is subject solely to the satisfaction of the following conditions:

(a)                (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request or (iii) in the case of any Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received Borrowing Request as required by Section 2.04(a).

(b)                The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)                At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section for the benefit of the Revolving Lenders; provided, however, that, for the avoidance of doubt, the conditions set forth in this Section 4.02 shall not apply to any Credit Extension under any Incremental Amendment, any Refinancing Amendment and/or any Extension Amendment, unless, in each case, the Lenders thereunder have required satisfaction of the same in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment, as applicable.

Article 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in the manner prescribed by Section 2.18 and all Letters of Credit have expired or have been terminated (or have been made subject to Letter of Credit Support) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely to the extent applicable to it), and the Borrower (subject, in the case of any Foreign Subsidiary, to the Legal Reservations and in

184

accordance with the Agreed Security Principles) hereby covenant and agree with the Lenders, the Issuing Banks and the Administrative Agent that:

Section 5.01            Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)                Quarterly Financial Statements. Within 60 calendar days (or, in the case of the first three applicable Fiscal Quarters with respect to which the Borrower is required to deliver financial statements pursuant to this Section 5.01(a) after the Closing Date, 90 calendar days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about September 30, 2025, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and commencing with the Fiscal Quarter ending on or about September 30, 2025, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; provided, that any comparison against the corresponding figures from the corresponding period in any prior Fiscal Year may reflect the financial results of any applicable predecessor entity; provided that delivery of such financial statements pursuant to this Section 5.01(a) shall be extended upon an IPO to such period of any extension permitted by the SEC (or any equivalent regulator in the applicable jurisdiction);

(b)                Annual Financial Statements. Within 120 calendar days (or, in the case of the Fiscal Year ending on or about December 31, 2025, 150 calendar days) after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Borrower for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year (it being understood and agreed that no such comparison shall be required if (A) the relevant independent certified public accountant is not willing to provide the same or (B) the corresponding figures from the previous Fiscal Year are not available) and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to a qualification as to the scope of the relevant audit (but may contain a “going concern” explanatory paragraph, any emphasis of matter or any other qualification with respect to, or that is due to (1) the impending maturity of any Indebtedness or credit facility, (2) any actual or prospective breach of any financial maintenance covenant (including with respect to the Financial Covenant, (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), (4) changes in accounting principles or practices reflecting changes in GAAP that are required or approved by the Borrower’s (or any parent company’s) independent certified public accountant, (5) a civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any governmental authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing) (but, for the avoidance of doubt, without limitation, may contain an emphasis of matter, explanatory paragraph or like statement)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP; provided that delivery of such financial statements pursuant to this Section 5.01(b) shall be extended upon an IPO to such period of any extension permitted by the SEC (or any equivalent regulator in the applicable jurisdiction);

(c)                Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.01(a) and (b), commencing with the financial statements delivered for the first full fiscal quarter

185

after the Closing Date or if the Closing Date occurs in the fourth fiscal quarter, for the fiscal year in which the Closing Date occurs, (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d)                MD&A; The Borrower shall no later than five (5) Business Days after delivery of the information set forth in Section 5.01(c) for each fiscal quarter or fiscal year, as applicable, deliver a customary “management’s discussion and analysis” section describing results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

(e)                Notice of Default; Notice of Material Adverse Effect. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed written notice specifying the nature and period of existence of such condition, event or change;

(f)                 Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)                ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof from the Borrower;

(h)                Financial Budget. Together with each delivery of financial statements pursuant to Section 5.01(b) for the preceding Fiscal Year, an annual consolidated financial budget prepared by management of the Borrower; provided, that notwithstanding the foregoing, no such financial budget shall be required at any time following an IPO;

(i)                 Information Regarding Collateral. Within 90 calendar days of the relevant change (or such later date to which the Administrative Agent may agree in its reasonable discretion), written notice (i) with respect to each Domestic Loan Party, of any change in such Domestic Loan Party’s (A) legal name, (B) type of organization or (C) jurisdiction of organization, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Domestic Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change, (ii) with respect to any Loan Party that is a Discretionary Guarantor, such types of changes (if any) affecting the perfection or priority of the Administrative Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower and the Administrative Agent have agreed in connection with such Loan Party becoming a Discretionary Guarantor and (iii) with respect to any Foreign Guarantor, to the extent that information regarding such change is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral of such Foreign Guarantor; and

(j)                 Other Information. Such customary additional information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries; provided, that none of the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes a non-

186

financial trade secret or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(j)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (A) posts such documents or (B) provides a link thereto at the website address listed on Schedule 9.01; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the relevant documents are electronically mailed or otherwise transmitted to the Administrative Agent in a manner to which the Administrative Agent may reasonably agree.

Notwithstanding the foregoing, the obligations in Section 5.01(a), 5.01(b) and 5.01(h) may instead be satisfied with respect to any relevant information of the Borrower by furnishing (i) the applicable financial statements or other information required by such clauses of the Borrower (or any other Parent Company) or (ii) following an IPO in the case of Sections 5.01(a) and (b) Holdings’, the Borrower’s or any other Parent Company thereof, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided, that, with respect to each of clauses (i) and (ii), (A) to the extent (x) such financial statements relate to any Parent Company and (y) either (1) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Borrower and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower) between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity), and (B) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion with respect to the financial statements of the applicable Parent Company of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include any acquisition accounting adjustment relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustment in such financial statement.

Section 5.02            Existence. Except as otherwise permitted under Section 6.07 or Section 6.09, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence, center of main interest (solely with respect to any Foreign Guarantor), and all rights, franchises, licenses and permits material to its business, except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to

187

do so would not reasonably be expected to result in a Material Adverse Effect; provided, that neither Holdings nor the Borrower, nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03            Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax and/or (b) failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04            Maintenance of Properties. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect.

Section 5.05            Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and the Agreed Security Principles (in respect of any Foreign Subsidiary), the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Solely with respect to the insurance policies of any Domestic Subsidiaries that are Loan Parties, each such policy of insurance shall, subject to Section 5.15 hereof, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder).

Section 5.06            Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and

188

accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided, that (a) only the Administrative Agent on behalf of the Lenders (and only at the request of the Required Lenders) may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of any Specified Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year, (c) when a Specified Event of Default exists and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07            Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08            Compliance with Laws. Holdings and the Borrower will comply, and the Borrower will cause each of its Restricted Subsidiaries to comply, with all applicable Requirements of Law (including all applicable ERISA and all Environmental Laws, all applicable Sanctions , the USA PATRIOT Act, Anti-Corruption Laws, and Outbound Investment Rules), except to the extent the failure of Holdings, the Borrower or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided, that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with any U.S. sanctions administered by OFAC, are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction and shall not apply to such Foreign Subsidiary to the extent the same conflict with relevant local Requirements of Law applicable to such Foreign Subsidiary.

Section 5.09            Environmental.

(a)                Environmental Disclosure. The Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (C) any request made to Holdings, the Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which would reasonably be expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the

189

Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), in each case of the foregoing clauses (A) through (D), subject to the limitations set forth in the proviso to Section 5.01(j);

(b)                Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries on and after the Closing Date, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10            Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately after giving effect to such designation, no Specified Event of Default (including after giving effect to the reclassification of any Investment in, Indebtedness of and/or Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary) and (b) any subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) Capital Stock therein as estimated by the Borrower in good faith. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided, that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s (or its applicable Restricted Subsidiary) “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity therein at the time of such re-designation as estimated by the Borrower in good faith. No Subsidiary that, at the time of designation, owns Material Intellectual Property or the Capital Stock of any Subsidiary that owns Material Intellectual Property may be designated as an Unrestricted Subsidiary.

Section 5.11            Use of Proceeds.

(a)                The Borrower shall use the proceeds of the Revolving Loans (including the Swingline Loans) (i) on the Closing Date, (A) in an aggregate principal amount of up to $200,000,000 (1) to finance all or a portion of the Transactions (including the payment of consideration for the Acquisition, to effect the Closing Date Refinancing, to pay the Transaction Costs and other costs and expenses) and (2) to finance other general corporate purposes, (B) to finance any original issue discount payable in connection with the implementation of any “market flex” provisions in the Fee Letter or in connection with the issuance of the Senior Secured Notes, (C) to refinance any revolving facility under the Existing Credit Agreement and to Cash collateralize any existing letter of credit or similar instruments and (D) to finance working capital and/or purchase price adjustments under the Acquisition Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and working capital to be acquired) and (ii) after the Closing Date, to finance working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for Capital Expenditures, acquisitions, Investments, working capital and/or purchase price adjustments, Restricted Payments, Restricted Debt Payments and related fees and expenses

190

(including Taxes)) and any other purpose not prohibited by the terms of the Loan Documents (including to replenish balance sheet cash used to finance any Capital Expenditure, acquisition or other Investment to the extent otherwise permitted herein).

(b)                The Borrower shall use the proceeds of the Initial Term Loans made on the Closing Date to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments under the Acquisition Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and working capital to be acquired) and the payment of Transaction Costs) as well as other general corporate purposes.

(c)                Letters of Credit may be issued (i) on the Closing Date for general corporate purposes and/or to replace or provide credit support for any letter of credit, bank guarantee and/or surety, customs, performance or similar bond of the Borrower and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

Section 5.12            Covenant to Guarantee Obligations and Provide Security.

(a)                Upon (1) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (2) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary or (3) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the latest of (a) the date on which financial statements are required to be delivered pursuant to Section 5.01(a), for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred, (b) 75 calendar days following such formation, acquisition designation or cessation and (c) 120 calendar days after the Closing Date, or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 75 calendar days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (c) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, if the Consolidated Total Assets of the relevant Restricted Subsidiary then entering into an applicable Joinder Agreement and/or Security Agreement constitutes more than 10% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders, in respect of the capacity and authority of such Restricted Subsidiary (and, with respect to any US Security Agreement and the Joinder Agreement, enforceability with respect to such Joinder Agreement and applicable Security Agreement and perfection with respect to the security interests thereunder).

(b)                For the avoidance of doubt, any promissory note among the Borrower or its Subsidiaries need not be delivered to the Administrative Agent pursuant to this Section 5.12 so long as (x) such parties thereto as payors and payees are party to the Intercompany Note and endorsed in blank instrument of transfer or assignment duly endorsed in blank that has been delivered to the Administrative Agent and (y) such promissory note is not delivered to any other party other than the Borrower or its Subsidiaries, in each case, owed money thereunder.

(c)                Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower may, in its sole discretion, elect to cause any Excluded Subsidiary and/or Parent Company (any

191

such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Person to execute a Joinder Agreement, and any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder; it being understood and agreed that such Person shall grant a security interest in such categories of assets pursuant to such documentation as the Borrower and the Administrative Agent may reasonably agree.

(d)                Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that (subject to the Collateral and Guarantee Limitations, in each case):

(i)                 the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of the Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time;

(ii)               any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or any action requested in connection therewith shall be subject to Agreed Security Principles, the Guarantee Limitations and the other the exceptions and limitations set forth in this Agreement and the Collateral Documents;

(iii)             perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of (A) pledged or secured Capital Stock of any material first tier Restricted Subsidiary that is a Wholly-Owned Subsidiary and (B) any Material Debt Instrument owing from any Person that is not a Loan Party, in each case, to the extent the same otherwise constitute Collateral);

(iv)              no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v)                other than in respect of any Non-US Collateral in respect of any Foreign Guarantor which is explicitly set out in and required pursuant to the terms of the Agreed Security Principles, no Loan Party (including for the avoidance of doubt, any Discretionary Guarantor) will be required to (A) take any action to grant or perfect a security interest in any asset located outside (or governed by the laws of any jurisdiction) of (1) in the case of any Domestic Loan Party or a Foreign Loan Party owns US assets, of the US, any state thereof, or the District of Columbia or (2) in the case of any Foreign Loan Party, its jurisdiction of organization or incorporation or the US, (B) execute any security agreement, pledge agreement, mortgage (other than the Skechers Headquarters), deed, charge or other collateral document governed by the laws of any jurisdiction other than a US jurisdiction, or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule, in each case, other than with respect to any Foreign Subsidiary that is a Discretionary Guarantor (to the extent agreed between the Borrower and the Administrative Agent); provided, that notwithstanding the foregoing, subject in all respects to the Agreed Security Principles, the Domestic Loan Parties shall be required to provide the pledges of, or security interests over, Capital Stock of each issuer owned by it and organized in the US, any state thereof or the District of Columbia, Jersey or Switzerland pursuant to an Applicable Pledge Agreement ;

(vi)              in no event will (A) the Collateral include any Excluded Asset or (B) any Excluded Subsidiary be required to become a Subsidiary Guarantor;

192

(vii)            without limiting clause (xiv) below, no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) any Letter-of-Credit Right, (C) the Capital Stock of any Immaterial Subsidiary and/or (D) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary and/or (E) any aircraft, in each case, except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC or any analogous filing under the laws of any other applicable jurisdiction (without the requirement to list an “VIN” or similar number);

(viii)          no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(ix)              (A) no Loan Party shall be required to perfect a Lien in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law and (B) it is understood and agreed for the avoidance of doubt that no Loan Party shall be required to comply with the Federal Assignment of Claims Act or any similar statute;

(x)                any Joinder Agreement, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi)              the Lenders and the Administrative Agent acknowledge and agree that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, Taxes and duties where the benefit to the Secured Parties of increasing the Guarantee and/or secured amount is disproportionate to the cost of such fees, Taxes and duties;

(xii)            the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any asset as to which the cost of obtaining or perfecting such

193

Lien (including any stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined in writing by the Borrower and the Administrative Agent;

(xiii)          no Loan Party (including any Discretionary Guarantor) shall be required, and the Administrative Agent shall not be authorized, to perfect any security interest by means other than as set forth in the definition of Perfection Requirements or the Agreed Security Principles;

(xiv)          no Domestic Loan Party shall be required, and the Administrative Agent shall not be authorized, to perfect any security interest by means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of any Loan Party’s jurisdiction of organization, (B) filings with the U.S. Patent and Trademark Office with respect to IP Rights as expressly required by the US Security Agreement, (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by any Loan Party in the Borrower or any Restricted Subsidiary of the Borrower that is a Wholly-Owned Subsidiary and/or any Material Debt Instrument issued to the Borrower or another Loan Party, in each case, to the extent required by the applicable Collateral Documents or (D) mortgages or deeds of trust in respect of the Skechers Headquarters;

(xv)            (A) no Collateral Document executed and delivered after the Closing Date, including any Mortgage, will impose any commercial obligation on any Loan Party or contain any representation, warranty or undertaking that is not required for the creation and/or perfection of a security interest in the relevant asset and (B) to the extent the subject matter of any representation, warranty or undertaking in any Collateral Document executed and delivered after the Closing Date is the same as any representation, warranty or covenant in the Credit Agreement, such representation, warranty or covenant shall be no more burdensome to the applicable Loan Party than the corresponding provision of this Agreement unless the relevant additional requirement is necessary for the creation and/or perfection of a security interest in the relevant asset;

(xvi)          it is understood and agreed that, in certain jurisdictions, it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(xvii)        no Loan Party will be required to grant a security interest in any asset or perfect a security interest in any asset to the extent that the same (A) is not within the legal capacity of such Loan Party (whether as a result of any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or legal principles), (B) in each case based upon any of the aforementioned rules or legal principles, could reasonably be expected to conflict with the fiduciary duties of such Loan Party’s directors or result in, or could be reasonably expected to result in, a risk of personal or criminal liability for such Loan Party or any of its officers or directors or (C) would contravene any applicable legal prohibition or regulatory condition; provided, that, subject to, in the case of any Foreign Guarantor, the Agreed Security Principles, the Borrower will use its commercially reasonable efforts to structure the provision of security by such Loan Party to avoid or address such restrictions, conflicts or risks and where such restrictions, conflicts or risks apply, the relevant guarantees and security will be limited to the maximum amount or the maximum scope which such Loan Party may provide having regard to applicable law, rules and legal principles without subjecting members of management or directors of such Loan Party to any risk of personal and/or criminal liability; and

194

(xviii)      no action will be required to be taken at the expense of any Foreign Guarantor in relation to the Guarantees or Collateral in connection with any assignment, transfer or sub-participation by any Initial Lender of any portion of its interest in the Credit Facilities after the Closing Date, other than in connection with assignments, transfers or sub-participations by any Initial Lender in connection with the primary syndication of the Term Loans prior to the later of the Closing Date and the expiration of the Syndication Period (as defined in the Commitment Letter).

(e)                It is understood and agreed for the avoidance of doubt that the Borrower may elect to join any Domestic Subsidiary that is not required to be or become a Subsidiary Guarantor solely because such Restricted Subsidiary is an Immaterial Subsidiary without (i) the consent of the Administrative Agent or (ii) delivery of an opinion of counsel.

(f)                 Prior to the date on which any Restricted Subsidiary becomes an Additional Borrower, the Borrower shall cause any such Restricted Subsidiary to execute and deliver a Borrower Joinder and comply with the requirements set forth in the definition of “Additional Borrower” and the applicable clauses of the definition of Collateral and Guarantee Requirement.

(g)                Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the scope and terms in respect of security granted by, or over the share capital of, Foreign Subsidiaries and pursuant to any Foreign Security Documents shall be limited to, and subject to the terms of the Agreed Security Principles (including the Overriding Principles (as defined therein)), the Legal Reservations and Perfection Requirements (except as agreed as provided in this Section 5.12 or otherwise unless the Borrower elects to grant more than what is contemplated in the Agreed Security Principles or hereby in their sole discretion).

Section 5.13            Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings for the Initial Term Loans and public corporate family ratings for the Borrower, in each case from at least two of each of S&P, Moody’s and Fitch; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14            Further Assurances. Promptly upon request of the Administrative Agent and subject to (i) the limitations described in Section 5.12, (ii) the Agreed Security Principles, (iii) the Guarantee Limitations and (iv) the Legal Reservations and Perfection Requirements:

(a)                The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law or that the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)                The Borrower will, and will cause each other applicable Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

195

Section 5.15            Post-Closing Covenant. Take the actions required by Schedule 5.15 in each case within the time periods specified therein (or, in each case, such longer period to which the Administrative Agent may reasonably agree).

Section 5.16            Transactions with Affiliates. The Borrower shall, and shall cause its Restricted Subsidiaries to, consummate any transaction with any Affiliate thereof that involves payment in excess of the greater of $225,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period, on terms that are at least as favorable (as determined by the Borrower in good faith at the time of the execution of the definitive agreement relating thereto) to the Borrower or such Restricted Subsidiary, as the case may be, as those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate (or, if in the good faith judgment of the Borrower, there is no comparable transaction on the basis of which to make the comparison described above, such transaction is fair to the Borrower or its applicable Restricted Subsidiary from a financial point of view); provided, that the foregoing requirement shall not apply to:

(a)                any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)                any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Restricted Subsidiary;

(c)                (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement (including salary or guaranteed payment and bonuses) entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)                (i) transactions constituting Restricted Payments, Restricted Debt Payments and Investments not prohibited by Sections 6.04 and 6.06 and (ii) issuances of Capital Stock, equity contributions and issuances and incurrences of Indebtedness not otherwise restricted by this Agreement;

(e)                transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous in any material respect to the Lenders than the relevant transaction in existence on the Closing Date;

(f)                 (i) so long as no Specified Event of Default then exists or would result therefrom, the payment of management and monitoring fees to any Investor in an amount not to exceed $10,000,000; provided, that such fees may continue to accrue during the pendency of any such Event of Default and shall become payable upon the waiver, termination or cure of the relevant Event of Default and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their

196

respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods;

(g)                the Transactions, the payment of Transaction Costs and any payment required under the Acquisition Agreement;

(h)                customary compensation to, and reimbursement of expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower;

(i)                 Guarantees with respect to Indebtedness of the Borrower and its Restricted Subsidiaries not prohibited by Section 6.01 or Section 6.06;

(j)                 transactions that are otherwise permitted (or not restricted) under Article 6;

(k)                the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its subsidiaries;

(l)                 transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Borrower (or its board of directors (or similar governing body) or senior management) or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)              the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)                (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loans made by the Borrower to Holdings or any Restricted Subsidiary;

(o)                any transaction (or series of related transactions) in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that either (i) are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (ii) fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view;

(p)                any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership or incentive plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

197

(q)                any transaction in connection with any Receivables Facility or Securitization Facility;

(r)                 any payment pursuant to any Tax sharing agreement or arrangement (whether written or as a matter of practice), that would otherwise be permitted as a distribution pursuant to Section 6.04(a);

(s)                 the licensing of any intellectual property right in the ordinary course of business to permit the commercial use of intellectual property between or among the Borrower and/or any Restricted Subsidiary and/or any of its or their Affiliates;

(t)                 any transaction (or series of related transactions) approved by a majority of the disinterested directors (or members of any similar governing body) of the Borrower or an applicable Parent Company or with respect to which a fairness opinion from an independent financial advisor has been received;

(u)                any investment by any Investor or Parent Company in securities or other Indebtedness of the Borrower and/or any Restricted Subsidiary;

(v)                transactions consummated for the purpose of (i) reorganizing to facilitate any initial public offering of securities of the Borrower or any Parent Company, including any IPO Reorganization Transaction, (ii) forming a holding company and/or (iii) reincorporating the Borrower in a new jurisdiction;

(w)              any payment to or from, and/or any transaction with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activity related thereto);

(x)                (i) the existence and performance of any agreement and/or transaction with any Unrestricted Subsidiary that was entered into or consummated prior to the designation of such subsidiary as an Unrestricted Subsidiary to the extent that such agreement or transaction was permitted at the time that it was entered into with such Restricted Subsidiary and/or (ii) any transaction entered into by any Unrestricted Subsidiary with any Affiliate prior to the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such transaction was not entered into in contemplation of such designation or re-designation, as applicable;

(y)                any capital contribution (whether or not in exchange for the issuance of additional Capital Stock) or loan to any Unrestricted Subsidiary that is not otherwise prohibited by this Agreement;

(z)                transactions permitted pursuant to Section 9.05(g);

(aa)             (i) any investment by any Affiliate in securities or other Indebtedness of the Borrower and/or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments and/or distributions to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary in connection with the securities and other Indebtedness contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(bb)            any transaction with any portfolio company of any Investor in the ordinary course of business;

198

(cc)             transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(dd)            payments made pursuant to any management deferred compensation plan; and

(ee)             Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof.

Section 5.17            Dissenting Company Shares. Except as otherwise permitted under the Dissenting Shares Equity Commitment Provision (including, without limitation, pursuant to the Specified Dissenting Shares Equity Commitment Reduction Provision), the Borrower shall (i) not amend, supplement, grant a consent under, consent to terminate or otherwise modify any Specified Dissenting Shares Equity Commitment in a manner materially adverse to the Lenders and (ii) upon a Dissenting Company Share Resolution, enforce its rights under each Specified Dissenting Shares Equity Commitment to receive the Dissenting Shares Equity Commitment Funding and make any required Dissenting Company Share Resolution Payment with the proceeds thereof.

Section 5.18            Nature of Business. From and after the Closing Date, the Borrower shall, and shall cause its Restricted Subsidiaries to, ensure that any material line of business (with respect to the Borrower and its Restricted Subsidiaries taken as a whole) in which it engages is either (a) a business engaged in by the Borrower and/or any Restricted Subsidiary on the Closing Date or a similar, incidental, complementary, ancillary or related business or (b) another line of business to which, in the case of this clause (b), the Administrative Agent provides its consent.

Section 5.19            Lender Calls. Promptly following delivery of the financial statements required to be delivered pursuant to Sections 5.01(a) or (b), the Borrower will host a conference call with the Lenders, at dates and times to be mutually agreed between the Borrower and the Administrative Agent, to discuss the financial information presented in such financial statements; provided, that the Borrower and its Restricted Subsidiaries shall not be required to host more than one such conference call in any Fiscal Quarter.

Article 6

NEGATIVE COVENANTS

From the Closing Date until the Termination Date, the Borrower (and, solely in the case of Section 6.09, Holdings) covenants and agrees with the Lenders, the Issuing Banks and the Administrative Agent that:

Section 6.01            Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)                the Secured Obligations (including any Additional Loan);

(b)                Indebtedness of (i) the Borrower to Holdings and/or any Restricted Subsidiary and/or (ii) any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided, that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, the related Investment is permitted under Section 6.06;

199

(c)                [reserved];

(d)                (i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock or any other Investment, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)                Indebtedness of the Borrower and/or any Restricted Subsidiary (i) as a result of or pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)                 (i) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services and/or otherwise in connection with Cash management and Deposit Accounts and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of the incurrence thereof;

(g)                (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)                Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not otherwise prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)                 (A) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided, that any such Indebtedness or commitment having an outstanding principal amount in excess of $25,000,000 shall be described on Schedule 6.01 and (B) intercompany Indebtedness outstanding on the Closing Date;

(j)                 Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period (the “Non-Guarantor Debt Basket”);

(k)                Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)                 Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each

200

case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)              Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Finance Leases and purchase money Indebtedness (i) [reserved] or (ii) otherwise (A) in an aggregate outstanding principal amount not to exceed the sum of (1) the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (2) the aggregate amount of such Indebtedness outstanding on the Closing Date or (B) in an unlimited amount, subject to pro forma compliance with a First Lien Net Leverage Ratio equal to 2.75:1.00 at the time of incurrence thereof (and, solely for purpose of calculating the First Lien Net Leverage Ratio for this clause (m)(ii)(B), assuming such Indebtedness is included as Consolidated First Lien Debt); provided that, with respect to all or any portion of the Indebtedness incurred pursuant to clause (ii)(A) above, if at any time on a Pro Forma Basis the First Lien Net Leverage Ratio would not exceed 2.75:1.00 (and, solely for purpose of calculating the First Lien Net Leverage Ratio for this proviso, assuming such Indebtedness is included as Consolidated First Lien Debt), such Indebtedness shall be automatically deemed to have been incurred in reliance on this clause (m)(ii)(B);

(n)                Indebtedness of any Person that becomes a Restricted Subsidiary and/or Indebtedness assumed in connection with any acquisition or other Investment; provided, that such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in contemplation of the applicable acquisition or other Investment;

(o)                Indebtedness issued by the Borrower or any Restricted Subsidiary to any equityholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Restricted Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company not prohibited by Section 6.04(a);

(p)                Indebtedness (in the form of funded Indebtedness or commitments) refinancing, refunding, replacing, extending or incurred in exchange for any Indebtedness incurred (or unused commitments established) under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (x), (y), (z), (gg), (jj) , (ll), (mm) and/or (oo) of this Section 6.01 and any subsequent Indebtedness (or unused commitments) incurred to refinance, refund, replace, extend or exchange for any such Indebtedness incurred (or unused commitments established) pursuant to this clause (p) (collectively, “Refinancing Indebtedness”); provided that:

(i)                 the principal amount of such Indebtedness (collectively in the form of funded debt and unused commitments) does not exceed the sum of the principal amount of the Indebtedness and the amount of unused commitments being refinanced, refunded, replaced, extended or exchanged, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding, replacement, extension or exchange and the related refinancing transaction and (B) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (B) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (B) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

201

(ii)               in the case of Refinancing Indebtedness with respect to Indebtedness incurred under clauses (a), (q), (z), (jj) and/or (oo) and any subsequent Refinancing Indebtedness in respect thereof, subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness has (A) a final maturity equal to or later than the Initial Term Loan Maturity Date and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term Loans at such time;

(iii)             in the case of Refinancing Indebtedness with respect to Indebtedness incurred under clauses (j), (m)(ii)(A), (r), (u), (w) (solely as it relates to the Ratio Debt Starter Amount), (x), (z) (solely as it relates to Indebtedness incurred pursuant to any prong of the Incremental Cap other than clause (e) thereof), (gg). (jj) and/or (oo) of this Section 6.01 and any subsequent Refinancing Indebtedness, the incurrence of such Refinancing Indebtedness shall not change the amount deemed to be incurred and outstanding under such clause such that the basket availability under such clause shall not change after the incurrence of such Refinancing Indebtedness (it being understood that any increase in the principal amount of Refinancing Indebtedness pursuant to clause (i) above shall also be disregarded for purpose of calculating basket availability under such clause and any subsequent reduction in the principal amount of such Refinancing Indebtedness other than as a result of the incurrence of subsequent Refinancing Indebtedness in respect thereof and any reclassification of any Refinancing Indebtedness as being incurred under Section 6.01(w)(ii) shall increase the basket availability under such clause on a dollar for dollar basis);

(iv)              except in the case of Replacement Debt or Refinancing Indebtedness of Permitted Debt Exchange Securities, which will be subject to clause (v) below, (A)(1) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and (2) either (x) if the Liens securing such Indebtedness were originally subordinated to the Liens on the Collateral securing the Initial Term Loans, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Initial Term Loans on terms not materially less favorable (as determined by the Borrower in good faith), taken as a whole, to the Lenders than those (I) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (II) set forth in any relevant Intercreditor Agreement or (y) the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); it being understood that the proceeds of any such Refinancing Indebtedness may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements, (B) to the extent any Indebtedness being refinanced, refunded or replaced may only be incurred and/or Guaranteed by certain Persons, such Refinancing Indebtedness shall only be incurred and/or Guaranteed by the same Persons, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that (1) any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the Primary Obligor in respect of the refinancing Indebtedness, and any entity that was the Primary Obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness and (2) the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Refinancing Indebtedness are deposited shall not constitute a guarantee) and (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i));

202

(v)                in the case of Refinancing Indebtedness constituting Replacement Debt or Refinancing Indebtedness in respect of Permitted Debt Exchange Securities, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured or, subject to the Permitted Alternative Security Indebtedness Exception, not secured by Collateral; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, subject to the Permitted Alternative Security Indebtedness Exception, the Refinancing Indebtedness in respect thereof is not secured by any asset that would not be permitted to secure such Indebtedness being refinanced, refunded or replaced, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, subject to the Permitted Alternative Security Indebtedness Exception, the Refinancing Indebtedness in respect thereof is not Guaranteed by any Person that would not be permitted to Guarantee such Indebtedness being refinanced, refunded or replaced and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; and

(vi)              the other terms of any Refinancing Indebtedness, except as set forth above, shall be as agreed between the Borrower and the lenders providing such Refinancing Indebtedness;

(q)                to the extent constituting Indebtedness, Permitted Debt Exchange Securities;

(r)                 Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the amount of Net Proceeds received by the Borrower and/or its Restricted Subsidiaries after the Closing Date from (i) the issuance or sale of Qualified Capital Stock or (ii) any capital contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the Qualified Capital Stock of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries and (B) to the extent the relevant Net Proceeds are elected to be utilized for incurring Indebtedness pursuant to this clause (r) and Not Otherwise Applied; provided that for the avoidance of doubt, Indebtedness incurred pursuant to this clause (r) may be First Lien Debt, Junior Lien Debt, unsecured or secured by assets that do not constitute Collateral;

(s)                 Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)                 Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation or other similar arrangements to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business or consistent with past practice and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)                Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the greater of $1,105,000,000 and 75% of Consolidated Adjusted EBITDA for the most recently ended Test Period, plus, (ii) at the option of the Borrower, any amounts available for use under the General Restricted Debt Payments Basket (provided that any such usage under this clause (u)(ii) shall reduce the amount available under the General Restricted Debt Payments Basket (after giving effect to any reallocation to or from such General Restricted Debt Prepayment Basket); provided further that any such utilization shall reduce the Available RP Capacity Amount on a dollar for dollar basis)), minus (iii) any amount available for use under this General Debt Basket that has been re-

203

allocated by the Borrower to any Incremental Facility or Incremental Equivalent Debt incurred or issued in reliance on clause (a)(ii) of the definition of “Incremental Cap” (this clause (u), the “General Debt Basket”);

(v)                to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;

(w)              Indebtedness of the Borrower and/or any Restricted Subsidiary (any Indebtedness incurred pursuant to this Section 6.01(w), the “Ratio Debt”) so long as, after giving effect thereto, including the application of the proceeds thereof, the principal amount of Ratio Debt at each incurrence thereof does not exceed an amount equal to the sum of (i) the Ratio Debt Starter Amount minus the aggregate outstanding principal amount of Ratio Debt previously incurred in reliance of this clause (i) (which Indebtedness incurred in reliance on such Ratio Debt Starter Amount may be utilized to incur First Lien Debt, Junior Lien Debt, unsecured Indebtedness and/or Indebtedness not secured by Collateral) and (ii) an additional unlimited amount, so long as, in the case of this clause (ii), on a Pro Forma Basis:

(A)              if such Ratio Debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed the greater of (1) 2.75:1.00 and (2) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;

(B)              if such Ratio Debt constitutes Junior Lien Debt, at the election of the Borrower, either (x) the Secured Net Leverage Ratio does not exceed the greater of (I) 3.50:1.00 and (II) the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Interest Coverage Ratio is not less than the lesser of (I) 1.75:1.00 and (II) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness (“Junior Lien Ratio Debt”); or

(C)              if such Ratio Debt is unsecured, secured on a junior basis to any lien on the Collateral securing any Junior Lien Debt or not secured by the Collateral, at the election of the Borrower, either (x) the Total Net Leverage Ratio does not exceed the greater of (I) 5.75:1.00 and (II) the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Interest Coverage Ratio is not less than the lesser of (I) 1.75:1.00 and (II) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness;

(x)                Indebtedness of any Restricted Subsidiary that is not a Loan Party incurred under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(y)                Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with any Sale and Lease-Back Transaction permitted pursuant to Section 6.07;

(z)                Incremental Equivalent Debt; provided that the aggregate principal amount of such Incremental Equivalent Debt issued or incurred pursuant to this clause (z) shall not exceed the Incremental Cap at the time of incurrence or issuance thereof);

(aa)             Indebtedness (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment, property, casualty or liability insurance (including premiums related thereto) or self-

204

insurance, other reimbursement-type obligations regarding workers’ compensation claims, other types of social security, pension obligations, vacation pay or health, disability or other employee benefits;

(bb)            Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereby;

(cc)             Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, hereunder;

(dd)            Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guarantee or similar instrument not prohibited by this Section 6.01;

(ee)             unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)               customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(gg)            (i) Indebtedness in a principal amount not to exceed 100% of the portion, if any, of the then-available Available Amount on such date that the Borrower elects to apply to this clause (i) (this clause (i), the “Available Amount Debt Basket”), and (ii) Indebtedness in a principal amount not to exceed 100% of the portion, if any, of the then-available Available RP Capacity Amount on such date that the Borrower elects to apply to this clause (ii), in each case above, determined at the time of incurrence of such Indebtedness; provided that for the avoidance of doubt, Indebtedness incurred pursuant to this clause (gg) may be First Lien Debt, Junior Lien Debt, unsecured or secured by assets that do not constitute Collateral;

(hh)            Indebtedness in respect of Receivables Facilities and Qualified Securitization Financings;

(ii)               Indebtedness of non-Loan Parties and Foreign Subsidiaries pursuant to working capital lines and asset-based credit facilities;

(jj)               Indebtedness in respect of the Senior Secured Notes in an amount not to exceed the greater of €1,000,000,000 and the equivalent amount in Dollars using the spot rate determined as of the Issue Date (as defined in the Senior Secured Notes Indenture);

(kk)            Indebtedness incurred by the Borrower or any Restricted Subsidiary to the extent that the net cash proceeds thereof are promptly deposited with the trustee in respect of any Senior Secured Notes to satisfy and discharge the Senior Secured Notes in accordance with the Senior Secured Notes Indenture, to the extent constituting Refinancing Indebtedness in respect thereof;

(ll)               obligations in respect of Disqualified Capital Stock, together with any Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount not to exceed the greater of $150,000,000 and 10% of the Consolidated Adjusted EBITDA for the most recently ended Test Period;

(mm)        Indebtedness incurred for the benefit of joint ventures, together with any Refinancing Indebtedness with respect thereto, in an aggregate outstanding principal amount not to exceed the greater

205

of $370,000,000 and 25% of the Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(nn)            without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations (collectively, the “Incremental Amount” with respect to the applicable Indebtedness) with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary permitted hereunder;

(oo)            Unsecured PIK Notes (including for the avoidance of doubt any capitalized interest thereunder); and

(pp)            Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will be deemed to be a permitted incurrence or issuance of Indebtedness for purposes of this Section 6.01 and will be deemed to be Indebtedness otherwise permitted under this Section 6.01 for purposes of determining basket usage in respect of this Section 6.01; provided that for the avoidance of doubt, once issued or incurred, will be deemed outstanding for all purposes.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of term debt, or first committed (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder), plus (ii) Incremental Amounts incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02            Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien securing any Indebtedness for borrowed money on or with respect to any property or assets of any kind (real or personal, tangible or intangible), whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                [reserved];

206

(b)                Liens for Taxes or other governmental charges which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 5.03, (iii) are being contested in accordance with Section 5.03 or (iv) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)                statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 calendar days, (ii) for amounts that are overdue by more than 60 calendar days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) for amounts with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)                Liens granted or arising (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its subsidiaries or (B) leases or licenses of property otherwise not prohibited by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)                Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas, oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title or environmental deed restrictions, in each case, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole;

(f)                 Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)                Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h)                (i) purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements not prohibited hereunder, (ii) Liens arising from precautionary UCC financing statements or similar filings and (iii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is requested by the purchaser thereof;

207

(i)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                 Liens in connection with any zoning, building, environmental or similar Requirements of Law or right reserved to or vested in any Governmental Authority to control or regulate the use or dimensions of any real property or the structures thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)                Liens securing Indebtedness incurred pursuant to Section 6.01(p) (solely with respect to the Refinancing Indebtedness of (1) Indebtedness that is secured at the incurrence thereof and (2) Indebtedness that is secured in reliance on Sections 6.02(u) and (kk) (provided that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) or (kk) such that the amount available under Section 6.02(u) or (kk) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (2))); provided, that (i) subject to the Permitted Alternative Security Indebtedness Exception, no such Lien extends to any asset not covered by the Lien securing (or permitted to secure) the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Sections 6.01(m) and (y) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an applicable Intercreditor Agreement and (iii) except as not otherwise prohibited by another provision of this Section 6.02, no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l)                 Liens in existence on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided, that any such Lien securing Indebtedness having an aggregate principal amount outstanding on the Closing Date in excess of $25,000,000 shall be described on Schedule 6.02; provided, further that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness that is not prohibited by Section 6.01;

(m)              Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n)                Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (with respect to any purchase money Indebtedness) or any assets that are subject to such Finance Lease and, in each case, proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary deposits in respect thereof and the Capital Stock of any Person holding the assets above (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)                Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary and/or any subsidiary of such Restricted Subsidiary (including, for the avoidance of doubt, any after-acquired property

208

of any such newly acquired subsidiary and/or any such subsidiary of such subsidiary); provided, that no such Lien (i) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon) (it being understood that (A) individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its affiliates and (B) any such Lien may extend to after-acquired property of any such Person) or (ii) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p)                (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of, or over any account maintained with any, banking or other financial institutions arising as a matter of Requirements of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions relating to any business arrangement with the relevant holder of the account, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (vii) any general banking Lien over any bank account arising in the ordinary course of business;

(q)                Liens on assets owned by, and/or Capital Stock of, Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)                 Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s)                 [reserved];

(t)                 [reserved];

(u)                Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $1,105,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that at the election of the Borrower, the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall enter into a First Lien Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing First Lien Intercreditor Agreement) or a Junior Lien Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing Junior Lien Intercreditor Agreement) (for the avoidance of doubt, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are hereby authorized to, and shall execute and deliver on

209

behalf of the Secured Parties any First Lien Intercreditor Agreement (including any supplement thereto) or any Junior Lien Intercreditor Agreement (including any supplement thereto) contemplated under this clause (u), in each case, to the extent required by or otherwise in accordance with this Agreement);

(v)                (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)              (i) leases, franchises, grants, licenses, subleases, sublicenses, covenants not to sue, releases, consents and other forms of license or rights granted in the ordinary course of business which do not secure any Indebtedness and (ii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its subsidiaries are located;

(x)                Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)                Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e) and (cc);

(z)                Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and not otherwise prohibited by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa)             Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party;

(bb)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)             (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)            Liens securing Indebtedness described in Section 6.01(d) (to the extent secured by the acquired or sold assets or cash deposits), (e) (the extent secured by cash and cash equivalents), and/or (nn) (to the extent the underlying Indebtedness is secured);

(ee)             (i) Liens on Capital Stock of (A) joint ventures securing capital contributions to, or obligations of, such Persons and/or (B) Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries of the Borrower;

(ff)               Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)            Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

210

(hh)            Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Borrower and its Restricted Subsidiaries;

(ii)               Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(jj)               Liens that are granted or arise (or deemed to have been granted or arise) in connection with any Receivables Facility or Qualified Securitization Financing;

(kk)            Liens securing the Senior Secured Notes;

(ll)               Liens on Escrowed proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness to be used to pay accrued interest thereon and any redemption premiums;

(mm)        with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(nn)            Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(oo)            Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to the General Debt Basket, the Ratio Debt Starter Basket and/or clause (a), (f), (g), (j), (l), (m), (n), (p), (q), (r), (w), (x), (y), (z), (aa), (gg), (ll), (mm) or (oo) of Section 6.01; provided that:

(i)                 in the case of clause (m) of Section 6.01, unless otherwise permitted hereby, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto and additions and accessions) other than the property or equipment (or assets affixed or appurtenant thereto and additions and accessions) being financed or refinanced under such clause (m) of Section 6.01, replacements of such property, equipment or assets, and additions and accessions and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, and in each case, proceeds and products thereof;

(ii)               in the case of clauses (j) of Section 6.01, such Lien may not extend to any Collateral;

(iii)             in the case of Liens on the Collateral securing Permitted Other Indebtedness constituting First Lien Obligations or Permitted Debt Exchange Securities constituting First Lien Obligations (and, without limitation, at the election of the Borrower, any Indebtedness incurred under Sections 6.01(r), (w), (z) and (gg), the Ratio Debt Starter Basket, the General Debt Basket, Acquired Indebtedness incurred pursuant to Section 6.01(w) or any other applicable Indebtedness secured by Liens under this clause (oo)(iii) (other than clause (j) of Section 6.01)), the Administrative Agent and the representative for the holders of such Indebtedness shall enter into a First Lien Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing First Lien Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Lenders, the Administrative Agent is hereby authorized to, and shall, execute and deliver on behalf of the

211

Secured Parties any First Lien Intercreditor Agreement (including any supplement thereto) contemplated under this sub-clause (iii); and

(iv)              in the case of Liens on the Collateral securing Incremental Equivalent Debt constituting Junior Lien Obligations or Permitted Debt Exchange Securities constituting Junior Lien Obligations (and, without limitation, at the election of the Borrower, any Indebtedness incurred under the Sections 6.01(r), (w), (z) and (gg), the Starter Debt Basket, the General Debt Basket, Acquired Indebtedness incurred pursuant to Section 6.01(w) or any other applicable Indebtedness secured by Liens under this clause (oo)(iv) (other than clause (j) of Section 6.01)), the Administrative Agent and the representative for the holders of such Indebtedness shall enter into a Junior Lien Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing Junior Lien Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Lenders, the Administrative Agent is hereby authorized to, and shall, execute and deliver on behalf of the Secured Parties any Junior Lien Intercreditor Agreement (including any supplement thereto) contemplated under this sub-clause (iv).

Section 6.03            [Reserved].

Section 6.04            Restricted Payments; Restricted Debt Payments.

(a)                The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries, to pay or make any Restricted Payment (other than (i) dividends or distributions by the Borrower payable in Capital Stock (other than Disqualified Capital Stock unless otherwise permitted hereby) of the Borrower or in options, warrants or other rights to purchase such Capital Stock; or (ii) dividends or distributions by any Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Non-Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities), except that:

(i)                 the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)              to pay general administrative and operating costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes and similar fees and expenses (including Taxes) required to maintain the organizational existence or qualification to do business of such Parent Company, in each case, which are incurred in the ordinary course of business, plus the amount of any indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(B)              (1) with respect to any taxable period for which Borrower and/or its subsidiaries is a partnership or disregarded entity of a partnership for U.S. federal (or applicable state and local) tax purposes, payments may be made to permit each direct or indirect equity holder of Borrower or such applicable subsidiary to pay (or to make a distribution to its owners such that each such direct or indirect equity holder receives an

212

amount from such distribution to enable such equity holder to pay) all U.S. federal, state and local income taxes attributable to its direct or indirect ownership of Borrower in an amount not to exceed the product of (x) the amount of Borrower’s (or such applicable Borrower subsidiary’s) taxable income for such taxable period calculated taking into account (if applicable) positive basis adjustments under Section 743(b) and 734(b) of the Code (and any equivalent provisions of applicable law) and (y) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to any corporate resident in the United States, provided that in the event the amount of taxable income of Borrower (or of such applicable Borrower subsidiary) is negative, no Restricted Payments shall be made pursuant to this paragraph, and (2) for any taxable period in which the Borrower and/or its subsidiaries are members of any consolidated, combined, unitary or other similar group for US federal and applicable state or local income tax purposes (or are entities treated as disregarded from such members for such tax purposes) the common parent of which is a direct or indirect equity holder of the Borrower, tax distributions to such equity holder to pay any such consolidated, combined, unitary or other similar income Taxes of such group that are due and payable by such common parent but only to the extent attributable to the Borrower and/or such subsidiaries, which shall be determined as if the Borrower and/or such subsidiaries were a standalone taxpayer or group, reduced by any such Taxes paid or to be paid directly to the relevant Governmental Authority by the entity that would otherwise be making a tax distribution in respect of the same; provided that, in each case, the amount of such tax distributions attributable to taxable income or taxes of any Unrestricted Subsidiaries shall be limited to the amount of such tax distributions funded by such Unrestricted Subsidiaries;

(C)              to pay audit and other accounting and reporting expenses of any Parent Company to the extent such expenses are attributable to such Parent Company, the Borrower and its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(D)              for the payment of any insurance premium that is payable by or attributable to any Parent Company, the Borrower and its subsidiaries and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(E)               to pay (1) any fee and/or expense related to any debt and/or equity offering and/or any IPO, investment or acquisition (whether or not consummated) and/or any expense of, or indemnification obligation in favor of, any trustee, agent, arranger, underwriter or similar role, and (2) Public Company Costs;

(F)               to finance any Investment permitted under Section 6.06 (other than Section 6.06(t)) provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment (except with respect to any deferred purchase price or other contingent consideration, the Restricted Payments in respect of which may be made after the closing of such Investment) and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if the

213

relevant Investment was undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary; and

(G)              to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii)               the Borrower and its Restricted Subsidiaries may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any Restricted Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any Restricted Subsidiary:

(A)              with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, the Borrower or any Restricted Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, Holdings, the Borrower or any Restricted Subsidiary) in an amount not to exceed, in any Fiscal Year, (1) prior to an IPO of the Borrower, the greater of $295,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (2) following the consummation of an IPO of the Borrower, the greater of $515,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(B)              with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Borrower, any Restricted Subsidiary , Holdings or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Restricted Subsidiary); or

(C)              with the net proceeds of any key-man life insurance policy;

(D)              in case of clause (A) above, less than the amount of Available RP Capacity Amount Usage that has been allocated to such clause at such time;

(iii)             the Borrower and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) (provided, that the election to apply any amount under clause (ii) of the definition of Available Amount shall not be permitted if a Specified Event of Default exists at the time of such election) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) and/or (C) the portion, if any, of the Available RDP Capacity Amount on such date that the Borrower elects to apply to this clause (iii)(C);

214

(iv)              the Borrower and its Restricted Subsidiaries may make Restricted Payments:

(A)              to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof in connection with any Investment permitted hereunder or the exercise or vesting of warrants, options, restricted stock units or similar incentive interests or other securities convertible into or exchangeable for Capital Stock of such Parent Company or otherwise to honor a conversion requested by a holder thereof or

(B)              consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any Restricted Subsidiary of the Borrower or Parent Company or any of their respective Immediate Family Members, (2) payments or other adjustments to outstanding Capital Stock in accordance with any management equity plan, stock option plan or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (3) repurchases of Capital Stock in consideration of the payments described in clauses (1) and/or (2) above, including demand repurchases, in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v)                the Borrower and its Restricted Subsidiaries may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or Tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(vi)              the Borrower and its Restricted Subsidiaries may make Restricted Payments, the proceeds of which are applied (A) to effect the consummation of the Transactions, (B) to satisfy any payment obligation owing under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions and (C) to direct or indirect holders of Capital Stock of the Borrower and its Restricted Subsidiaries (immediately prior to giving effect to the Transactions) in connection with, or as a result of any working capital and purchase price adjustment, in each case, with respect to the Transactions;

(vii)            following the consummation of the first IPO, the Borrower and its Restricted Subsidiaries may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments in an amount for every calendar year ending after such IPO not to exceed the sum of (A) an amount equal to 7.00% of the Net Proceeds received by or contributed to the Borrower from any IPO and any follow-on offerings minus the Available RP Capacity Amount Usage that has been allocated to this clause (A) for such calendar year plus (B) an amount equal to 7.00% of the Market Capitalization at the time of determination minus the Available RP Capacity Amount Usage that has been allocated to this clause (B) for such calendar year;

(viii)          the Borrower and its Restricted Subsidiaries may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds

215

are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock in each case, other than Cure Amounts, Excluded Contributions, Disqualified Capital Stock or sales of Capital Stock to any Subsidiary) (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)              to the extent constituting a Restricted Payment, the Borrower and its Restricted Subsidiaries may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 5.16 (other than Sections 5.16(d) and (j));

(x)                so long as no Specified Event of Default exists at the time of the declaration of such Restricted Payment, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period plus (ii) at the option of the Borrower, any amounts available for use under the General Restricted Debt Payment Basket (provided that any such usage under this clause (x)(ii) shall reduce the amount available under the General Restricted Debt Payment Basket) minus (A) any amount available for use under this clause (x) at such time that has been allocated by the Borrower to the General Debt Basket, General Restricted Debt Payment Basket and/or the General Investment Basket and (B) the Available RP Capacity Amount Usage that has been allocated by the Borrower to this clause (x) at such time (this clause (x), the “General Restricted Payment Basket”);

(xi)              the Borrower and its Restricted Subsidiaries may make Restricted Payments so long as (i) no Specified Event of Default exists at the time of the declaration thereof and (ii) the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.25:1.00;

(xii)            the Borrower and its Restricted Subsidiaries may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock of the Borrower or of any Parent Company;

(xiii)          the Borrower and its Restricted Subsidiaries may make Restricted Payments (other than in the form of Cash and Cash Equivalents) in connection with and/or relating to any internal reorganization or restructuring activities (including related to Tax planning activities or in connection with, or in preparation for, an IPO); provided that such activities do not result in any Capital Stock of the Borrower becoming an Excluded Asset;

(xiv)          payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with the Transactions or a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.07;

(xv)            Restricted Payments necessary or advisable in connection with the consummation of any IPO Reorganization Transaction shall be permitted;

(xvi)          the Borrower and its Restricted Subsidiaries may make Restricted Payments consisting of the dividend or other distribution of the Capital Stock of, or Indebtedness owed to, the Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than the Capital Stock of any Unrestricted Subsidiary, the primary assets of which are Cash and Cash Equivalents which were contributed to such Unrestricted Subsidiary);

216

(xvii)        the Borrower may make Restricted Payments constituting Post-Closing Equity Compensation;

(xviii)      the Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock permitted to be issued under Section 6.01;

(xix)          the Borrower and its Restricted Subsidiaries may make Restricted Payments within 60 calendar days after the date of the declaration thereof, so long as on the date of declaration, such Restricted Payment would have complied with any other provision above; and

(xx)            Restricted Payments necessary to pay any obligations with respect Dissenting Company Shares (including any Dissenting Company Share Liabilities), in each case, and in accordance with Section 5.17.

It is understood and agreed that, for purposes of this Section 6.04(a), any determination of the value of any asset other than Cash shall be made by the Borrower in good faith.

(b)                The Borrower shall not, nor shall it permit any Restricted Subsidiary to make any voluntary prepayment, repurchase, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt with a principal amount in excess of the (A) the greater of $225,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (determined at the time of any such prepayment (calculated on a pro forma basis as of the last day of the most recently ended Test Period) in Cash, including any sinking fund or similar deposit, in each case, more than 12 months prior to the scheduled maturity date thereof (other than intercompany indebtedness) (collectively, “Restricted Debt Payments”), except:

(i)                 with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Indebtedness not prohibited by Section 6.01;

(ii)               [reserved];

(iii)             payments of regularly scheduled principal or regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments that are prohibited by the subordination provisions thereof);

(iv)              so long as no Specified Event of Default exists at the time of such Restricted Debt Payment, Restricted Debt Payments in an aggregate amount not to exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus, without duplication, (A) any amount available for use under this clause (iv) that has been allocated by the Borrower to the General Debt Basket, General Investments Basket or General Restricted Payments Basket and (B) Available RDP Capacity Amount Usage that has been allocated by the Borrower to this clause (iv) at such time (this clause (iv), the “General Restricted Debt Payment Basket”);

(v)                (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower or the Capital Stock of any Parent Company and (C) to the extent

217

constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)              Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A) (provided, that the election to apply any amount under clause (ii) of the definition of Available Amount shall not be permitted if a Specified Event of Default exists at the time of such election), (B) the General Investment Basket and/or (C) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B);

(vii)            Restricted Debt Payments in an unlimited amount; provided, that after giving effect thereto (A) no Specified Event of Default exists and (B) at the election of the Borrower, either (1) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.00:1.00 or (2) the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.50:1.00;

(viii)          Restricted Debt Payment within 60 calendar days after the date of the giving of the applicable repayment or redemption notice, so long as at the date of the delivery of such notice such Restricted Debt Payment would have complied with any provision above; and

(ix)              Restricted Debt Payments consisting of AHYDO Catch-up Payments with respect to Indebtedness of the Borrower and Restricted Subsidiaries permitted under Section 6.01.

Section 6.05            Burdensome Agreements. Except as provided herein or in any other Loan Document, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement (any such agreement, a “Burdensome Agreement”) (x) restricting the ability of any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Loan Party or (y) prohibiting any Loan Party from creating, permitting or granting a Lien on the Collateral to secure the Obligations (after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable Requirement of Law), except restrictions:

(a)                set forth in any agreement governing Indebtedness of the Borrower and its Restricted Subsidiaries not prohibited by Section 6.01;

(b)                arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c)                that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)                that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)                set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

218

(f)                 set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)                imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)                on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)                 set forth in documents which exist on the Closing Date;

(j)                 arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date;

(k)                arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)                 arising in any Hedge Agreement, any agreement or arrangement relating to any Banking Services and/or any other obligation of the type permitted under Section 6.01(f);

(m)              relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement or that would result in the occurrence of the Termination Date;

(n)                set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o)                customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business;

(p)                any restriction created in connection with any factoring program implemented in the ordinary course of business, so long as in the case of any prohibition on Liens, the relevant restriction relates solely to assets subject to such factoring program and the Capital Stock of any Person participating in such factoring program; and/or

(q)                imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06            Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Investment in any other Person except:

219

(a)                Cash or Investments that were Cash Equivalents or Investment Grade Securities at the time made;

(b)                (i) Investments existing on the Closing Date in the Borrower or in any subsidiary and (ii) Investments made after the Closing Date by, between and/or among the Borrower and/or one or more Restricted Subsidiaries;

(c)                Investments (i) constituting deposits, prepayments, trade credit and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d)                (i) Investments in joint ventures in an aggregate outstanding amount not to exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (ii) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that in each case above, to the extent such joint venture or Unrestricted Subsidiary subsequently becomes a Restricted Subsidiary of the Borrower, any outstanding Investment made in such Person pursuant to this Section 6.06(d) shall be deemed to have been made pursuant to Section 6.06(b)(ii) above;

(e)                (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to directly, or indirectly through one or more other Restricted Subsidiaries, consummate a Permitted Acquisition or other permitted Investment, which amount is applied, by such Restricted Subsidiary, directly or indirectly, through one or more other Restricted Subsidiaries to consummate such Permitted Acquisition or other permitted Investment;

(f)                 Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date; provided, that, to the extent the outstanding amount (or contractually committed or contemplated amount) of any such Investment on the Closing Date exceeds $25,000,000, such Investment is described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise not prohibited by this Section 6.06;

(g)                Investments received in lieu of Cash or Cash Equivalents in connection with any Disposition not prohibited by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)                loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its subsidiaries and/or any joint venture (i) in connection with such Person’s purchase of Capital Stock of any Parent Company or the Borrower so long as the proceeds of such loan or advance are substantially contemporaneously contributed (or deemed to have been contributed) to the Borrower for the purchase of such Capital Stock, (ii) for ordinary course of business travel, entertainment, relocation, drawing accounts and similar expenditures and (iii) in an aggregate outstanding amount not to exceed the greater of $75,000,000 and 5% of Consolidated Adjusted EBITDA;

(i)                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

220

(j)                 Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments by Borrower and its Restricted Subsidiaries not prohibited by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions by Borrower and its Restricted Subsidiaries not prohibited by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(B) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)                Investments (i) in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers and/or (ii) in the ordinary course of business and/or consistent with industry practice consisting of loans or advances made to distributors;

(l)                 Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)              loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(n)                Investments to the extent that payment therefor is made with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control; provided, that in connection with any such Investment, any payment (or portion thereof) not made with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary must otherwise be permitted under this Section 6.06;

(o)                (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise not prohibited by this Section 6.06 to the extent that such acquired Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment, except as otherwise not prohibited by this Section 6.06;

(p)                Investments made in connection with the Transactions;

(q)                Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)                 (A) the greater of $1,468,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

221

(ii)               in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided that if any Investment made in any Person who subsequently becomes a Restricted Subsidiary of the Borrower, any outstanding Investment made in such Person pursuant to this Section 6.06(q) shall be deemed to have been made pursuant to Section 6.06(b)(ii) above; plus

(iii)             at the option of the Borrower, any amounts available for use under the General Restricted Debt Payment Basket (provided that any such usage under this clause (q)(iii) shall reduce the amount available under the General Restricted Debt Payment Basket) (this clause (q), the “General Investment Basket”).

(r)                 Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii) and/or (iii) the portion, if any, of the Available RP Capacity Amount on such date that the Borrower elects to apply to this clause (r)(iii) and/or (iv) the portion, if any, of the Available RDP Capacity Amount on such date that the Borrower elects to apply to this clause (r)(iv); provided that if any Investment made in any Person who subsequently becomes a Restricted Subsidiary of the Borrower, any outstanding Investment made in such Person pursuant to this Section 6.06(r) shall be deemed to have been made pursuant to Section 6.06(b)(ii) above;

(s)                 (i) Guarantees of leases (other than Finance Leases), contracts or of other obligations of the Borrower or its Restricted Subsidiaries not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)                 Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a) (other than Section 6.04(a)(i)(F)); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)                Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that if any Investment made in any Person who subsequently becomes a Restricted Subsidiary of the Borrower, any outstanding Investment made in such Person pursuant to this Section 6.06(u) shall be deemed to have been made pursuant to Section 6.06(b)(ii) above;

(v)                Investments in the Borrower and/or any subsidiary in connection with internal reorganizations and/or restructurings and/or activities related to Tax planning; provided, that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w)              Investments under Derivative Transactions of the type permitted under Section 6.01(s);

(x)                Investments in Immaterial Subsidiaries, so long as, on a Pro Forma Basis, the subsidiary in which the relevant Investment was made remains an Immaterial Subsidiary;

222

(y)                Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z)                Investments made in connection with any nonqualified deferred compensation plan or arrangement, any contribution to a “rabbi” trust or any other grantor trust for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, its subsidiaries and/or any joint venture;

(aa)             Investments in the Borrower, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)            Investments so long as, after giving effect thereto on a Pro Forma Basis, the First Lien Net Leverage Ratio does not exceed 2.75:1.00;

(cc)             any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)            Investments consisting of the licensing, sublicensing or contribution of IP Rights, including pursuant to joint marketing, collaboration or joint development arrangements with other Persons in the ordinary course of business;

(ee)             any loan and/or advance to any Parent Company not in excess of the amount (after giving effect to any other loan, advance or Restricted Payment in respect thereof) of Restricted Payments that are permitted to be made to such Parent Company in accordance with Section 6.04(a)(i), such Investment being treated for purposes of the applicable provision of Section 6.04(a), including any limitation, as a Restricted Payment made pursuant to such clause;

(ff)               Investments (i) in connection with any Receivables Facility or Securitization Facilities and/or (ii) necessary to permit the payment of fees, expenses and/or indemnification obligations and/or the satisfaction of any repurchase obligation in connection with any Receivables Facility or Securitization Facilities;

(gg)            Investments made in connection with any IPO Reorganization Transaction;

(hh)            Repurchases of Senior Secured Notes, the Loans or any other Indebtedness of the Borrower or its Restricted Subsidiaries; provided that such repurchase is not prohibited by Section 6.04(b);

(ii)               any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.07 or any other disposition of assets not constituting a Disposition for fair market value; and

(jj)               Investments consisting of (A) the conversion or replacement, in whole or in part, of any intercompany loan or advance between or among the Borrower and its Restricted Subsidiaries into, or with, Capital Stock issued by the payor under such intercompany loan or advance and (B) any additional Investment (including in the form of any loan or advance) made by the Borrower or any Restricted Subsidiary in connection with the receipt of payment in kind of accrued and unpaid interest or other obligations owed to the Borrower or any Restricted Subsidiary.

223

Notwithstanding anything in this Agreement to contrary, neither the Borrower nor any Subsidiary Guarantor shall transfer any Material Intellectual Property to any Unrestricted Subsidiary or make an investment constituting Material Intellectual Property in any Unrestricted Subsidiary, unless such Unrestricted Subsidiary has granted an irrevocable license to use such Material Intellectual Property to the Borrower or a Subsidiary Guarantor.

Section 6.07            Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, merge, consolidate, amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any voluntary Disposition of assets outside the ordinary course of business having a fair market value in excess of the greater of (x) $185,000,000 and (y) 12.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in any single transaction or series of related transactions (including, in each case, pursuant to a Delaware LLC Division), except:

(a)                The Borrower or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary or, if applicable, effect a Delaware LLC Division; provided that:

(i)                 in the case of any such merger, consolidation or amalgamation with or into the Borrower or any Delaware LLC Division relating to the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation, amalgamation or Delaware LLC Division is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (3) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the applicable Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (1) through (3) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided that, after giving effect to any such reorganization, restructuring or activity resulting in a Successor Borrower, in the good faith determination of the Borrower, neither Guarantee, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired, and

(ii)               in the case of any such merger, consolidation, amalgamation or Delaware LLC Division with or into any Subsidiary Guarantor, either (A) the Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person (or, in the case of an amalgamation, the Person formed as a result thereof) shall expressly assume the obligations of such Subsidiary Guarantor or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06; provided that, notwithstanding anything to the contrary herein, no Swiss Loan Party or Jersey Loan Party (or its successor) may directly or indirectly redomicile in any jurisdiction other than the US, any State thereof or the District of Columbia, Switzerland or Jersey unless in connection with a Permitted Tax Restructuring that constitutes a Redomiciled Jurisdiction and provided that the resulting Person is or becomes a Loan Party within 90 calendar days after such redomicile.

(b)                Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

224

(c)                (i) the liquidation, dissolution or Delaware LLC Division of any Restricted Subsidiary so long as the Borrower or any Restricted Subsidiary receives the assets (if any) of the relevant liquidated, dissolved or divided Restricted Subsidiary; provided that in the case of any liquidation, dissolution or Delaware LLC Division of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation, consolidation or Delaware LLC Division, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than Section 6.06(j)); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not, in the good faith determination of the Borrower, adversely affect the value of any Loan Guaranty or the Collateral, if any;

(d)                (i) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e)                Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain, including any property abandoned in connection with the termination of any lease;

(f)                 Dispositions of Cash and/or Cash Equivalents or Investment Grade Securities and/or other assets that were Cash Equivalents or Investment Grade Securities when the relevant original Investment was made;

(g)                Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (ii) Permitted Liens and (iii) Restricted Payments by Borrower and its Restricted Subsidiaries not prohibited by Section 6.04(a) (other than Section 6.04(a)(ix));

(h)                Dispositions on an unlimited basis; provided, that

(i)                 with respect to any such Disposition (other than any Permitted Asset Swap) for fair market value with a purchase price in excess of the greater of $295,000,000 and 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period (each a “Subject Disposition”), either, at the election of the Borrower, (A) at least 50% of the consideration received for each such Subject Disposition consummated after the Closing Date and on or prior to the applicable time of determination under this clause (h)(i)(A) on a cumulative basis shall consist of Cash or Cash Equivalents or (B) at least 75% of the aggregate consideration received for all Subject Dispositions consummated after the Closing Date and on or prior to the applicable time of determination under this clause (B) on a cumulative basis shall consist of Cash or Cash Equivalents (this clause (h)(i), the “Cash Consideration Requirement”);

(ii)               for purposes of the Cash Consideration Requirement:

(A)       the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee)

225

and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing,

(B)       the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition,

(C)       any Security received by the Borrower or any Restricted Subsidiary from such transferee that will be converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 calendar days following the closing of the applicable Disposition, and

(D)       any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash; and

(iii)             the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)                 Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)                 Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)                Dispositions, discounting or forgiveness of notes receivable or accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (including sales to factors);

(l)                 Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)              (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)                Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)                Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)                the consummation of the Transactions;

226

(q)                Dispositions of non-core assets acquired in connection with any acquisition or other Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or other Investment permitted hereunder, which Dispositions are consummated concurrently with the consummation of such acquisition or designated by the Borrower in its financial statements as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided, that no Specified Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)                 exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value for like assets (including Related Business Assets); provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s)                 Dispositions of assets that do not constitute Collateral for fair market value;

(t)                 (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business, and (ii) the Disposition, abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or are no longer economical to maintain in light of its use;

(u)                Dispositions in connection with the termination or unwind of Derivative Transactions or Banking Services Obligations;

(v)                Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)              Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x)                Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions and the issuance of qualifying shares and shares of Capital Stock of Foreign Subsidiaries to foreign nationals);

(y)                Dispositions so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.75:1.00; provided that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(z)                any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa)             Dispositions of assets having an aggregate fair market value of not more than the greater of $735,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year ending after the Closing Date, which amount, if not fully used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

227

(bb)            Dispositions in connection with reorganizations and/or restructurings and/or activities related to Tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower, no Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(cc)             Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrower and the Restricted Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided, that any such sale shall be at a commercially reasonable price and on commercially reasonable terms in a bona fide arm’s-length transaction;

(dd)            any Disposition of assets of the Borrower or any Restricted Subsidiary that was (i) acquired with the proceeds of Qualified Capital Stock of the Borrower or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary and/or (ii) contributed to the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent such proceeds or contributions are Not Otherwise Applied;

(ee)             Sale and Lease-Back Transactions;

(ff)               any transaction in connection with any IPO Reorganization Transaction;

(gg)            any Disposition of receivable and/or any similar or related asset (and/or any participation therein) in connection with any Receivables Facility or Securitization Facility;

(hh)            Dispositions consummated in connection with any Permitted Acquisition;

(ii)               the Borrower may merge with or into any Person that is not a Restricted Subsidiary (other than Holdings) as long as (i) the Borrower is the continuing or surviving Person and (ii) the relevant transaction does not result in a Change of Control or otherwise violate the terms of this Agreement; and

(jj)               samples provided to customers or prospective customers or de minimis amounts of equipment provided to employees.

It is understood and agreed that to the extent that any Collateral is Disposed of to the extent not prohibited by this Section 6.07, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition, and the Administrative Agent shall be authorized to take, and shall take, any action reasonably requested by the Borrower in order to effect the foregoing; provided, that in the case of a Disposition to a Loan Party, the relevant transferred assets shall become part of the Collateral of the transferee Loan Party (except to the extent (i) such assets constitute Excluded Assets and/or (ii) that the assets subject to such Disposition would not constitute Collateral of such Loan Party following the consummation of such Disposition as a result of the application of the Agreed Security Principles).

Notwithstanding the foregoing provisions of this Section 6.07, this Section 6.07 shall not permit an IP Separation and Relicense Transaction.

Section 6.08            Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the subordination terms set forth in the definitive documentation governing any Restricted Debt if the effect of such

228

amendment or modification, together with all other amendments or modifications made, is, as determined by the Borrower in good faith, materially adverse to the interests of the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is otherwise permitted to be incurred under this Agreement in respect thereof.

Section 6.09            Holdings. At any time prior to an IPO, Holdings shall not:

(a)                create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on a pari passu or junior basis with the Liens on the Collateral securing the Initial Term Loans and the Initial Revolving Loans, so long as such Liens secure Guarantees by Holdings of Indebtedness permitted to be incurred under Section 6.01 to the extent the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money); or

(b)                consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise Dispose of all or substantially all of its assets to, any Person; provided, that (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries) so long as (x) Holdings is the continuing or surviving Person or (y) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (any such successor Person or acquirer referred to in clause (B) below, “Successor Holdings”), (i) Successor Holdings shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia and (ii) Successor Holdings shall expressly assume all Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (B) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) Successor Holdings shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia and (z) Successor Holdings shall expressly assume all of the Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity organized or existing under the law of the US, any state thereof or the District of Columbia so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral and/or (C) Holdings may consummate any IPO Reorganization Transaction.

Section 6.10            Financial Covenant.

(a)                On the last day of any Test Period (commencing with the Test Period ending on the last day of the second full Fiscal Quarter ending after the Closing Date) on which the Revolving Facility Test Condition is then satisfied (and on such date, only to the extent the Revolving Facility Test Condition is then satisfied), the Borrower shall not permit the First Lien Net Leverage Ratio to be greater than 5.50:1.00.

(b)                Notwithstanding anything to the contrary in this Agreement (including Article 7), the Borrower shall have the right (the “Cure Right”) at any time during such Test Period or thereafter until the date that is 15 Business Days after the date on which financial statements for the applicable Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, to issue Qualified Capital

229

Stock or other Capital Stock (such other Capital Stock to be on terms reasonably acceptable to the Administrative Agent) for Cash or Cash Equivalents or otherwise receive Cash contributions in respect of its Qualified Capital Stock or other Capital Stock (such other Capital Stock to be on terms reasonably acceptable to the Administrative Agent) (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.10(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDAR by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDAR”) solely for the purpose of determining compliance with Section 6.10(a) as of the end of such Fiscal Quarter and for applicable subsequent Test Periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith in accordance with clause (iv) below), the requirements of Section 6.10(a) would be satisfied, then the requirements of Section 6.10(a) shall be deemed to have been satisfied as of the end of the relevant Fiscal Quarter (and Test Period) with the same effect as though there had been no failure to comply therewith at such date and the applicable breach or default of Section 6.10(a) that would have otherwise occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary:

(i)                 in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised (it being understood that, subject to clause (iii), the Cure Right may be exercised in consecutive Fiscal Quarters),

(ii)               during the term of this Agreement, the Cure Right shall not be exercised more than five times,

(iii)             the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.10(a),

(iv)              there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.10(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness),

(v)                any pro forma adjustment to Consolidated Adjusted EBITDAR resulting from any Cure Amount shall be disregarded for purposes of determining (A) whether any financial ratio-based condition to the availability of any carve-out set forth in Article 6 of this Agreement has been satisfied or (B) the Applicable Rate or the Commitment Fee Rate, or (C) except as described in clause (iv) above, any other purpose, in each case, during each Fiscal Quarter in which the pro forma adjustment applies, and

(vi)              no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue, amend or increase the face amount of any Letter of Credit from and after the date on which a Compliance Certificate is (or would be required to be) delivered pursuant to Section 5.01(c) hereof demonstrating a failure to comply with Section 6.10(a) for the Test Period ending on the last day of any Fiscal Quarter until the date on which the Borrower receives the relevant Cure Amount.

Section 6.11            Outbound Investment Rules. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction

230

that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a US Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing its obligations under this Agreement.

Article 7

EVENTS OF DEFAULT

Section 7.01            Events of Default. If any of the following events (each, an “Event of Default”) shall occur and for so long as such Event of Default is continuing:

(a)                Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder in respect of any Credit Facility within five Business Days after the date due; provided that, with respect to this Section 7.01(a), if the Borrower has  made, on the due date or before the expiry of any grace period, a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment  was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the second Business Day after the date (if any) on which the Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (ii) an Event of Default (and Section 2.13(e) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the second Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 7.01(a); or

(b)                Default in Other Agreements. (i) Failure by any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money of such Loan Party (other than (x) Indebtedness referred to in clause (a) above and (y) intercompany Indebtedness) with an individual outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness for borrowed money of such Loan Party (other than (x) Indebtedness referred to in clause (a) above and (y) intercompany Indebtedness) with an individual outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that (I) clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (II) any failure described under clauses (i) or (ii) above shall remain unremedied and shall not have been waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7, (III) with respect to any default, event or condition referred to in clauses (i) or (ii) above resulting from the breach of any financial covenant under any revolving or asset-based facility (or any refinancing or replacement thereof), such default, event or condition shall only constitute a Default or Event of Default if such default, event or condition results in

231

the demand by the holders of such Indebtedness of repayment thereof and the acceleration of such Indebtedness (and the termination of the commitments thereunder), which demand and acceleration have not been rescinded and (IV) it is understood and agreed that the occurrence of any event described in this clause (b) that would permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a Default or Event of Default under this Agreement prior to the expiration of its grace period; or

(c)                Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with Section 5.01(e)(i) (provided that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed cured (and no longer be continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default (unless, in the case of this clause (y), a Responsible Officer of the Borrower had actual knowledge of the underlying Default or Event of Default prior to such cessation and failed to deliver any such notice of Default or Event of Default)), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; provided that:

(i)                 notwithstanding this clause (c), a breach or default by any Loan Party under Section 6.10(a) will not constitute a Default or Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the Revolving Credit Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facilities and have not rescinded such demand or acceleration;

(ii)               any breach of Section 6.10(a) is subject to cure as provided in Section 6.10(b) and

(iii)             no Default or Event of Default may arise under Section 6.10(a) until the 15th Business Day after the date on which financial statements are required to be delivered for the relevant Fiscal Quarter or Fiscal Year under Sections 5.01(a) or (b), as applicable (unless the Cure Right has previously been exercised for an aggregate of five times over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d)                Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made; it being understood and agreed that (i) any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment and/or continuation statement or any analogous filing under the laws of any other applicable jurisdiction or the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document, (ii) if the relevant representation and warranty (other than any Specified Representation made on the Closing Date and/or any Specified Acquisition Agreement Representation) is capable of being cured (including by the delivery of a restated certification or calculation or restated financial statements), no Default or Event of Default may arise under this Section 7.01(d) with respect to such representation and warranty unless such representation and warranty remains incorrect in any material respect for a period of 30 calendar days following the delivery of a written notice by the Administrative Agent of the relevant inaccuracy to the Borrower and (iii)

232

any Default or Event of Default arising from the material inaccuracy of any representation or warranty made as a condition to any Credit Extension (or deemed Credit Extension) or with respect to any calculation for the purpose of demonstrating compliance with Section 6.10(a) will not constitute a Default or Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the Revolving Credit Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facilities and have not rescinded such demand or acceleration (this clause (iii), together with the proviso to clause (c) above, the “Term Loan Standstill”); or

(e)                Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 calendar days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f)                 Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this Section 7.01(f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive calendar days (for the avoidance of doubt, no Default or Event of Default shall occur under this clause (f) unless and until the applicable 60-day period has expired); or

(g)                Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of the property of the Borrower and any Subsidiary Guarantor (other than any Immaterial Subsidiary), taken as a whole or (ii) the making by the Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or

(h)                Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against any Loan Party individually or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case, to the extent not adequately covered by indemnity from a third party by self-insurance (if applicable) or by insurance as to which, in the case of any such third party insurance, the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive calendar days; or

233

(i)                 Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)                 Change of Control. The occurrence of a Change of Control; or

(k)                Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof and other than as a result of any act or omission by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on a material portion of the Collateral ceases to be perfected (other than solely by reason of (A) such perfection not being required pursuant to the Collateral and Guarantee Requirement, the Collateral Documents, this Agreement or otherwise, (B) the failure of the Administrative Agent to maintain possession of any physical Collateral delivered to it under the Collateral Documents or a Uniform Commercial Code filing (or similar public filing) having lapsed because a continuation statement was not filed in a timely manner, (C) a release of Collateral in accordance with the terms hereof or thereof or (D) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents on any material portion of the Collateral or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment or continuation statement or any analogous filing under the laws of any other applicable jurisdiction and/or maintain possession of any physical Collateral actually delivered to it shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document; or

(l)                 Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to the Borrower described in Section 7.01(f) or Section 7.01(g) or (y) any Event of Default subject to the Term Loan Standstill), and at any time thereafter during the continuance of such event, the Administrative Agent may (solely with the consent of the Required Lenders) and shall, upon the request of the Required Lenders, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower, accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower

234

deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided, that (A) upon the occurrence of an event with respect to the Borrower described in Section 7.01(f) or Section 7.01(g), any such Commitments to the Borrower shall automatically terminate and the principal of the Loans owing to the Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 7.01(c) (to the extent resulting from a breach of Section 6.10(a)) or any Event of Default arising under Section 7.01(d) (to the extent resulting from material misrepresentation in connection with any Credit Extension), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately (or in part, in which case any Revolving Credit Commitments not so declared to be terminated may thereafter be declared to be terminated), (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (3) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account) and (Y) after the termination of all Revolving Credit Commitments and the acceleration of all Revolving Loans, the Administrative Agent shall, upon the request of the Required Lenders, by notice to the Borrower, declare all other Commitments then outstanding to be terminated (or in part, in which case any Commitments not so declared to be terminated may thereafter be declared to be terminated) and all other Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Notwithstanding anything herein to the contrary (including in Section 7.01) or in any other Loan Document, any Default or Event of Default hereunder shall cease to exist if two years have passed since the public announcement or written disclosure to the Administrative Agent for distribution to the Lenders of the initial event, failure or transaction giving rise thereto unless (i) any Responsible Officer of the Borrower had actual knowledge of such Default or Event of Default arising a result of such event, failure or transaction and willfully failed to deliver a notice of Default or Event of Default hereunder, as applicable or (ii) the Administrative Agent is exercising remedies or has reserved its rights to exercise such remedies by written notice to the Borrower as a result of the occurrence of such Default or Event of Default.

235

Article 8

THE ADMINISTRATIVE AGENT

Section 8.01            Appointment and Authorization of Administrative Agent. Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates in their respective capacities as such and as counterparties under Hedge Agreements and/or providers of Banking Services, as applicable, hereby irrevocably appoint JPMorgan (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02            Rights as a Lender. Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 8.03            Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:

(a)                the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)                the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c)                except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates or relating to Holdings, the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by or in the possession of any Person serving as Administrative Agent, an Arranger or any of their respective

236

Affiliates and Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; it being understood that the Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; and

(d)                the Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender and such written notice is clearly identified as a “notice of default”, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Section 8.04            Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that:

(a)                (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the provisions of any Loan Document, including this Agreement, the Security Agreement and/or the Loan Guaranty; it being understood that any right to enforce any such provision (including to realize upon the Collateral or enforce the Loan Guaranty) against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, (ii) each Lender, each Issuing Bank, the Swingline Lender and/or each counterparty to a Hedge Agreement and/or any agreement governing any Banking Services Obligation that is a Secured Party, in each case in their respective capacities as such, waives its right to commence any action, suit or litigation against any Loan Party in connection with the Loan Documents without the consent of the Required Lenders and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;

(b)                No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement; and

237

(c)                Each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

Section 8.05            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it, or any of its Affiliates (in each case, other than any Disqualified Institution). The Administrative Agent and any such sub-agent or Affiliate may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, Affiliate and to the Related Parties of the Administrative Agent and any such sub-agent or Affiliate and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as the Administrative Agent.

Section 8.07            Successor Administrative Agent.

(a)                The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (i) the date of the appointment of the successor agent (and acceptance thereof by such successor Administrative Agent) or (ii) the date that is specified in such notice (which shall be no earlier than 30 days after the date thereof) (or such later date as the resigning Administrative Agent may agree). If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (A) the date of the appointment of the successor agent or (B) the last day of such 30-day period (or such later date as the Borrower may agree). Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank, trust company or other Person acceptable to the Borrower, in each case, with offices in the US having combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of a Specified Event of Default, no consent of the Borrower shall be required.

(b)                If no successor has been appointed as provided above and accepted such appointment within thirty days after the resigning Administrative Agent gives notice of its resignation or the

238

Administrative Agent receives notice of removal (or such later date as the resigning Administrative Agent may agree), then (i) in the case of a resignation, the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (ii) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (A) in the case of a resignation, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (B) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph (unless the resigning Administrative Agent has agreed in its sole discretion to extend the effectiveness of its resignation) and (1) the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the resigning Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8.

(c)                Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent (other than any rights to indemnity payments owed to the resigning Administrative Agent), and the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as expressly provided above in this Section 8.07) (other than its obligations under Section 9.13 hereof).

(d)                The fees payable by the Borrower to any successor Administrative Agent shall not be greater than those payable to its predecessor unless otherwise expressly agreed in writing between the Borrower and such successor Administrative Agent.

(e)                After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such resigning or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them (i) while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the resignation or removal of the Administrative Agent) and (ii) after such resignation or removal, solely to the extent that such outgoing Administrative Agent (x) continues to act as collateral agent or otherwise holds any collateral security on behalf of the Lenders or (y) takes any actions in connection with transferring the agency to any successor Administrative Agent.

(f)                 Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Section 8.08            Non-Reliance on Administrative Agent, the Arrangers or the Other Lenders. Each of each Lender and each Issuing Bank represents and warrants and acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their

239

Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their subsidiaries, and all applicable bank or other regulatory Requirements of Law relating to the transactions contemplated hereby and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each of each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each of each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Section 8.09            Collateral and Guarantee Matters. Each Lender and each other Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)                release (or evidence the release of) any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise Disposed of (or to be sold or otherwise Disposed of) as part of or in connection with any Disposition permitted under (or not restricted by) the Loan Documents (subject to the last paragraph of Section 6.07), (iii) that does not constitute (or ceases to constitute) Collateral (and/or otherwise becomes an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from the Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below, (vi) pursuant to the provisions of any applicable Loan

240

Document or (vii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)                subject to Section 9.21, release (or evidence the release of) (x) any Subsidiary Guarantor from its obligations under the Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder) and/or (ii) in the case of any Discretionary Guarantor, at the election of the Borrower, upon notice from the Borrower to the Administrative Agent at any time or (y) Holdings and/or the Borrower from its obligations under the Loan Guaranty and/or any other Loan Document upon the consummation of any IPO of Holdings or the Borrower, respectively;

(c)                subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(s) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of clause (ii) thereof, to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii) and 6.02(jj) (and, in each case, any Lien securing any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k));

(d)                enter into subordination, intercreditor, collateral trust and/or similar agreements (including any Intercreditor Agreement and/or any amendment to any Intercreditor Agreement) with respect to any Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, with each of the Lenders and the other Secured Parties irrevocably agreeing to the treatment of the Lien on the Collateral securing the Secured Obligations as set forth in any such agreement and that it will be bound by and will take no action contrary to the provisions of any such agreement; and

(e)                execute and/or deliver, as applicable, amendments to any UCC financing statement, any analogous filing under the laws of any other applicable jurisdiction and/or any other document evidencing the security interest granted pursuant to any Collateral Document to indicate that Excluded Assets and/or other assets that do not constitute Collateral are not subject to the security interest granted pursuant to any such Collateral Document.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender, and each Issuing Bank hereby authorizes the Administrative Agent to), without recourse or warranty (other than as to the Administrative Agent’s authority to execute and deliver the same) and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the

241

Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary in this Section 8.09 or in any other provision of any Loan Document, each Lender and each other Secured Party hereby authorizes the Administrative Agent to, and the Administrative Agent shall, execute and deliver any instruments, documents, consents, acknowledgments, and agreements necessary or desirable to evidence, effectuate or confirm the release of any Subsidiary Guarantor or Collateral or the subordination of any Lien pursuant to the provisions of this Section 8.09.

Without limiting anything to the foregoing, in relation to any Collateral Document governed by Swiss law (a “Swiss Security Document”), the Administrative Agent shall (i) hold and administer a security assignment/security transfer (Sicherungsabtretung/Sicherungsübereignung) or any other non-accessory Collateral (nicht-akzessorische Sicherheit) governed by Swiss law as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of each existing and future Secured Party, and (ii) hold and administer a pledge or any other accessory Collateral (akzessorische Sicherheit) governed by Swiss law for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of each existing and future Secured Party.

In relation to any Swiss Security Document, each present and future Secured Party (other than the Administrative Agent) hereby appoints and authorizes the Administrative Agent to do all acts in the name and for the account of such Secured Party as its direct representative (direkter Stellvertreter), including, without limitation, (i) to accept and execute and hold, administer and, if necessary, enforce the security granted under any of the Swiss Security Documents, (ii) to agree to amendments, restatements, confirmations and other alterations of the Swiss Security Documents, (iii) to effect any release of the security under, and the termination of, any Swiss Security Document, and (iv) to exercise such other rights, powers, authorities and discretions granted to the Administrative Agent hereunder or under the relevant Swiss Security Document.

Section 8.10            Intercreditor Agreements. The Administrative Agent is authorized by the Lenders and each other Secured Party to enter into any Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Lender and each other Secured Party hereto hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Lenders and the other Secured Parties to extend credit to the Borrower, and the Lenders and the other Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Intercreditor Agreement and/or any other Additional Agreement.

Section 8.11            Indemnification of Administrative Agent. To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages

242

(determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12            Calculations. It is understood by all parties hereto that the Administrative Agent may (but shall not be obligated to) deliver calculations to the Borrower from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability with respect thereto. If the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder. For avoidance of doubt, if there is a dispute as to the amount due and owing, any calculation or any updated or revised calculation of the Administrative Agent shall control absent manifest error.

Section 8.13            Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Section 8.14            Banking Services Obligations and Secured Hedging Obligations. Except as otherwise expressly set forth herein or in the Loan Guaranty or any Collateral Document, no counterparty to a Hedge Agreement or agreement governing any Banking Services Obligation that obtains the benefits of Section 2.18(b), any Loan Guaranty or any Collateral by virtue of the provisions hereof or of the Loan Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other

243

provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any obligation arising under a Hedge Agreement or any agreement governing any Banking Services Obligation unless the Administrative Agent has received written notice of such obligation, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Hedge Agreement or the agreement governing such Banking Services Obligation, as the case may be.

Article 9

MISCELLANEOUS

Section 9.01            Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)                 if to any Loan Party, to such Loan Party in the care of the Borrower at the address set forth on Schedule 9.01 and with respect to any request for consent of assignment or participation, the Sponsor whose contact details are set forth on Schedule 9.01 in addition to the Borrower (in each case, as updated from time to time pursuant to Section 9.01(c) below);

(ii)               if to the Administrative Agent and/or the Swingline Lender, at the address set forth on Schedule 9.01 (as updated from time to time pursuant to Section 9.01(c) below);

(iii)             if to any Issuing Bank, such address set forth on its signature page hereto or any other such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such;

(iv)              if to any Lender, to it at its physical address or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or

244

otherwise approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

(d)                The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the US federal securities laws with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). At the reasonable request of the Administrative Agent, the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available (or could be derived from publicly available information), as determined in good faith by the Borrower, if the Borrower were to become a public reporting company or (B) would not be material with respect to Holdings, the Borrower, their respective subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of the US federal securities laws and (iii) the Administrative Agent shall be required to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Loan Documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including US federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of US Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS

245

FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02            Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Any waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall only be effective in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                Except as expressly provided in this Section 9.02 or otherwise in this Agreement or the applicable Loan Document, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) (provided that if such amendment is entered into by the Borrower and the Required Lenders, such amendment shall be delivered to the Administrative Agent after the effectiveness thereof; provided further that failure to deliver such amendment shall not affect the effectiveness of such amendment) or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the applicable Loan Parties party thereto, with the consent of the Required Lenders; it being understood and agreed that each of the following matters shall only require the consent of the Required Lenders and the Borrower without the consent of any other Lender: (A) the waiver of any Default or Event of Default applicable to all Loans and Commitments hereunder and the forbearance from the exercise of any remedies by the Administrative Agent or any other Lender after the occurrence of any Event of Default applicable to all Loans and Commitments hereunder, (B) the rescindment of any acceleration of the Loans and/or any other Obligation pursuant to Article 7 hereof, (C) any amendment to Section 2.13(e) or the waiver of the application thereof and (D) any amendment to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and to include appropriately the lenders holding such credit facilities in any determination of the Required Lenders, the Required Revolving Lenders or the Required Class Lenders, as applicable on

246

substantially the same basis as the Lenders prior to such inclusion; provided, that, notwithstanding the foregoing:

(A)              the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders or any other Lender) shall be required for any waiver, amendment or modification that:

(1)                increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)                reduces the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute a decrease of any Commitment of such Lender;

(3)                (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension of any maturity date;

(4)                reduces the rate of interest (other than (i) to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(e), which shall only require the consent of the Required Lenders, (ii) to implement the provisions of Section 2.14 pursuant to the terms thereof and (iii) to amend clause (a)(ii) of the definition of Adjusted Daily Simple RFR or clause (b) of the definition of Adjusted Term SOFR Rate) or the amount of any fee or premium owed to such Lender; it being understood that no change in the definition of “First Lien Net Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder; or

(5)                extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender;

247

(B)              no such agreement shall:

(1)                change (A) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (B) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right exercisable by the Required Revolving Lenders or make any determination or grant any consent that may be given by the Required Revolving Lenders, without the prior written consent of each Revolving Lender and (C) the definition of “Required Class Lenders” as applicable to an applicable Class to reduce any voting percentage required to waive, amend or modify any right exercisable by the Required Class Lenders of such Class or make any determination or grant any consent that may be given by the Required Class Lenders of such Class, without the prior written consent of each Lender of such Class (in each cases of clauses (B) - (C) above, it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to such definition);

(2)                release all or substantially all of the Collateral from the Lien granted pursuant to the Collateral Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21 hereof), without the prior written consent of each Lender;

(3)                release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21 hereof), without the prior written consent of each Lender; or

(4)                amend the Loan Documents to provide that (x) the Liens on all or substantially all of the Collateral securing the Closing Date Term Loans or Revolving Loans shall be contractually subordinated to the Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money or (y) any of the Closing Date Terms Loans or the Revolving Loans, as applicable, would be contractually subordinated in right of payment to, any other Indebtedness for borrowed money incurred by any Loan Party, in each case of the foregoing clause (x) and (y) (such other Indebtedness for borrowed money as to which such Liens or Loans are subordinated, the “Priming Indebtedness”), solely in connection with an exchange of the Closing Date Term Loans or Revolving Credit Commitments, as applicable, for such Priming Indebtedness or the repayment of such Closing Date Term Loans or replacement of Revolving Credit Commitments, as applicable, with the proceeds of such Priming Indebtedness (a “Priming Transaction”), as applicable, without the prior written consent of all directly and adversely affected Lenders holding Closing Date Term Loans or Revolving Credit Commitments, as applicable; provided that this clause (4) shall not (I) apply with respect to (A) transactions otherwise permitted under this Agreement (including, without limitation, Indebtedness and Liens permitted under Section 6.01 or 6.02, (B) any Priming Transaction in which the Borrower offers the applicable Lenders that are directly and adversely affected by such Priming Transaction an opportunity to ratably fund or otherwise participate in such Priming

248

Indebtedness, (C) an amendment to increase the maximum permitted amount of Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens securing the Obligations, (D) any Priming Indebtedness incurred pursuant to an asset-based loan facility, any factoring, securitization or other similar facility or any “first out” revolving credit facilities or (E) any debtor-in-possession (or similar) financing and/or (II) for the avoidance of doubt, restrict an amendment to increase the maximum permitted amount of Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens securing the Obligations;

(C)              solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.10 (or the definition of “First Lien Net Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.10) (other than, in the case of Section 6.10(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Letter of Credit and/or (z) waive or forbear from any Default or Event of Default subject to Term Loan Standstill;

(D)              solely with the consent of each Issuing Bank, any such agreement may (x) increase or decrease the Letter of Credit Sublimit, (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit or (z) amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s LC Exposure or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit;

(E)               no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be;

(F)               Term Lenders holding more than 50% of the Term Loans then-outstanding entitled to sharing of mandatory prepayments under Section 2.11(b)(i) or Section 2.11(b)(ii) (calculated on an aggregate basis), but not the Required Lenders or any other Lender shall be entitled to amend, waive or modify the terms applicable to such mandatory prepayment; or

(G)              without limiting (A) the effectiveness of any amendment, waiver or modification applicable to all Loans and Commitments under this Agreement by the Borrower and the Required Lenders and (B) clause (C) or (F) above, any amendment, waiver or modification of any term or provision that solely affects Lenders under any one Class of Loans or Commitments and does not directly and adversely affect Lenders under any other Class of Loans or Commitments may be effected with the consent of the Required Class Lenders of the applicable Class (but not the Required Lenders or any other Lender), it being understood and agreed that each amendment, waiver or modification by the Required Class Lender of a Class described below would not adversely affect other Lenders: (i) any waiver or modification of conditions to the extensions of credit under such

249

Class of Commitments, (ii) any change to clause (a)(ii) of the definition of Adjusted Daily Simple RFR or clause (b) of the definition of Adjusted Term SOFR Rate as applicable to Loans and Commitments of such Class, any change to the “MFN protection”, prepayment premium, covenant and other terms applicable solely to such Class, including the inclusion of any maturity and/or Weighted Average Life to Maturity protection applicable solely to such Class, (iii) the waiver of any mandatory prepayment solely with respect to such Class, (iv) the waiver of any Default or Event of Default and the election of not exercising any remedies after the occurrence of any Event of Default solely with respect to such Class and (v) any amendment, modification or waiver of compliance with, any covenant or other term solely for the benefit of such Class or the breach of any such covenant or term;

(c)                Notwithstanding the foregoing, this Agreement may be amended:

(i)                 with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans and/or Replacement Term Commitments to permit the refinancing or replacement of all or any portion of the outstanding Term Loans and/or unused Term Commitments under any Class, as applicable (any such Term Loans being refinanced or replaced, the “Replaced Term Loans” and any such unused Term Commitments being refinanced or replaced, the “Replaced Term Commitments”) with one or more replacement term loans hereunder (the “Replacement Term Loans”) and/or replacement term commitments hereunder (the “Replacement Term Commitments”) as applicable, pursuant to a Refinancing Amendment; provided that:

(A)              (x) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount so long as such additional amount is permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 plus (2) the amount of any accrued interest, fee, expense, penalty and/or premium (including any tender premium) on the relevant Replaced Term Loans plus (3) the amount of any underwriting discount, fees (including any upfront fee, original issue discount and/or initial yield payment), commission and/or expense associated with the relevant Replacement Term Loan and, if such Replacement Term Loans are incurred concurrently with Replacement Term Commitments, such underwriting discount, fees, commission and/or expense associated with the relevant Replacement Term Commitments) and (y) the aggregate amount of any Replacement Term Commitments shall not exceed the aggregate amount of the Replaced Term Commitments;

(B)              subject to the Permitted Earlier Maturity Indebtedness Exception, (x) any Replacement Term Loans shall have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Term Loans at the time of the relevant refinancing and (y) the Additional Term Loans funded under the Replacement Term Commitments shall have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing;

(C)              any Replacement Term Loans and any Additional Term Loans to be funded under the applicable Replacement Term Commitments may be pari passu with or junior to any then-existing Class of Term Loans in right of payment, may be pari passu with or junior to such Class of Term Loans with respect to the Collateral, may be unsecured

250

or not secured by any Collateral; provided that any Replacement Term Loans or any Additional Term Loans funded under the applicable Replacement Term Commitments that are junior to any then-existing Class of Term Loans or Revolving Loans in right of payment or security shall be subject to an Intercreditor Agreement, provided, further, that no such Lien securing any Replacement Term Loans or any Additional Term Loans to be funded under the applicable Replacement Term Commitments shall be senior in priority as compared to the Lien securing the Replaced Term Loans;

(D)              subject to the Permitted Alternative Security Indebtedness Exception, any Replacement Term Loans or Additional Term Loans to be funded under the applicable Replacement Term Commitments shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor unless such Restricted Subsidiary is joined as a Subsidiary Guarantor substantially concurrently with the incurrence thereof and shall not be secured by any asset of the Borrower and its Restricted Subsidiaries unless such asset is added to the Collateral substantially concurrently with the incurrence thereof;

(E)               any Replacement Term Loans and any Additional Term Loans to be funded under any Replacement Term Commitments may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(F)               subject to the provisions above, the other terms of any Replacement Term Loans, Replacement Term Commitments and/or Additional Term Loans to be funded under any Replacement Term Commitments shall be determined by the Borrower and the Lenders providing such Replacement Term Loans and/or Replacement Term Commitments;

(G)              Replacement Term Loans and Replacement Term Commitments may be provided by any existing Lender or by any other Eligible Assignee; provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of Replacement Term Loans or Replacement Term Commitments if such consent would be required under Section 9.05(b) for an assignment of Term Loans or Term Commitments to such Person; and

(H)              (x) the relevant outstanding Replaced Term Loans and all accrued but unpaid interest and fees then due and payable in connection therewith shall be paid in full and (y) the relevant unused Replaced Term Commitments shall be terminated and all accrued but unpaid fees then due and payable in connection therewith shall be paid in full, in each case, on the date the applicable Refinancing Amendment is implemented; and

(ii)               with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class and the Revolving Loans outstanding thereunder (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)              the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount to the extent such amount is permitted to be

251

incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith);

(B)              no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing;

(C)              any Replacement Revolving Facility may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to any then-existing Revolving Credit Commitment with respect to the Collateral, may be unsecured or may not be secured by any Collateral; provided, that any Replacement Revolving Facility that is junior to the then-existing Class of Term Loans or Revolving Loans in right of payment or security shall be subject to an Intercreditor Agreement;

(D)              any Replacement Revolving Facility shall not be guaranteed by any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor unless such Restricted Subsidiary is joined as a Subsidiary Guarantor substantially concurrently with the incurrence thereof and shall not be secured by any asset of the Borrower and its Restricted Subsidiaries unless such asset is added to the Collateral substantially concurrently with the incurrence thereof;

(E)               to the extent more than one Revolving Facility exists after giving effect to the establishment of any Replacement Revolving Facility, the Revolving Facilities shall be subject to adjustments pursuant to the Revolving Facilities Adjustment Methodology as if each reference to “Incremental Revolving Facility” therein were a reference to such Replacement Revolving Facility;

(F)               subject to the provisions above, the other terms of any Replacement Revolving Facility shall be determined by the Borrower and the Lenders providing such Replacement Revolving Facility; provided that any Replacement Revolving Facility shall be subject to the Additional Revolving Credit Facility Terms;

(G)              any Replacement Revolving Facility may be provided by any existing Lender and/or any other Eligible Assignee; provided, that the Administrative Agent, any Issuing Bank and the Swingline Lender shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of a Replacement Revolving Facility if such consent would be required under Section 9.05(b) for an assignment of Revolving Credit Commitments to the relevant Person; and

(H)              the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all Revolving Loans outstanding in respect of such Replaced Revolving Facility and all accrued but unpaid interest and fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

(iii)             in connection with refinancing or replacement of all or any portion of Revolving Credit Commitments of any Class and the outstanding Revolving Loans thereunder, the Borrower may (i) with respect to all or any portion of the Revolving Loans then outstanding, incur

252

Replacement Term Loans to refinance such Revolving Loans as if each reference to Replaced Term Loans under clause (i) above would be a reference to such Revolving Loans, so long as the relevant Revolving Credit Commitments would be reduced on a dollar for dollar basis when the applicable Refinancing Amendment is implemented and (ii) with respect to the remaining Revolving Credit Commitments and the remaining Revolving Loans thereunder, incur Replacement Revolving Facility pursuant to clause (ii) above;

(iv)              In respect of each of sub-clauses (i) - (iii) of this clause (c), (x) any Non-Debt Fund Affiliate and/or any Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Replacement Term Loans; it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) no Non-Debt Fund Affiliate may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower and the Lenders providing the relevant Replacement Term Loans, Replacement Term Commitments or the relevant Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans, Replacement Term Commitments or Replacement Revolving Facility incurred or implemented pursuant thereto. It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans, Replacement Term Commitments or Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans, Replacement Term Commitments or such Replacement Revolving Facility.

(d)                Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)                 the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii)               the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 5.17, 5.18 and/or 9.02(c), or any other provision of this Agreement or any other Loan Document specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent, (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent and the Borrower, including in connection with the establishment of any Incremental Term Loans that are intended to be fungible with any existing Class of Term Loans (it being understood that, (x) any such amendment which results in an increase in pricing, the addition and/or increase in prepayment premium and the increase or reestablishment of amortization shall be deemed to be more favorable to the applicable Lenders and satisfactory to the Administrative Agent and (y) where applicable, any such amendment may be effectuated as part of an Incremental Amendment, an Extension Amendment and/or a Refinancing Amendment) and/or (C) in connection with the establishment of a tranche of Customary Term A Loans under this Agreement pursuant to any Incremental Amendment and/or any Refinancing Amendment, incorporate a “financial

253

maintenance covenant” that only applies for the benefit of the lenders in respect of such facility (but not any other Lender); it being understood that the Borrower and the Administrative Agent are hereby authorized under this clause (ii)(C) to amend such provisions of this Agreement (including, without limitation, Section 6.10, Section 7.01 and this Section 9.02) as may be necessary to establish such financial maintenance covenant and ensure that only the Lenders in respect of such Customary Term A Loans have rights with respect thereto; provided that any Replacement Term Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan,

(iii)             if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change or purely administrative or clerical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them,

(iv)              the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v)                the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi)              no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b),

(vii)            this Agreement may be amended in the manner prescribed in Sections 2.22(h) and 2.23(c); it being understood and agreed that any such amendment may provide that with respect to the holders of any Class of Loans and/or Commitments that is structured as a “delayed draw” or similar facility to waive, amend or modify (i) any condition precedent to the funding of any Loan thereunder and/or (ii) any Event of Default arising as a result of any inaccuracy of any representation and/or warranty (including any certification) made in connection with the satisfaction of any such condition precedent may be waived, amended or modified solely with the consent of a majority of the holders of such Loans and/or Commitments (or such other percentage of such holders as may be required in the amendment implementing such Class of Loans and/or Commitments) (and without the consent of the Required Lenders or any other Lenders),

(viii)          this Agreement may be amended in the manner prescribed in Section 2.14.

(e)                It is understood that:

(i)                 notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or Required Revolving Lenders, as applicable, have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action)

254

with respect to or under any Loan Document, any Lender (other than any Arranger, Revolving Lender or any Lender that is a Regulated Bank or an affiliate of any such Arranger, Revolving Lender, Lender or Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and/or Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders;

(ii)               for purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and/or Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower and/or any other Loan Party or any instrument issued or guaranteed by the Borrower and/or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, each as published by the International Swaps and Derivatives Association, Inc. (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (1) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by IHS Markit Ltd, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (2) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (3) the Borrower and/or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivative transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower and/or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and/or any other Loan Party and any instrument issued or guaranteed by the Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index;

(iii)             each Lender that is or at any time becomes a Net Short Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation);

255

(iv)              once deemed effective, no amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom shall be deemed to be invalid on the basis that a consenting Lender is determined to be a Net Short Lender after the effective date of such amendment or waiver; and

(v)                in addition, for purposes of determining whether the required number of Lenders under a particular facility, Class or tranche have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement, (ii) otherwise acted on any matter related to the Loan Documents or (iii) directed or required the Administrative Agent, or any Lenders of a particular facility, Class or tranche to undertake any action with respect to or under the Loan Documents, all Loans held or beneficially owned by any such Lender (together with its affiliates) may not account for more than 20.0% of the Loans under a particular facility, Class or tranche included in determining whether the required number of lenders have consented to any action (the “Voting Cap”). All Loans held by any Lender or beneficial owner or any affiliate of such Lender or beneficial owner in excess of the Voting Cap shall be deemed to not be outstanding for all purposes of calculating whether the required number Lenders have taken any action (or refrained from taking any action) or provided any consent or waiver with respect to the notes, subject to certain exceptions. These restrictions may impact a Lender’s or beneficial owner’s ability to participate in a voting decision if such Lender or beneficial owner and its affiliates own a large amount of notes.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Section 9.02(e). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Net Short Lender or (y) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

Section 9.03            Expenses; Indemnity.

(a)                Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the relevant Arranger and/or the Administrative Agent) and (ii) without duplication of the obligation set forth in Section 9.03(b), all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of

256

receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)                The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole, in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. Any amount due under this Section 9.03(b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with reasonable backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)                The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or any other losses, claims, damages, liabilities and/or expenses incurred in connection therewith, but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of

257

such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04            Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement (including each Arranger) nor any Secured Party shall assert, and each hereby waives on behalf of itself and its Related Parties, any claim against any other party hereto (including each Arranger), any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03.

Section 9.05            Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as permitted under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void (except as set forth in Section 9.05(f)) and, if applicable, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in Section 9.05(c), Participants, to the extent provided in Section 9.05(e), any SPC and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment held by such Lender) with the prior written consent of:

(A)              the Borrower; provided, that (x) the Borrower shall be deemed to have consented to any assignment of Term Loans (other than any assignment to any Person that is not an Eligible Assignee) if it has failed to provide their decision to such request within 10 Business Days after receipt by the Borrower of a written notice requesting consent thereto, (y) the consent of the Borrower shall not be required for any assignment (1) of Term Loans or Term Commitments to any Lender or any Affiliate of any Lender or an Approved Fund, (2) at any time when a Specified Event of Default exists or (3) of Revolving Loans and Revolving Credit Commitments to any other Revolving Lender or an Affiliate of a Revolving Lender or Approved Fund in the business of providing revolving credit facilities (including, for the avoidance of doubt, so long as JPMorgan remains a Revolving Lender hereunder, Chase Lincoln First Commercial Corporation and its Affiliates); and (z)(1) with respect to any assignment of Term Loans or Term Commitments, such consent of the Borrower shall not be unreasonably withheld, conditioned or delayed and (2) with respect to any assignment under any Revolving Facility, such consent of the Borrower shall not be unreasonably withheld, conditioned or delayed with respect to any assignment to a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 and with respect to assignment under any Revolving Facility to any other Person requiring the Borrower’s consent, such consent will

258

be exercised by the Borrower in its sole discretion; it being understood and agreed that the Borrower may withhold its consent (in its sole discretion) to any assignment of any Loans and/or Commitments to any Person that is (i) known by it to be an Affiliate of a Disqualified Institution and/or an Affiliate of a Company Competitor, regardless of whether any such Person is reasonably identifiable as an Affiliate of a Disqualified Institution or a Company Competitor, as applicable (other than a Competitor Debt Fund Affiliate, unless the Borrower has other grounds on which to withhold its consent) and/or (ii) known by it to be a “loan to own” investor and/or an investor primarily in distressed credits or opportunistic or special situations or any affiliate of any such investor;

(B)              subject to Section 9.05(g) below, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C)              in the case of any Revolving Facility, each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of any Issuing Bank or the Swingline Lender shall be required for any assignment to a Revolving Lender or an Affiliate of a Revolving Lender.

(ii)               Assignments shall be subject to the following additional conditions:

(A)              except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or if a “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” and determined on an aggregate basis with respect to any applicable Class of Term Loans and Term Commitments in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000 in the case of Term Loans and Term Commitments denominated in Dollars or €1,000,000 in the case of Term Loans and Term Commitments denominated in Euros or (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, in each case unless each of the Borrower and the Administrative Agent otherwise consent;

(B)              any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (or €3,500 in which the Class of Loans or Commitments being assigned is denominated Euros) (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)              the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

259

(iii)             Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the US a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations to repay such Loans and LC Disbursements in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(v)                Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any Tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)              By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the

260

other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (1) an Eligible Assignee and (2) not a Disqualified Institution or an Affiliate of any Disqualified Institution, legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                (i) Any Lender may, without the consent of the Borrower (solely in the case of participations in any Lender’s rights and obligations with respect to the Term Loans), the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any Eligible Assignee (other than to any Disqualified Institution or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the final paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of the Borrower’s respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided, that it is understood and agreed that the consent of the Borrower will be required for any participation of any rights or obligations (including any Loan or Commitment of any Lender under or in respect of any Revolving Facility; provided, further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in the case of any such sale of a participation in a Revolving Facility, the Lender shall notify the Borrower and the Sponsor in writing no less than five (5) Business Days in advance thereof. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b); it being

261

understood and agreed that no Lender may enter into any agreement or other arrangement with any Participant that provides such Participant with the right to agree to or approve (or direct such Lender to agree, approve, consent or not to agree, approve or consent) any other amendment, modification or waiver in respect of any Loan Document, and any such agreement or arrangement shall be deemed to be null and void and of no force or effect. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent. To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)               No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation or makes a grant to an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant/SPC Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant/SPC Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the Treasury Regulations (or any amended or successor version) or any other applicable section of the Code or Treasury Regulations. The entries in the Participant/SPC Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant/SPC Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant/SPC Register.

(d)                (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)               No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution.

262

(e)                Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the US or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)                 (i) Any assignment, participation, entry into an Obligations Derivative Instrument or pledge by a Lender (A) to or with any Disqualified Institution or (B) in the case of any assignment and/or participation to any Person, without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 9.05 (and, if applicable, not deemed to have been given pursuant to Section 9.05(b)(i)(A)), in each case, shall be null and void unless, solely in the case of any assignment, solely to the extent that there has been any subsequent assignment by a Disqualified Institution or any such other Person to an Eligible Assignee that complies with the requirements of Section 9.05(b), in which case such subsequent assignment will be deemed to be a valid and enforceable assignment for the purposes hereof; and Holdings and the Borrower shall each be entitled to seek specific performance to unwind any such assignment, participation, Obligations Derivative Instrument or pledge and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that the Borrower, Holdings and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment or participation to a Disqualified Person, any entry into any Obligations Derivative Instrument with any Disqualified Person, the pledge or assignment of any security interest in any Loan or Commitment to a Disqualified Person and/or any

263

assignment or participation of, or pledge or assignment of a security interest in, any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. The Administrative Agent may make the list of Disqualified Institutions available on a confidential basis in accordance with Section 9.13 to any Lender who specifically requests a copy thereof, and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant or counterparty to any Obligations Derivative Instrument who agrees to keep such list confidential in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(ii)               If any assignment or participation under this Section 9.05 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Competitor Debt Fund Affiliate) and/or any other Person to whom the Borrower’s consent is required but not obtained, in each case, without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loan, held by such Disqualified Person, purchase such Term Loan by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loan, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit and Swingline Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.16 if any EURIBOR Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 calendar days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of their respective subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(e). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority of Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender

264

to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons (1) in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and/or (2) for purposes of any matter requiring the consent of each Lender or each affected Lender and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii)             Notwithstanding anything to the contrary herein, each of Holdings, the Borrower and each Lender acknowledges and agrees that the Administrative Agent (in its capacity as such) shall not (x) have any liability with respect to or arising out of any assignment or participation of commitments and/or Loans to any Disqualified Institution or Affiliated Lender (regardless of whether the consent of the Administrative Agent is required thereto) or (y) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or an Affiliated Lender and none of the Borrower, any Lender or any of their respective Affiliates will bring any claim to that effect.

(g)                Notwithstanding anything to the contrary contained herein, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender on a non-pro rata basis, without the consent of the Administrative Agent (it being understood and agreed that, to the extent any such Term Loans or Term Commitments are cancelled, such cancellation shall not constitute any voluntary or mandatory prepayment of the Term Loans of the applicable Class or voluntary or mandatory cancellation of the Term Commitments of the applicable Class); provided, that:

(i)                 any Term Loan acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof and any Term Commitments acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall be immediately terminated; provided, that upon any such retirement and cancellation of any Term Loans, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)               any Term Loan and Term Commitments acquired by any Non-Debt Fund Affiliate (other than Holdings, the Borrower or any of its Restricted Subsidiaries) may (but shall not be required to) be contributed to Holdings, the Borrower or any of their subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution and any such Term Commitments shall be immediately terminated); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of the relevant Class of Term Loans so contributed and cancelled;

265

(iii)             the relevant Affiliated Lender and assigning or purchasing, as applicable, Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)              subject to Section 9.05(f)(ii), after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 30% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellation thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender)); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void (except to the extent such excess amount is subsequently assigned to a Person that is not an Affiliated Lender);

(v)                in connection with any assignment effected pursuant to a privately negotiated transaction, Dutch Auction and/or other purchase consummated by the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loan to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such other purchase, as applicable; and

(vi)              by its acquisition of Term Loans and Term Commitments, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)              subject to clause (iv) above, the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payment in which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)              such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative

266

Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii)            no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii)          in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender (in its capacity as a Lender) in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a pro rata basis through privately negotiated transactions or Dutch Auctions open to all applicable Lenders in accordance with customary procedures or (y) on a non-pro rata basis through other purchases (including, for the avoidance of doubt, negotiated transactions) without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loan and/or Commitments that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Loan acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loan so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

All requests for assignment or participation of any Loans or Commitments, to the extent required hereunder, shall be delivered to the Borrower and the Administrative Agent shall use commercially reasonable efforts to cause such requests to be concurrently delivered to the Persons designated by the Sponsor whose contact details are set forth on Schedule 9.01.

Section 9.06            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and

267

the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement (if applicable) and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed that, subject to any Requirement of Law, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Loan Document shall be deemed to include any Electronic Signature, delivery or the keeping of any record in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state laws based on the Uniform Electronic Transactions Act.

Section 9.08            Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09            Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, upon the written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender, respectively, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. The Administrative Agent shall promptly notify the Borrower and any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application, as applicable; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent

268

under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have. For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include the Swingline Lender.

Section 9.10            Governing Law; Jurisdiction; Consent to Service of Process.

(a)                THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, THE BORROWER OR ITS AFFILIATES HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE CLOSING DATE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE CLOSING DATE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF THE LAWS WHICH GOVERN THE ACQUISITION AGREEMENT REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)                EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY US FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCEPT AS OTHERWISE PROVIDED IN ANY APPLICABLE COLLATERAL DOCUMENT) AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)                EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

269

ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)                TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13            Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed:

(a)                to its Representatives, its Affiliates and to its Affiliates’ Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution,

270

(b)                to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment),

(c)                upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent practicable and permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment),

(d)                to the extent provided by or on behalf of the Borrower to the Administrative Agent for distribution to the Issuing Banks and/or Lenders, by the Administrative Agent to any Lender or Issuing Bank party to this Agreement, as applicable,

(e)                subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution and/or any Person to whom the Borrower has, at the time of disclosure, affirmatively declined to consent to any assignment or participation), (ii) any pledgee referred to in Section 9.05 and (iii) other than any Disqualified Institution, any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party,

(f)                 subject to the Borrower’s prior approval of the information to be disclosed, (i) to Moody’s, S&P or Fitch on a confidential basis in connection with obtaining or maintaining ratings required under Section 5.13 or (ii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, solely for the purpose of obtaining league table credit,

(g)                [reserved],

(h)                to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, and

(i)                 with the prior written consent of the Borrower.

For purposes of this Section, “Confidential Information” means all information provided by or on behalf of the Borrower relating to Holdings, the Borrower and/or any of its Affiliates, subsidiaries and their respective businesses or the Transactions, including any trade secrets or other proprietary information of Holdings and/or any of its Affiliates, subsidiaries and their respective businesses (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective

271

Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank or Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its subsidiaries. The existence of this Agreement (but not the terms hereof), the existence of the Credit Facilities (but not the terms thereof), generic information regarding the Credit Facilities (but not any other Confidential Information) may be disclosed by the Administrative Agent to market data collectors and other similar service providers to the lending industry and to service providers to the Administrative Agent in connection with the administration of the Credit Facilities. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is a Disqualified Institution at the time of disclosure. Notwithstanding anything to the contrary herein, each of Holdings, the Borrower and each Lender agrees that the Administrative Agent (in its capacity as such) shall not have any liability with respect to or arising out of any disclosure by any Lender or any Issuing Bank of Confidential Information to any Disqualified Institution.

Section 9.14            No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (solely for purposes of this paragraph, each a “Lender Party”), may have economic interests that conflict with those of the Loan Parties, their equityholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its respective equityholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender Party, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective equityholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its respective equityholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, equityholders, creditors or any other Person and (iii) it hereby waives any claims against any of the Lender Parties for breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15            Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16            USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation.

272

Section 9.17            Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent, each Arranger and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18            Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20            Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

Section 9.21            Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty and any Lien granted by such Subsidiary Guarantor pursuant to any Collateral Document shall be automatically released) (i) upon the consummation of any transaction or series of related transactions not prohibited hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder), (ii) upon the occurrence of the Termination Date and/or (iii) with respect to any Discretionary Guarantor, upon notice by the Borrower to the Administrative Agent at any time as a result of a single transaction or series of related transactions not prohibited hereunder, (b) any Subsidiary Guarantor that meets the definition of an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Borrower; provided that no Subsidiary Guarantor shall be automatically released from its Guaranty hereunder solely by virtue of such Restricted Subsidiary becoming an Excluded Subsidiary pursuant to clause (a)(x) of the definition of Excluded Subsidiary as a result of the Disposition of any Capital Stock issued by such Subsidiary Guarantor to an Affiliate of the Borrower (other than (I) the Borrower or any Subsidiary of the Borrower or (II) a bona fide joint venture) if (i) the sole purpose of such Disposition of Capital Stock (as solely determined by the

273

Borrower in good faith) is to adversely affect the Secured Parties’ interests in the Guarantee and Collateral as a result of the release of such Subsidiary Guarantor pursuant to this Section 9.21(b) in connection with such Subsidiary Guarantor becoming an Excluded Subsidiary pursuant to clause (a)(x) of the definition of Excluded Subsidiary (and, for the avoidance of doubt, not for any bona fide business purpose (including any related bona fide business purpose) (as solely determined by the Borrower in good faith)), (ii) such Subsidiary Guarantor does not otherwise constitute an Excluded Subsidiary (other than solely pursuant to clause (a)(x) of the definition of Excluded Subsidiary), (iii) the sole reason that such Subsidiary Guarantor constitutes an Excluded Subsidiary pursuant to clause (a)(x) thereof is as a result of the Disposition of its Capital Stock to an Affiliate (other than (I) the Borrower or any Subsidiary of the Borrower or (II) a bona fide joint venture) (as solely determined by the Borrower in good faith) and (iv) such Disposition was not consummated for fair market value and (c) Holdings shall be released from its obligations under its Loan Guaranty and the other Loan Documents upon the consummation of an IPO of the Borrower. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.22            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23            Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

274

(a)                such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)                the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)                (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)                such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.24            Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a

275

separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Requirements of Law).

Section 9.25            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivative Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the US or any other state of the US): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the US or a state of the US. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the US or a state of the US. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26            Erroneous Payments.

(a)                Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.26(a) shall be conclusive, absent manifest error.

276

(b)                Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)                Each party hereto agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount, (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except to the extent such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received from the Borrower or any other Loan Party for the purpose of prepaying, repaying, discharge or otherwise satisfying such Obligations and (z) this Section 9.26 shall not in any way increase the Obligations owed by the Borrower or any other Loan Party under the Loan Documents.

(d)                Each party’s obligations under this Section 9.26 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.27            Swiss Limitations. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations of a Swiss Loan Party and the rights of the Administrative Agent under this Agreement or such other Loan Document are subject to the following limitations:

(a)                If and to the extent a Swiss Loan Party becomes (directly or indirectly) liable under this Agreement or any other Loan Document for obligations of any other Loan Party (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under Swiss corporate law then applicable, such Swiss Loan Party’s aggregate liability for Restricted Obligations under the Agreement shall be limited to the maximum amount permitted by law at the time the Swiss Loan Party is required to perform Restricted Obligations under the Loan Documents (the “Freely Disposable Amount”).

(b)                Such limitation shall not free the Swiss Loan Party from its obligations in excess of the Freely Disposable Amount but merely postpone the performance date thereof until such times when the Swiss Loan Party has again freely disposable equity and if and to the extent such freely disposable equity is available.

277

(c)                The Swiss Loan Party shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation:

(i)                 the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Document,

(ii)               the provision of an audited interim balance sheet,

(iii)             the provision of a confirmation from the auditors of the Swiss Loan Party that a payment of the Swiss Loan Party under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment of amounts owed by the Swiss Loan Party under the Loan Documents as well as the performance by the Swiss Loan Party of other obligations under the Loan Documents.

(d)                If so required under applicable law (including tax treaties) at the time it is required to make a payment under any Loan Document, the Swiss Loan Party:

(i)                 shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)               shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to (d) (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (d) (i) above applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)             shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(e)                In the case of a deduction of Swiss Withholding Tax, the Swiss Loan Party shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i)                 request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)               pay to the Administrative Agent upon receipt any amount so refunded.

(f)                 The Administrative Agent shall co-operate with the Swiss Loan Party to secure such refund.

(g)                If a refund is made to a Lender, such Lender shall transfer the refund so received, after the deduction of costs, to the Swiss Loan Party, subject to any right of set-off of such Lender pursuant to this Agreement.

278

Section 9.28            Use of Proceeds in Switzerland.

Each Swiss Loan Party shall ensure that no proceeds received under this Agreement will be directly or indirectly used in Switzerland in a manner which would constitute a (harmful) “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz), as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a tax ruling countersigned by the Swiss Federal Tax Administration has been obtained confirming that the intended “use of proceeds in Switzerland” will not result in Swiss Withholding Tax being imposed in respect of any interest payments in connection with this Agreement.

Section 9.29            Waiver of Jersey Customary Law Rights. Without limitation to the preceding and without prejudice to the generality of any waiver granted in each Loan Document, each Jersey Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a)                whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against that Jersey Guarantor in respect of the obligations or liabilities assumed by that Jersey Guarantor under any document, including without limitation under any Loan Document; and

(b)                whether by virtue of the droit de division or otherwise to require that any liability under any document, including without limitation any Loan Document, be divided or apportioned with any other person or reduced in any manner whatsoever.

Section 9.30            Borrower Communications. The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(a)                Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(b)                THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF

279

THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(c)                Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(d)                Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document

Section 9.31            Intercreditor Agreements. REFERENCE IS MADE TO THE FIRST LIEN INTERCREDITOR AGREEMENT. EACH LENDER AND EACH ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH APPLICABLE INTERCREDITOR AGREEMENT AS “FIRST LIEN AGENT” (OR EQUIVALENT) AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.31 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND EACH ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS AND/OR HOLDER OF ANY INDEBTEDNESS SUBJECT TO ANY INTERCREDITOR AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS AND/OR HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH APPLICABLE INTERCREDITOR AGREEMENT.

[Signature Pages Follow]

280

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEACH ACQUISITION BIDCO, LLC, as Borrower

By:	/s/ John Vandemore
Name:	John Vandemore
Title:	Chief Financial Officer and Treasurer

BEACH ACQUISITION MIDCO, LLC, as Holdings

By:	/s/ John Vandemore
Name:	John Vandemore
Title:	Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Swingline
Lender, an Issuing Bank and as a Lender

By:	/s/ Rohan Bhatia
Name:	Rohan Bhatia
Title:	Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as an Issuing Bank and as a Lender

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Director

[Signature Page to Credit Agreement]

MUFG Bank, Ltd.,
as an Issuing Bank and as a Lender

By:	/s/ Lorcan McGrath
Name:	Lorcan McGrath
Title:	Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as an Issuing Bank and as a Lender

By:	/s/ Ali Mehdi
Name:	Ali Mehdi
Title:	Managing Director

By:	/s/ Alexis Venouil
Name:	Alexis Venouil
Title:	Vice President

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc.,
as an Issuing Bank and as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

Bank of China, Los Angeles Branch,
as an Issuing Bank and as a Lender

By:	/s/ Peng Li
Name:	Peng Li
Title:	SVP & Branch Manager

[Signature Page to Credit Agreement]

Goldman Sachs Lending Partners, LLC,
as an Issuing Bank and as a Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH,
as an Issuing Bank and as a Lender

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Director

By:	/s/ Larcy Naval
Name:	Larcy Naval
Title:	Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as an Issuing Bank and as a Lender

By:	/s/ Victoria Roberts
Name:	Victoria Roberts
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as an Issuing Bank and as a Lender

By:	/s/ David Tuder
Name:	David Tuder
Title:	Managing Director

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as an Issuing Bank and as a Lender

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

By:	/s/ Ryan Peters
Name:	Ryan Peters
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Albert Sutton
Name:	Albert Sutton
Title:	Vice President

[Signature Page to Credit Agreement]

Royal Bank of Canada,
as an Issuing Bank and as a Lender

By:	/s/ Emily Grams
Name:	Emily Grams
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ING Capital LLC,
as an Issuing Bank and as a Lender

By:	/s/ Michael Bieber
Name:	Michael Bieber
Title:	Managing Director

By:	/s/ Robert Schantz
Name:	Robert Schantz
Title:	Director

[Signature Page to Credit Agreement]

HSBC Bank USA, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Michael P Righi
Name:	Michael P Righi
Title:	Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Teddy Koch
Name:	Teddy Koch
Title:	Managing Director

[Signature Page to Credit Agreement]

Truist Bank,
as an Issuing Bank and as a Lender

By:	/s/ Alysa Trakas
Name:	Alysa Trakas
Title:	Director

[Signature Page to Credit Agreement]

BANK OF MONTREAL,
as an Issuing Bank and as a Lender

By:	/s/ Lindsay Goetz
Name:	Lindsay Goetz
Title:	Managing Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as an Issuing Bank and as a Lender

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

By:	/s/ Suzan Onal
Name:	Suzan Onal
Title:	Director

[Signature Page to Credit Agreement]

Canadian Imperial Bank of Commerce,
as an Issuing Bank and as a Lender

By:	/s/ Marc Mainelli
Name:	Marc Mainelli
Title:	Authorized Signatory

By:	/s/ Pallavi Nanda
Name:	Pallavi Nanda
Title:	Executive Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Alan Rwambuya
Name:	Alan Rwambuya
Title:	Managing Director

[Signature Page to Credit Agreement]

The Huntington National Bank,
as an Issuing Bank and as a Lender

By:	/s/ Alan DeKeukelaere
Name:	Alan DeKeukelaere
Title:	Senior Vice President

[Signature Page to Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as an Issuing Bank and as a Lender

By:	/s/ Bruno Pezy
Name:	Bruno Pezy
Title:	Managing Director

By:	/s/ David Sharp
Name:	David Sharp
Title:	Managing Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Curtis Baker
Name:	Curtis Baker
Title:	Managing Director

[Signature Page to Credit Agreement]